UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934 (RULE 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
MINRAD INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Minrad International, Inc.

	(2)	Aggregate number of securities to which transaction applies:

49,302,462 shares of common stock and secured convertible notes with an aggregate outstanding principal balance of $40,000,000.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Per unit price is not applicable; consideration consists of $5,916,295.44 payable in cash to holders of common stock ($0.12 per share merger consideration multiplied by 49,302,462 shares of common stock) and $30,840,704.56 payable in cash to holders of secured convertible notes.

	(4)	Proposed maximum aggregate value of transaction:

$36,757,000.00

	(5)	Total fee paid:

$1,444.55

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MINRAD INTERNATIONAL, INC.
50 Cobham Drive
Orchard Park, New York 14127
(716) 855-1068

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Minrad International, Inc.:

On December 22, 2008, we entered into an agreement and plan of merger with Piramal Healthcare, Inc. (“Piramal”), Mayflower Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Piramal, and Piramal Healthcare Limited (“Piramal India”), a company listed in India on the National Stock Exchange. If the merger is completed, Minrad International, Inc. (“Minrad International”) will become a wholly-owned subsidiary of Piramal and holders of Minrad International common stock will receive $0.12 in cash for each share of Minrad International common stock they own at the effective time of the merger.

In connection with our merger agreement with Piramal, we will hold a special meeting of Minrad International stockholders on February 27, 2009 at 10 a.m. local time, at our corporate headquarters at 50 Cobham Drive, Orchard Park, New York 14127. Stockholders of Minrad International will be asked at the special meeting to consider and vote upon the adoption of the merger agreement.

After careful consideration, the board of directors of Minrad International has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Minrad International and its stockholders. Accordingly, the board of directors of Minrad International recommends that you vote “FOR” the adoption of the merger agreement. We are also asking you to vote “FOR” any proposal by Minrad International’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The merger cannot be completed unless stockholders holding a majority of the outstanding shares of Minrad International common stock at the close of business on the record date for the special meeting vote “FOR” the adoption of the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other specified closing conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement carefully and in its entirety, because it explains the proposed merger, the documents related to the merger and other related matters.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instructions furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the proposal to adopt the merger agreement.

Thank you for your continued support.

Sincerely,

/s/  David DiGiacinto
David DiGiacinto
President and Chief Executive Officer

This proxy statement is dated January 28, 2009, and was first mailed to stockholders of Minrad International on or about January 28, 2009.

MINRAD INTERNATIONAL, INC.
50 Cobham Drive
Orchard Park, New York 14127
(716) 855-1068

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON February 27, 2009

To the Stockholders of Minrad International, Inc.:

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Minrad International, Inc., a Delaware corporation, will be held on February 27, 2009 at 10 a.m. local time at our corporate headquarters at 50 Cobham Drive, Orchard Park, New York 14127, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 22, 2008, by and among Piramal Healthcare, Inc., Mayflower Acquisition Corp., Minrad International, Inc. (“Minrad International”) and, with respect to only certain sections of the agreement, Piramal Healthcare Limited;

2. To consider and vote upon any proposal by Minrad International’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement; and

3. To transact any other matters as may properly come before the special meeting and any adjournment or postponement of the special meeting.

The board of directors of Minrad International has approved the merger agreement and recommends that Minrad International stockholders vote “FOR” the adoption of the merger agreement. The board of directors of Minrad International also recommends that Minrad International stockholders vote “FOR” any proposal by Minrad International’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The close of business on January 27, 2009, is the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of shares of Minrad International common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, Minrad International had 49,302,462 shares of common stock outstanding and entitled to vote.

Your vote is very important, regardless of the number of shares you hold. The affirmative vote of the holders of a majority of the outstanding shares of Minrad International common stock at the close of business on the record date is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend and that the presence of a quorum may be assured. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the proposal to adopt the merger agreement.

Minrad International stockholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the adoption of the merger agreement may have appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger if they meet specified conditions. See the section of this proxy statement titled “The Merger — Appraisal Rights” beginning on page 41.

This proxy statement contains detailed information about the merger and the other transactions contemplated by the merger agreement. Please read this proxy statement and the merger agreement attached to it as Appendix A carefully and in their entirety. For specific instructions on how to vote your shares, please refer to the section of this proxy statement titled “The Special Meeting” beginning on page 15.

By Order of the Board of Directors,

/s/ David DiGiacinto
David DiGiacinto
President and Chief Executive Officer

Orchard Park, New York
January 28, 2009

SUMMARY

This summary highlights selected information from this proxy statement relating to the merger. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which we have referred you. In particular, you should read the Appendices attached to this proxy statement, including the Agreement and Plan of Merger, dated as of December 22, 2008, by and among Piramal, Merger Sub, Minrad International and, with respect to only certain sections of the agreement, Piramal India, which is attached as Appendix A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies (Page 18)

Minrad International, Inc.
50 Cobham Drive
Orchard Park, New York 14127
Telephone: (716) 855-1068

Minrad International, Inc. is an interventional pain management company with real-time image guidance, anesthesia and analgesia, conscious sedation product lines. The real-time image guidance products facilitate minimally invasive surgery especially for pain management and have broad applications in orthopedics, neurosurgery, and interventional radiology. These devices enable medical professionals to improve the accuracy of interventional procedures and reduce radiation exposure. We also manufacture and market generic inhalation anesthetics for use in connection with human and veterinary surgical procedures. We are developing a drug/drug delivery system for conscious sedation, which, similar to nitrous oxide in dental surgery, provides a patient with pain relief without loss of consciousness.

Piramal Healthcare Limited
Piramal Tower
Ganpatrao Kadam Marg,
Lower Parel,
Mumbai 400 013
India
Telephone: 91-022-3046 6660

Piramal Healthcare Limited is one of India’s largest pharmaceutical companies. Piramal India is currently ranked fourth in the Indian market with a diverse product portfolio spanning nine therapeutic areas. Piramal India is also one of the largest custom manufacturing companies with a global footprint of assets across Asia, Europe and North America.

Piramal Healthcare, Inc.
379 Thornall Street
Edison, New Jersey 08837
Telephone: (732) 549-9451

Piramal Healthcare, Inc. is a Delaware corporation and a wholly-owned subsidiary of Piramal India. Piramal exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement, the senior credit agreement and related documents.

Mayflower Acquisition Corp.
c/o Piramal Healthcare, Inc.
379 Thornall Street
Edison, New Jersey 08837
Telephone: (732) 549 9451

Mayflower Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of Piramal. Merger Sub exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement. Merger Sub’s principal executive offices and telephone number are the same as those of Piramal.

For more information about Minrad International, Piramal, Piramal India and Merger Sub, see the section titled “The Companies” beginning on page 18.

The Merger (Page 19)

General Description of the Merger (Page 19)

Pursuant to the merger agreement, Merger Sub will be merged with and into Minrad International, with Minrad International continuing as the surviving company in the merger (the “surviving corporation”). Immediately following the merger, the surviving corporation will be a privately-held company and a subsidiary of Piramal. See the section titled “The Merger — General Description of the Merger” beginning on page 19.

Effect on Our Securities (Page 19)

Common Stock.  If the merger is completed, our stockholders will receive $0.12 in cash for each share of our common stock that is owned immediately prior to the effective time of the merger.

Stock Options.  At or immediately prior to the effective time of the merger, we are required to obtain any consents necessary to reflect the cancellation of all outstanding options to acquire our common stock that are held by any member of our board of directors or any of our officers and take all appropriate actions (which may include payment of nominal consideration) to effect the cancellation of all existing stock options that are by their terms or applicable law subject to cancellation upon the merger. With respect to existing stock options that are not held by members of our board of directors or officers, and are not subject to cancellation by their terms or applicable law, we shall use our reasonable best efforts, subject to certain limitations, to obtain the consent of the holders of such stock options to their cancellation at or immediately prior to the effective time of the merger.

Warrants.  At or immediately prior to the effective time of the merger, we shall use our reasonable best efforts to obtain any consents necessary so that substantially all warrants to purchase shares of our common stock that are outstanding immediately prior to the effective time of the merger shall be canceled in exchange for the right to receive an amount in cash without interest in respect thereof equal to the product of the excess, if any, of $0.12 over the per share exercise or purchase price of each such existing warrant and the number of shares subject to such existing warrant.

Notes.  At the effective time of the merger, Piramal shall purchase 100% of the convertible secured notes issued by Minrad International on May 6, 2008 in the original principal amount of $40 million (the “Notes”) for a purchase price of $30,840,704.56.

See the sections titled “Agreement and Plan of Merger — Effect on Minrad International Securities” beginning on page 19.

The Special Meeting (Page 15)

Date, Time and Place.  A special meeting of our stockholders will be held at our corporate headquarters at 50 Cobham Drive, Orchard Park, New York 14127, on February 27, 2009, at 10 a.m., local time.

Purpose.  The purpose of the special meeting is to consider and vote upon:

•	a proposal to adopt the merger agreement; and

•	a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on January 27, 2009, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were shares of our common stock outstanding and entitled to be voted at the special meeting.

Quorum.  In order to constitute a quorum and to transact business at the special meeting, a majority of the outstanding shares of our common stock entitled to vote on the record date must be represented at the special meeting, either in person or by proxy. Shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Vote Required.  The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Voting by Directors, Executive Officers and Certain Stockholders; Voting Agreement.  As of the record date, all of the members of our board of directors and executive officers and their affiliates owned approximately 5% of the shares of our common stock entitled to vote at the special meeting. In connection with the merger agreement, certain members of our board of directors and our executive officers, in their capacities as our stockholders, have entered into a voting agreement with Piramal pursuant to which each of those stockholders agreed, among other things, to vote the shares of our common stock over which that stockholder exercises voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of 9,900,464 shares of our common stock as of January 27, 2009, the record date for the special meeting, which constitutes approximately 20% of the shares of our common stock outstanding on that date. See the section titled “Other Agreements Entered into in Connection with the Merger — Voting Agreement” beginning on page 57, as well as the form of voting agreement attached hereto as Appendix B.

See the section titled “The Special Meeting” beginning on page 15.

Reasons for the Merger (Page 34)

In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of positive factors supporting the decision to approve the merger and enter into the merger agreement, including, but not limited to, the following factors:

•	The critical cash flow crisis that confronted us, which was due to a number of factors including, but not limited to, the default by RxElite, Inc. (“RxElite”), a former distributor of anesthetic products sold by us, in paying for our products and the international financial crisis that limited new sources of financing;

•	Our prospects, including the serious risks associated with carrying out our business plan(s) as an independent company, to improve production efficiency, develop new anesthetics distribution in the U.S. and develop new product (in the absence of adequate financing);

•	The significant likelihood that we would have to file for bankruptcy protection, liquidate or take similar action, in the absence of the Piramal merger transaction and the related bridge financing;

•	The fact that the Piramal offer does not include a financing contingency;

•	The fact that the special committee appointed by our board of directors (the “Special Committee”) and the board of directors have been advised by Lehman Brothers Inc. (“Lehman”) and the process engaged in by Lehman and then Barclays Capital Inc. (“Barclays Capital”), its successor, on the board of directors’ behalf to solicit interest from potential industry and financial buyers had brought forth very few potentially interested parties, and none that were willing to proceed toward negotiating an acquisition agreement after even limited due diligence;

•	The fact that the aggregate merger consideration offered by Piramal provides some money to the holders of our common stock;

•	The fact that the holders of the Notes (the “Noteholders”) have agreed to accept substantially less than what the Notes provide for in the event of a sale of us (approximately $30.8 million instead of $40 million plus a redemption premium of $8 million);

•	The immediate availability, the amount and the terms of the bridge loan from Piramal; and

•	The fact that the material terms of the proposed merger agreement, taken as a whole, were as favorable as, or more favorable than, those found in comparable acquisition transactions. In that regard, although limited by the deal terms imposed by Piramal, we have certain rights to terminate the merger agreement, subject to the payment of certain termination fees, if a higher offer is made after the announcement of the merger with Piramal.

The board of directors also considered potential drawbacks or risks relating to the merger, including, but not limited to:

•	The merger agreement and related transaction documents, taken as a whole, restrict the board of directors’ ability to actively solicit competing bids and may deter potential third party acquirors. These restrictive terms include, among others, (A) a non-solicitation covenant; (B) the obligation to pay a termination fee of $1.2 million (3% of the aggregate transaction consideration) plus Piramal India’s expenses ($1.2 million) if we accept a higher offer; (C) the terms of the bridge loan, including control over depository accounts and the requirement that we would also be required to pay the bridge loan if we accept a higher offer, together with a 20% payment fee on the bridge loan (a fee we agreed to in return for Piramal India dropping its requirement that the bridge loan be convertible into shares of our common stock at $0.12 per share); (D) the Noteholders are not required to agree to the same discount against the face value or change of control premium on the Notes if a higher bidder emerges; and (E) the right and obligation of Piramal India to purchase the Notes at the merger closing or if our stockholders fail to adopt the merger agreement, which may make it less likely that the Noteholders would negotiate a reduced redemption price;

•	The conditions to Piramal’s obligation to consummate the merger, and the risk that we may not be able to satisfy all of the conditions;

•	The fact that the Special Committee and the board of directors has not requested and did not receive a written or oral opinion from a financial advisor as to the fairness, from a financial point of view, of the price offered by Piramal to the holders of our common stock;

•	The merger price for the holders of our common stock ($0.12 per share) being barely above the closing price for our common stock on December 16, 2008 ($0.11), the last trading day prior to the meeting of our board of directors to approve the merger agreement and substantially below the highest closing price during the week preceding the board of directors’ vote (approximately $0.25). While the board of directors determined that the preceding week’s heavy trading volume was not related to any positive occurrence or condition relating to our business or the immediate or long term prospects for us, the merger price does not offer any meaningful premium; and

•	The fact that a cash transaction will prevent our stockholders from participating in any value created by the successful execution of our growth plans, and that the gains from the transaction, if any, would be taxable to our stockholders.

See the section titled “The Merger — Recommendation of our Board of Directors” beginning on page 34.

Recommendation of Our Board of Directors (Page 34)

After careful consideration of the factors described in the section titled “The Merger — Recommendation of our board of directors” beginning on page 34 our board of directors recommends that our stockholders adopt the merger agreement.

See the section titled “The Merger — Recommendation of Our Board of Directors” beginning on page 34.

Interests of Our Directors and Executive Officers in the Merger (Page 36)

When considering our board of directors’ recommendation that you vote in favor of the proposal to adopt the merger agreement, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or that are in addition to, your interests. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include the receipt of payments under our Management Incentive and Retention Program (“MIRP”), possible continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies and the receipt of severance benefits in the event of certain terminations on or following the consummation of the merger. You should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement.

See the section titled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 36.

Market Price and Dividend Data (Page 40)

Our common stock is listed on NYSE Alternext US LLC (“NYSE Alternext”) under the symbol “BUF.” On December 22, 2008, the last trading day prior to the public announcement of the merger (the merger was announced after the close of the market on that date), our common stock closed at a price of $0.06 per share. On January 26, 2009, our common stock closed at a price of $0.12 per share.

See the section titled “The Merger — Market Price and Dividend Data” beginning on page 40.

Delisting and Deregistration of Our Common Stock (Page 44)

If the merger is completed, our common stock will no longer be traded on NYSE Alternext and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the Securities and Exchange Commission (“SEC”) with respect to shares of our capital stock.

See the section titled “The Merger — Delisting and Deregistration of Our Common Stock” beginning on page 44.

Agreement and Plan of Merger (Page 46)

Effect on Our Securities (Page 46)

As of the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held in treasury or owned by Piramal, will be cancelled and converted into the right to receive $0.12 in cash.

We are required to obtain the consents and to take the necessary action to cancel all outstanding options to acquire our common stock held by our directors and officers, and options which are cancellable by their terms. We are required to use our reasonable best efforts to obtain the consent of the holders of other stock options to their cancellation, which may involve the payment of nominal consideration.

We are required to use our reasonable best efforts to obtain any consents necessary to cancel any warrants to acquire our common stock in exchange for the right to receive an amount equal to the product of the excess, if any, of $0.12 over the per share exercise price of each such warrant multiplied by the number of shares subject to such warrant.

At the closing of the merger, Piramal has agreed to purchase from the Noteholders our outstanding Notes, which have a current principal balance of $40 million and for which a redemption premium of $8 million would be payable as a result of the merger, for an aggregate purchase price of $30,840,704.56.

See the section entitled “Agreement and Plan of Merger— Effect on Our Securities” beginning on page 46.

Conditions to the Consummation of the Merger (Page 55)

The obligations of each of us, Piramal and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions, which include but are not limited to the following conditions:

•	our stockholders adopting the merger agreement;

•	the absence of legal restraints on the merger;

•	the representations and warranties of each party being true and correct without reference to any qualification as to materiality or material adverse effect, such that the aggregate effect of any inaccuracies in such representations and warranties does not have a material adverse effect on such party;

•	the parties being in material compliance with all covenants to be complied with prior to the closing of the merger; and

•	no material adverse effect with respect to Minrad International having occurred that is continuing.

See the section titled “Agreement and Plan of Merger — Conditions to the Consummation of the Merger” beginning on page 55.

Termination of the Merger Agreement (Page 56)

The merger agreement may be terminated under specified circumstances, including, without limitation, the following circumstances and subject to certain exceptions:

•	by the mutual written consent of us and Piramal;

by us or Piramal if:

•	any governmental entity has issued an order or injunction permanently prohibiting the merger;

•	if the merger has not occurred on or before April 21, 2009;

•	if our stockholders fail to approve the merger agreement at the special meeting of the stockholders or any adjournment or postponement thereof.

by Piramal if:

•	our board of directors has withdrawn or adversely modified its approvals or recommendations of the merger;

•	there has been a breach by us of any representation, warranty, covenant or agreement contained in the merger agreement that has not been cured that would result in a failure of a condition to Piramal’s obligation to close the merger.

by us if:

•	there has been a breach by Piramal or Merger Sub of any representation, warranty, covenant or agreement contained in the merger agreement that has not been cured that would result in a failure of a condition to our obligation to close the merger;

•	we terminate the merger agreement in order to enter into an acquisition agreement for a superior proposal and we pay the termination fee of $1.2 million and out-of-pocket fees and expenses of Piramal of up to $1.2 million; or

•	all of the conditions to Piramal’s obligations to close the merger agreement have been satisfied and Piramal has failed to consummate the merger no later than ten calendar days after the satisfaction of those conditions.

See the section titled “Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 56.

Non-Solicitation Covenant; Change in Board of Directors Recommendation (Page 52)

We have agreed that neither we, any of our affiliates, nor any of our officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, brokers and other agents (our “representatives”), will solicit, initiate or participate in any way in any discussions or negotiations with respect to, or provide any information, or afford any access to our properties, books or records or otherwise take any action to assist or facilitate any acquisition proposal.

Our board of directors has resolved to recommend that our stockholders approve and adopt the merger agreement. We are also required to duly call, give notice of, convene and hold as promptly as practicable a meeting of our stockholders to adopt the merger agreement. Except as described in the section “Agreement and Plan of Merger — Non-Solicitation Covenant; Change in Board of Directors Recommendation”, we have agreed that neither our board of directors nor any of its committees will withdraw or modify in a manner adverse to Piramal this recommendation or propose publicly to approve or recommend an alternative acquisition proposal.

See the section titled “Agreement and Plan of Merger — Non-Solicitation Covenant; Change in Board of Directors Recommendation” beginning on page 52.

If our board of directors decides to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, we can terminate the merger agreement as described in the section titled “Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 52 if we pay Piramal a termination fee of $1.2 million and its out-of-pocket expenses and fees of up to $1.2 million.

Termination Fees (Page 57)

Pursuant to the terms of the merger agreement, we are required to pay Piramal a termination fee of $1.2 million and to reimburse it for its out-of-pocket expenses of up to $1.2 million if, among other things:

•	we terminate the merger agreement in order to enter into an acquisition agreement for a superior proposal in accordance with the terms of the merger agreement; or

•	Piramal terminates the merger agreement because there has been a breach by us of any representation, warranty or obligation contained in the merger agreement which is not cured and that would result in a failure of a condition to Piramal’s and Merger Sub’s obligation to close, and prior to such termination an alternative acquisition proposal shall have been announced or we enter into a definitive agreement with respect to an alternative acquisition proposal within 12 months of the termination.

If the agreement is terminated by Piramal for an unremedied breach of representation, warranty or obligation, but a termination fee is not payable, we will still be obligated to pay their out-of-pocket expenses of up to $1.2 million. We will also pay those expenses if the agreement is terminated because our stockholders fail to approve the merger agreement at the special meeting of stockholders.

Piramal is required to pay us a termination fee of $1.2 million and to reimburse us for our out-of-pocket printing, filing and legal and financial advisory fees of up to $1.2 million if we terminate the agreement after all of the conditions to our obligations to close the merger agreement have been satisfied and Piramal has failed to consummate the merger no later than ten calendar days after the satisfaction of those conditions.

We and Piramal have agreed that the termination fees described above will be the sole and exclusive remedy in the event that any of such termination fees, as applicable, are paid in connection with a termination of the merger agreement for the reasons described therein.

See the section titled “Agreement and Plan of Merger — Termination Fees” beginning on page 57.

Timing of Closing

We intend to work towards closing the merger as promptly as possible. In accordance with the merger agreement, the closing of the merger will occur at a time and date specified by the parties, but unless the parties agree otherwise, in no event later than the second business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement, other than those conditions that by their terms are to be satisfied on the closing date of the merger, but subject to the fulfillment or waiver of such conditions.

Other Agreements Entered into in Connection with the Merger 58

Note Purchase Agreement (Page 58)

In connection with the merger agreement, Piramal entered into a note purchase agreement with the Noteholders in which Piramal agreed to acquire the Notes for an aggregate purchase price of $30,840,704.56 (the “Note Purchase Agreement”). The closing of the acquisition of the Notes will occur at the earliest of:

•	closing of the merger;

•	as soon as practicable but no later than two business days following the satisfaction or waiver of all of the conditions to closing the merger set forth in the merger agreement; or

•	no later than two business days following the date on which our stockholders fail to approve the merger at the special meeting or any reconvened meeting after any adjournment or postponement.

See the section titled “Other Agreements Entered Into in Connection with the Merger — Note Purchase Agreement” beginning on page 58.

Credit Agreement with Piramal (Page 58)

Simultaneously with our entry into the merger agreement, we also entered into a credit agreement with Piramal pursuant to which it loaned us $12 million in order to fund our operations from December 22, 2008 until the effective time of the merger (the “Piramal Loan”). Interest on the loan will be payable at the six-month LIBOR rate plus six percent (6%). Principal and interest for the loan will be payable upon the maturity date, which is the earlier of the 120th day after the closing of the loan or termination of the credit agreement. We must also repay the loan if the merger is not closed. We will generally pay a fee equal to 20% of the loan amount on the maturity date or upon acceleration of the loan. The loan is secured by a lien on substantially all of our and Minrad Inc.’s assets.

See the section titled “Other Agreements Entered Into in Connection with the Merger — Credit Agreement with Piramal” beginning on page 58.

Intercreditor Agreement (Page 58)

As a condition of providing us with the Piramal Loan, Piramal required the Noteholders to enter into an intercreditor agreement. Under the terms of the intercreditor agreement, the Noteholders agreed to subordinate and defer their right to payment of the Notes until the Piramal Loan is paid in full, and to subordinate the liens securing the Notes to the liens securing the Piramal Loan. However, in the event Piramal or Piramal India defaults under the merger agreement in a manner which gives us a right to terminate the merger agreement and the breach is not cured or waived, or if Piramal fails to purchase the Notes in accordance with their Note Purchase Agreement with the Noteholders, the Notes will become senior and Piramal’s right to payment under the Piramal Loan will be subordinated to the rights of the Noteholders and the liens securing the Piramal Loan will be subordinated to the liens securing the Notes.

The Noteholders also agreed to waive certain rights which they had under the agreements relating to the Notes during the period between December 22, 2008 and the earlier of (i) the date of the purchase of the Notes in accordance with the Note Purchase Agreement or (ii) the termination of the merger agreement as a result of a default by Piramal.

See the section titled “Other Agreements Entered Into in Connection with the Merger — Intercreditor Agreement” beginning on page 58.

Consent, Waiver and Forbearance Agreement (Page 59)

Under the terms of the Notes and the security and other documents relating to the Notes, our entry into and performance of the terms of the merger agreement gave the Noteholders certain rights and violated certain covenants of those documents. In addition, we anticipate that between December 22, 2008 and the closing of the merger, certain events of default under the Notes and related documents are likely to occur. As a result, we requested and the Noteholders agreed to enter into a Consent, Waiver and Forbearance Agreement in which they consented to certain actions which we have or will undertake in connection with the merger, and agreed to forbear from exercising rights and remedies available to them as a result of the merger and as a result of events of default that have or may occur from December 22, 2008 until closing of the merger or termination of the Consent, Waiver and Forbearance Agreement.

We agreed, among other things, not to waive any breach of the merger agreement by Piramal or Merger Sub that would give us a right to cancel the merger agreement if such waiver would have an adverse effect on the rights of any Noteholder or to amend any provision to avoid such a breach. We also agreed that we would not terminate the merger agreement by mutual consent with Piramal except on limited and specified conditions.

See the section titled “Other Agreements Entered Into in Connection with the Merger— Consent, Waiver and Forbearance Agreement” beginning on page 59.

Financing of the Merger (Page 36)

As reflected in the merger agreement, the merger is not conditioned upon the ability of Piramal or Merger Sub to obtain financing. Piramal has advised us that, at the effective time of the merger, Piramal and Merger Sub, intend to pay the merger consideration from funds made available by Piramal India.

See the section titled “The Merger — Financing of the Merger” beginning on page 36.

Material U.S. Federal Income Tax Consequences (Page 43)

The exchange of shares of our common stock for cash consideration pursuant to the merger will be a taxable transaction to our stockholders for U.S. federal income tax purposes and possibly state, local and foreign income tax purposes, as well. For U.S. federal income tax purposes, each holder of our common stock who surrenders shares of our common stock for cash in the merger generally will recognize a capital gain or loss equal to the difference, if any, between the cash received and such stockholder’s adjusted tax basis in the shares surrendered. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction).

You should read the section titled “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 43 for a more complete discussion of the federal income tax consequences of the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Regulatory Matters (Page 40)

We believe that the notification and waiting period requirements of the Hart Scott Rodino Act (the “HSR Act”) do not apply to the proposed transaction, and that we are not required to make any filings with the Antitrust Division of the Department of Justice (the “Antitrust Division”), or the Federal Trade Commission (the “FTC”). However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the consummation of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Piramal, Minrad International or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Piramal, Minrad International and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws.

Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

We believe we are not required to make any other filings nor obtain any other material governmental consents or approvals before the parties’ completion of the merger. If any such other approvals, consents or filings are required to consummate the merger, we have agreed to seek or make such consents, approvals or filings.

See the section titled “The Merger — Regulatory Matters” beginning on page 40.

Appraisal Rights (Page 41)

Under Delaware law, our stockholders who do not wish to accept the $0.12 per share cash consideration for each share of common stock payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $0.12 per share in cash for each share of common stock. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

Merely voting against the adoption of the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a proxy submitted to us not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of such a proxy will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal.

See the section titled “The Merger — Appraisal Rights” beginning on page 41 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Appendix C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right to appraisal. We encourage you to read these provisions carefully and in their entirety.

Paying Agent (Page 47)

Prior to the effective time of the merger, Piramal will select a paying agent in connection with the merger.

See the section titled “Agreement and Plan of Merger — Procedures for Payment of Merger Consideration” beginning on page 47.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Minrad International, may have regarding the merger and the special meeting of our stockholders, and brief answers to such questions. We urge you to read carefully this entire proxy statement, because the information in this section does not provide all the information that may be important to you with respect to the adoption of the merger agreement. Additional important information is also contained in the appendices to this proxy statement.

Q:	As a Minrad International stockholder, what will I receive upon completion of the merger?

A:	If the merger is completed, you will receive $0.12 in cash for each share of our common stock that you own immediately prior to the effective time of the merger, unless you exercise and perfect your appraisal rights under Delaware law.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement in its entirety, including its appendices, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement.

Q:	How does Minrad International’s board of directors recommend I vote?

A:	At a meeting held on December 17, 2008, our board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of our stockholders and has recommended that our stockholders vote in favor of the merger agreement. This determination was made by a majority vote of our board of directors. Brett Zbar abstained during the vote on the merger due to his relationship with Aisling Capital LLC, a major security holder of Minrad International and an affiliate of one of the Noteholders, and another director was unable to participate in the meeting. Accordingly, the board of directors of Minrad International recommends that you vote “FOR” the adoption of the merger agreement. Our board of directors also recommends that you vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Q:	Who can vote and attend the special meeting?

A:	All stockholders of record as of the close of business on January 27, 2009, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker, bank or nominee, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must request a legal proxy from the broker, bank or nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Q:	May I vote via telephone or the Internet?

A:	No. You may only vote in person or by signing and returning your proxy card.

If your shares are held in “street name” through a broker, bank or nominee, you may vote by completing and returning the voting form provided by your broker, bank or nominee. If your shares are held in your name, you may vote by completing and returning the proxy card to us.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, later-dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card bearing a later date.

Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy; you must vote at the special meeting in order to revoke your earlier proxy. If you have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q:	If my broker, bank or nominee holds my shares in “street name,” will they vote my shares for me?

A:	Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement.

Q:	What happens if I do not vote, even if I attend the special meeting in person or return a proxy card?

A:	The failure to vote, either in person or by proxy, will have the same effect as voting against adoption of the merger agreement. The failure to vote will not affect the outcome of any proposal by our board of directors to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal.

Q:	Is the merger expected to be taxable to me for U.S. federal income tax purposes?

A:	Generally, yes. The receipt of cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration received for each share and your adjusted tax basis in that share. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction).

You should read the section titled “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 43 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Q:	Should I send in my Minrad International stock certificates now?

A:	No. Promptly after the merger is completed, each holder of record immediately prior to the effective time of the merger will be sent a letter of transmittal and written instructions for exchanging share certificates for the cash merger consideration. These instructions will tell you how and where to send in your certificates or how to transfer ownership of book-entry shares, as applicable, for the cash merger consideration. You will receive your cash payment after the paying agent receives your stock certificates or a confirmation of a book-entry transfer by The Depository Trust Company, as applicable, and any other documents requested in the instructions. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND YOUR CERTIFICATES IN NOW.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger promptly. We currently expect the merger to be completed in the first calendar quarter of 2009, subject to obtaining stockholder approval and satisfying all the other closing conditions contained in the merger agreement.

Q:	Am I entitled to appraisal rights?

A:	Under Delaware law, holders of our common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures summarized in this proxy statement. For additional information about appraisal rights, see the section titled “The Merger — Appraisal Rights” beginning on page 41.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Minrad International, Inc.
50 Cobham Drive
Orchard Park, New York 14127
Attn: David Digiacinto
Telephone Number: (610) 974-9760

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” or the negative of these terms and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. These statements are not guarantees of future performance, involve risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statements.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the occurrence of any event, change or circumstance permitting a party to the merger agreement to terminate the agreement, including, but not limited to:

•	the entry of an order by a governmental entity prohibiting the merger;

•	our stockholders failing to approve the merger agreement at the special meeting; or

•	our board of directors withdrawing its recommendation of the merger or recommending an alternative transaction;

•	the risk that our damages for breaches of the merger agreement, including Piramal’s failure to consummate the merger at a time when all applicable closing conditions have been satisfied, are effectively limited to monetary damages of $1.2 million, a significant portion of which we would expect to use to pay costs and expenses incurred in connection with the merger;

•	our ability to obtain the stockholder approval required for the merger;

•	the timing of the closing of the merger and receipt by stockholders of the merger consideration;

•	whether or not the conditions to the completion of the merger are satisfied and the possibility that the merger will not be completed for any other reason;

•	risks that the proposed transaction disrupts current plans and operations, and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement or pendency of the merger on our customer relationships, operating results and business generally, including any deterioration of our relationships with significant customers, distributors and suppliers;

•	the outcome of any litigation that may be instituted against us or Piramal and others related to the merger;

•	the amount of the costs, fees and expenses and charges related to the merger, including the possibility that the merger agreement may be terminated under circumstances that require us to pay Piramal a termination fee of $1.2 million, up to $1.2 million of Piramal’s out-of-pocket expenses and all amounts due and owing under the bridge loan; and

•	the actual terms of certain financings that will be obtained for the merger.

These and other important factors are detailed in various SEC filings made periodically by us, particularly our latest Annual Report on Form 10-KSB/A filed with the SEC on April 21, 2008 and subsequent Quarterly Reports on Form 10-Q. See the section titled “Where You Can Find More Information” beginning on page 64. Please review such filings and do not place undue reliance on these forward-looking statements.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at our corporate headquarters at 50 Cobham Drive, Orchard Park, New York 14127, on February 27, 2009, at 10 a.m., local time.

Purpose of Special Meeting

At the special meeting, we are asking holders of record of our common stock to consider and vote on the following proposals:

•	the adoption of the Agreement and Plan of Merger, dated December 22, 2008, among Piramal, Merger Sub, Minrad International and with respect to only certain sections of the agreement, Piramal India (see the sections titled “The Merger” beginning on page 19 and “Agreement and Plan of Merger” beginning on page 46); and

•	any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

No other business is currently expected to be presented at the special meeting.

Recommendation of Our Board of Directors

After careful consideration, a majority of our board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of our stockholders and has recommended that our stockholders vote in favor of the merger agreement. Director Brett Zbar abstained during the vote on the merger due to his relationship with Aisling Capital LLC, a major security holder of Minrad International and an affiliate of one of the Noteholders, and another director was unable to participate in the meeting.

Our board of directors recommends that Minrad International stockholders vote “FOR” the proposal to adopt the merger agreement. Our board of directors also recommends that stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Our board of directors will determine whether to make such a proposal to adjourn the special meeting in accordance with its obligations under the merger agreement and its fiduciary duties to our stockholders.

In considering such recommendation, you should be aware that members of our board of directors and our executive officers may have interests in the merger that are different from, or in addition to, those of our stockholders generally. See the section titled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 36.

If your proxy card submitted to us does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Stockholders Entitled to Vote and Record Date; Quorum

Only holders of record of our common stock at the close of business on January 27, 2009, the record date, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, 49,302,462 shares of our common stock were issued and outstanding and held by approximately 2,500 holders of record. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote at the close of business on the record date are represented in person or by proxy.

In the event that a quorum is not present at the special meeting, it is expected that the meeting will be postponed to solicit additional proxies. Holders of record of our common stock at the close of business on the record date are entitled to one vote per share at the special meeting on the proposals to adopt the merger agreement and adjourn the special meeting.

Votes Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. If a stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement.

The affirmative vote of the holders of a majority of the shares of our common stock, present in person or represented by proxy at the special meeting and entitled to vote, is required to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. If a stockholder does not vote, either in person or by proxy, such failure will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If a stockholder abstains from voting, either in person or by proxy, it will count as a vote against any proposal to adjourn the special meeting.

Voting by Minrad International’s Directors, Executive Officers and Certain Stockholders

At the close of business on the record date, all of the members of our board of directors and our executive officers and certain other stockholders who entered into a voting agreement with Piramal owned and were entitled to vote 9,900,464 shares of our common stock, which represented approximately 20% of the shares of our common stock outstanding on that date, approximately 5% of which is owned by officers and directors.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Only shares affirmatively voted for any proposal by our board of directors to adjourn the special meeting, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. If a stockholder abstains from voting, it will effectively count as a vote against the adoption of the merger agreement and a vote against the adjournment of the special meeting. If a stockholder does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement and it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve any such proposal.

Brokers who hold shares in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares for the proposals presented for adoption at the special meeting in the absence of specific instructions from those customers. Any “broker non-votes” would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on a particular proposal. Failing to instruct your broker on how to vote your shares on the proposal to adopt the merger agreement will have the same effect as a vote against such proposal. Failing to instruct your broker on how to vote your shares on any proposal to adjourn the special meeting will have no effect on the outcome of such a proposal, but will reduce the number of votes required to approve that proposal.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with our Secretary a duly executed revocation of proxy bearing a date later than the date of the proxy;

•	submitting a duly completed and executed proxy to our Secretary bearing a later date; or

•	appearing at the special meeting and voting in person; attendance at the special meeting will not in and of itself constitute revocation of a proxy — a stockholder must vote his, her or its shares at the meeting in order to revoke an earlier proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies; Expenses of Solicitation

In addition to solicitation by use of the mail, we have engaged Mackenzie Partners Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting. We have agreed to pay them a retainer of $2,500 toward payment of a final fee which will be a based on actual services provided, not to exceed $10,000. Also, certain of our directors, officers and employees may solicit proxies by personal interview, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs of forwarding proxy and solicitation materials to beneficial owners.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Appraisal Rights

Under Delaware law, holders of our common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for appraisal to us prior to the vote on the adoption of the merger agreement, and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Appendix C to this proxy statement.

See the section titled “The Merger — Appraisal Rights” beginning on page 41.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Minrad International special meeting, please contact:

Minrad International, Inc.
50 Cobham Drive
Orchard Park, New York 14127
Attn: David DiGiacinto
Telephone Number: (716) 855-1068

THE COMPANIES
Minrad International, Inc.
50 Cobham Drive
Orchard Park, New York 14127
Telephone: (716) 855-1068

Minrad International, Inc. is an interventional pain management company with real-time image guidance, anesthesia and analgesia, conscious sedation product lines. The real-time image guidance products facilitate minimally invasive surgery especially for pain management and have broad applications in orthopedics, neurosurgery, and interventional radiology. These devices enable medical professionals to improve the accuracy of interventional procedures and reduce radiation exposure. Minrad International also manufactures and markets generic inhalation anesthetics for use in connection with human and veterinary surgical procedures. The company is developing a drug/drug delivery system for conscious sedation, which, similar to nitrous oxide in dental surgery, provides a patient with pain relief without loss of consciousness. Our common stock trades on NYSE Alternext under the symbol “BUF.” Our principal executive offices are located at 50 Cobham Drive, Orchard Park, New York 14127, and our telephone number is (716) 855-1068. Additional information regarding us can be found at the company’s website, http://www.minrad.com, and is contained in our filings with the SEC. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference. See the section titled “Where You Can Find More Information” beginning on page 64.

Piramal Healthcare Limited
Piramal Tower
Ganpatrao Kadam Marg,
Lower Parel,
Mumbai 400 013
India
Telephone: 91-022-3046 6660

Piramal Healthcare Limited is one of India’s largest pharmaceutical companies. Piramal India is currently ranked fourth in the Indian market with a diverse product portfolio spanning nine therapeutic areas. Piramal India is also one of the largest custom manufacturing companies with a global footprint of assets across North America, Europe and Asia. Piramal India is listed in India on the National Stock Exchange of India Ltd. (Ticker: PIRHEALTH) and the Bombay Stock Exchange Limited (Ticker: 500302). Its principal executive offices are located at Piramal Tower, Ganpatrao Kadam Marg, Lower Parel, Mumbai 400 013, India, and its telephone number is 91-022-3046 6660. Additional information regarding Piramal India can be found on its website, http://www.piramalhealthcare.com. The information provided on its website is not part of this proxy statement and is not incorporated herein by reference.

Piramal Healthcare, Inc.
379 Thornall Street
Edison, New Jersey 08837
Telephone: (732) 549-9451

Piramal Healthcare, Inc. is a Delaware corporation and a wholly-owned subsidiary of Piramal India. Piramal exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement, the senior credit agreement and related documents.

Mayflower Acquisition Corp.
c/o Piramal Healthcare, Inc.
379 Thornall Street
Edison, New Jersey 08837
Telephone: (732) 549 9451

Mayflower Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of Piramal. Merger Sub exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement. Merger Sub’s principal executive offices and telephone number are the same as those of Piramal.

THE MERGER

The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Appendix A to this proxy statement, carefully and in its entirety as the merger agreement, and not this proxy statement, is the legal document that governs the merger.

General Description of the Merger

Pursuant to the merger agreement, Merger Sub will be merged with and into Minrad International, with Minrad International continuing as the surviving company in the merger (the “surviving corporation”). Immediately following the merger, the surviving corporation will be a privately-held company and a subsidiary of Piramal.

Effect on Our Securities

Common Stock

Pursuant to the merger agreement, at the effective time of the merger each outstanding share of common stock (other than stock held in treasury or owned by Piramal or a subsidiary of Piramal or Minrad International) will be converted into the right to receive $0.12 in cash, less any applicable tax withholding.

Stock Options

At or immediately prior to the effective time of the merger, we are required to obtain any consents necessary to reflect the cancellation of all outstanding options to acquire our common stock that are held by any member of our board of directors or any of our officers. In addition, we must obtain any consents necessary and take all appropriate actions (which may include payment of nominal consideration) to effect the cancellation of all existing stock options that are by their terms or applicable law subject to cancellation upon the merger. With respect to existing stock options that are not held by members of our board of directors or officers, and are not subject to cancellation by their terms or applicable law, we shall use our reasonable best efforts to obtain the consent of the holders of such stock options to their cancellation at or immediately prior to the effective time of the merger; provided that we must obtain the prior consent of Piramal before offering any payment of consideration for such cancellation unless the consideration being paid is equal to the excess of $0.12 over the exercise price per share of their option multiplied by the number of shares subject to the option being terminated. None of the options to acquire our stock which are outstanding have an exercise price below $0.12 per share.

Warrants

At or immediately prior to the effective time of the merger, we shall use our reasonable best efforts to obtain any consents necessary so that substantially all warrants to purchase shares of our common stock that are outstanding immediately prior to the effective time of the merger shall be canceled in exchange for the right to receive an amount in cash without interest equal to the product of the excess, if any, of $0.12 over the per share exercise or purchase price of each such existing warrant multiplied by the number of shares subject to such existing warrant. None of the outstanding warrants to acquire our common stock have an exercise price in excess of $0.12 per share.

Notes

At the effective time of the merger, Piramal shall purchase 100% of the Notes for a purchase price of $30,840,704.56.

Background to the Merger

Our management and board of directors have regularly reviewed and assessed competitive factors and market conditions affecting us, our business, and our ability to compete successfully in the inhalation anesthetic business and to develop and bring to market products in the image guidance and conscious sedation fields. As part of this ongoing process, our board of directors and management have reviewed strategic opportunities from time to time, such as acquisitions of other companies or technologies and the possible sale of us or our technology, each with the view towards maximizing stockholder value.

In early 2008, as a result of this activity, as well as Minrad International’s historical financial performance and the challenges associated with Minrad International’s business and status as a small, publicly-traded company, the board of directors began a more proactive review of its strategic alternatives, including the possibility of initiating a process for exploring the possible sale of Minrad International. On March 19, 2008, in response to invitations from the board of directors, representatives of certain investment banks, including Lehman, made presentations to the board of directors, including their assessment of Minrad International’s strategic options, the current market environment and each investment bank’s capabilities to serve as Minrad International’s representative in connection with a comprehensive review of strategic alternatives, including the possible sale of Minrad International. During these presentations, Lehman representatives (as well as other investment bank representatives who made presentations) advised the board of directors that, in order to maximize stockholder value and before actively seeking a buyer, Minrad International should first raise additional capital and use that capital to repay its indebtedness, improve its manufacturing productivity and attempt to achieve one or two profitable fiscal quarters.

On March 20, 2008, the board of directors held a regularly scheduled meeting. After considering its alternatives, the board of directors directed management to explore with Laminar Direct Capital LP (“Laminar”), Minrad International’s senior secured lender, increasing the amount of the Laminar loan by $10 million and to negotiate with Lehman (as well as with an alternative firm) the terms on which Lehman would advise Minrad International in connection with raising additional capital, likely in a private placement of securities. The board of directors also authorized an ad hoc committee of directors to approve an engagement letter with the investment bank selected by management.

On March 24, 2008, the board of directors held a special telephonic board meeting. At that meeting, Mr. David DiGiacinto was elected President and Chief Operating Officer, replacing William H. Burns, Jr., Minrad International’s Chairman, as President.

On March 31, 2008, Minrad International and Lehman executed an engagement letter pursuant to which Lehman agreed to assist Minrad International in raising additional equity and/or debt financing (the “New Financing”).

On April 22, 2008, Minrad International received an unsolicited letter from RxElite in which RxElite expressed its interest in acquiring Minrad International for a price per share in the range of $3.50 to $4.00. This unsolicited expression of interest was contingent upon several conditions, including satisfactory due diligence review, the execution of a mutually satisfactory definitive agreement, financing and the immediate suspension of Minrad International’s proposed New Financing.

On April 24, 2008, the board of directors held a special telephonic meeting to discuss RxElite’s unsolicited expression of interest. Minrad International management and representatives of Lehman and Hodgson Russ LLP, our outside legal counsel (“Hodgson”), were also present. Legal counsel advised the board of directors on its fiduciary duties to Minrad International and our stockholders. Being Minrad International’s exclusive distributor of anesthetic products for human applications in the U.S., RxElite was well known to Minrad International management, including its limited financial resources. RxElite’s ability to complete any such transaction in an acceptable timeframe was viewed as highly unlikely, given both parties’ significant cash constraints. The board of directors reaffirmed its commitment to the New Financing and a delayed sale strategy, and directed management to inform RxElite that Minrad International was not interested in pursuing a transaction at this time.

On April 25, 2008, Mr. Burns sent a letter to RxElite rejecting RxElite’s April 22 proposal and indicating that Minrad International intended to proceed with the New Financing.

On April 29, 2008, RxElite delivered a letter to Minrad International in which it submitted a revised acquisition proposal. The RxElite April 29 proposal indicated a purchase price of $4.00 per share, that the transaction would be financed with backing and an investment from Piramal India and that RxElite would be willing to provide interim financing (as an alternative to the New Financing). The proposal stated that the offer was subject to RxElite’s due diligence review and that the price represented a premium of 69% over the closing price for Minrad International common stock of $2.37 on April 28, 2008.

On May 1, 2008, the board of directors held a special telephonic meeting to consider RxElite’s April 29 proposal. Management and representatives of Lehman and Hodgson were also present. Management and Lehman representatives provided background on Piramal India, an Indian pharmaceutical company whose shares are traded on the Bombay Stock Exchange Limited. After full discussion, the board of directors confirmed its strategy to proceed with the New Financing, the amount and the successful completion of which was then being scheduled for within a few days, and following completion of such financing, to pursue possible strategic alternatives, including a sale of Minrad International. Among other factors, the board of directors considered the company’s critical need for additional cash, the preliminary nature of RxElite’s proposal, the risks that failed discussions would have on our business (without having completed the New Financing), and the fact that the board of directors had not yet had the opportunity to explore other alternatives, including the possibility that an alternative strategic buyer would acquire Minrad International at a higher price.

On May 1, 2008, Mr. DiGiacinto sent a letter to RxElite in which Minrad International rejected RxElite’s April 29 proposal, informed RxElite that it intended to proceed with the New Financing, and also informed RxElite that it was “not shutting the door” to an appropriate transaction in the future.

On May 5, Minrad International entered into agreements to sell, and on May 6, 2008 Minrad International completed a private placement of the Notes to institutional investors. The Noteholders included, among other parties, Aisling Capital II, LP (“Aisling”) and LB I Group, Inc. (“LB I”). Mr. Brett Zbar, one of Minrad International’s directors, is an employee of an Aisling affiliate. LB I was, at that time, an affiliate of Lehman, and Mr. Jeffrey Ferrell was, at that time, an employee of Lehman. Pursuant to the loan documents entered into in connection with the Notes, Jeffrey Ferrell was subsequently appointed to our board of directors as a designee of LB I. From the net proceeds of the New Financing, $16.2 million was used to repay Minrad International’s indebtedness, plus interest and penalties, to Laminar and a significant amount was used to pay overdue accounts payable of Minrad International plus transaction fees.

On May 16, 2008, at the request of Jonathan Houssian, the Chief Executive Officer of RxElite, Mr. DiGiacinto met with Mr. A.G. Piramal, the Chairman of Piramal India, at the Marriott Hotel at the Newark International Airport. At this meeting, Mr. Piramal introduced himself and expressed Piramal India’s strategic interest in acquiring Minrad International. Mr. DiGiacinto gave Mr. Piramal Minrad International’s proposed form of confidentiality agreement (“CDA”). There were no substantive negotiations at this meeting.

On May 20, 2008, Mr. DiGiacinto and Donald Farley, a member of our board of directors, met Mr. Piramal at the Essex House hotel in New York City. At this follow up meeting, Mr. Piramal reiterated Piramal India’s interest in acquiring Minrad International and combining the parties’ pharmaceutical businesses. Messrs. DiGiacinto and Farley informed Mr. Piramal that the board of directors had determined, after consulting with an outside financial advisor, that the merger price in the RxElite April 29, 2008 proposal was not adequate, and that exclusive negotiations with Piramal India were unlikely.

On or about May 23, 2008 the executive committee of the board of directors approved, and on May 28, 2008 Minrad International executed, an engagement letter to retain Lehman as its exclusive financial advisor in connection with its review of strategic alternatives, including the possible sale of Minrad International.

On May 30, 2008, Piramal India delivered a letter to Mr. DiGiacinto in which Piramal India proposed to acquire Minrad International for between $3.65 to $4.00 per share (and to assume the Notes). Piramal India’s May 30 proposal indicated that the offer represented a premium of 75% to 91% to the closing price for Minrad International’s common stock of $2.09 on May 28, 2008. The proposal was subject to certain conditions, including satisfactory completion of due diligence and execution of a definitive merger agreement. The proposal indicated that Piramal India would finance the transaction from internal cash and existing debt facilities. The proposal also required Minrad International to agree to a 45-day exclusivity period and to confidentiality.

On May 30, 2008, NPIL Pharma Inc., an affiliate of Piramal India, also entered into a loan and security agreement with RxElite pursuant to which NPIL Pharma Inc. provided a $3 million term loan facility to RxElite, which agreement anticipated an additional loan of $2 million (the “Piramal RxElite Loan Agreement”). The announced purpose of the loan was for RxElite to obtain financing for the purchase of anesthetic vaporizers.

On June 3, 2008, the board of directors convened a special meeting to consider the May 30, 2008 Piramal India proposal. Representatives from Hodgson and Lehman were also present. Legal counsel reviewed with the board of directors their fiduciary duties to Minrad International and our stockholders. Messrs. DiGiacinto and Farley summarized the steps that had brought about Piramal India’s May 30 proposal. Lehman reviewed the process it expected to follow to identify additional parties interested in an acquisition of Minrad International, the need for management to prepare financial projections in connection therewith; and the anticipated timing. Lehman also advised that entering into an exclusivity agreement with Piramal India was not an advisable step at this early stage in the process, if the board of directors hoped to maximize the transaction value. One significant concern was that, in the absence of a credible alternative buyer, there was a risk that any offer from Piramal India would be lower than the range indicated in its May 30 proposal. During its discussion, the board of directors considered the concomitant needs to keep Piramal India interested and to be informed, through the Lehman sale process and, if possible, a managed auction that would include Piramal India, as to whether a higher price could be obtained from third parties. Following this discussion, the board of directors directed Lehman to advise UBS Securities LLC (“UBS”) (Piramal India’s investment bank) that Minrad International planned to proceed with a managed sale process and that Minrad International desired to continue discussions with Piramal India but on a non-exclusive basis.

On June 4, 2008, Mr. DiGiacinto informed Mr. Piramal by email that Minrad International had engaged Lehman and that Lehman would contact UBS shortly.

From late June through September 2008, Lehman, as part of its sale process on behalf of the board of directors, contacted a significant number of parties about their potential interest in acquiring Minrad International. Contacts by Lehman (and then by its successor, Barclays Capital) continued from time to time thereafter, as late as November 2008, and Lehman and Barlcays Capital contacted a total of 38 parties. Seven companies signed CDA’s and six companies (including Piramal India) received management presentations, either in person or by conference telephone. Piramal India was the only party to engage in any significant due diligence. From the commencement of Lehman’s engagement, no company other than Piramal India submitted any proposal to acquire Minrad International.

Beginning in June, 2008, via conference calls and meetings, Lehman consulted with members of the board of directors and our management to identify parties that might have an interest in a strategic transaction with Minrad International, developed preliminary procedures and timetables for considering and implementing a potential strategic transaction, and worked with Minrad International’s management in the preparation of certain written materials to be provided to parties potentially interested in a strategic transaction. Also, at the direction of the board of directors, Lehman began confidentially contacting parties regarding their potential interest in a strategic transaction involving Minrad International. On July 16, 2008, Minrad International and Lehman established an electronic or virtual data room for purposes of facilitating due diligence by parties interested in Minrad International.

Beginning in early June, 2008, Minrad International management began to explore the possibility of acquiring RxElite. This investigation was triggered by the concerns expressed to management by investors and vendors, as well as by parties in connection with the company’s sale process. Such concerns included Minrad International’s lack of control over its U.S. distribution, RxElite’s financial situation, and the perceived risk of payment default by RxElite on anesthetic products purchased from Minrad International. Minrad International believed at that time that Piramal India was also interested in acquiring RxElite (and to combine it with Minrad International).

On July 7, 2008, the board of directors convened a special telephonic meeting. Also present were Minrad International management and representatives from Lehman and Hodgson. Management provided a report on the status of its preparation of updated financial forecasts for the remainder of 2008, and for the 2009 and 2010 fiscal years, for Lehman’s presentation materials. The board of directors also discussed the advisability of exploring the sale of Minrad International’s image guidance business and related intellectual property. In addition, the board of directors discussed the possible acquisition of RxElite’s pharmaceutical business, the reasons therefor and the problems associated with such a transaction. Lehman representatives reported on the status of their efforts to contact parties potentially interested in acquiring Minrad International, and on Piramal India’s request to schedule its onsite due diligence visit at the end of July.

On July 22, 2008, RxElite defaulted in the payment of $741,464 due Minrad International. By the end of July, RxElite had defaulted on an aggregate of $1,744,400 for anesthetic products sold by Minrad International. The aggregate amount of payment defaults by RxElite was approximately $7.8 million by November 2008. RxElite’s payment defaults resulted in a cash flow crisis for Minrad International and was a factor that the board of directors continuously confronted during its deliberations with respect to our strategic alternatives.

On July 29, 2008, Minrad International management and representatives of Lehman had a meeting with Piramal India management and representatives of UBS. The meeting was held at the offices of Hodgson in New York City. At the meeting, Minrad International and Piramal India each made management presentations regarding their respective businesses, organizations and intellectual property. There were also initial due diligence sessions at that meeting.

On July 29, 2008, Messrs. DiGiacinto and Burns had dinner with Mr. Piramal in New York City, at which Mr. Piramal was introduced to Mr. Burns and Piramal India’s upcoming due diligence review was discussed.

From July 29 through August 1, 2008, Piramal India representatives engaged in site visits to Minrad International’s Bethlehem, Pennsylvania and Orchard Park, New York facilities and in due diligence interviews at those locations with Minrad International management.

On August 6, 2008, Mr. DiGiacinto met with N. Santhanam, Piramal India’s executive director and chief financial officer, and Vijay Sathye, Piramal India’s President M&A and Investor Relations, at Lehman’s offices in New York City. At that meeting, Mr. DiGiacinto addressed the primary questions that had been identified during Piramal India’s initial due diligence process.

On August 12, 2008, the board of directors held a regularly scheduled meeting. Minrad International management and representatives of Lehman and Hodgson were also present. Legal counsel advised the board of directors regarding its fiduciary duties to Minrad International and our stockholders. After discussions regarding the process of selling a public company, the board of directors appointed the Special Committee consisting of Messrs. Farley, Ferrell, Hopper and Zbar, with authority to engage such professional advisors as it deemed necessary and to consider all potential acquisition transactions, including any proposal from Piramal India. Representatives of Lehman provided a summary of the due diligence efforts and management presentations that had been organized for the four principal potential buyers, including Piramal India, that had expressed at least preliminary interest in acquiring Minrad International. Lehman reported that a formal written proposal from Piramal India was expected within a few weeks. In addition, at the August 12 meeting, the board of directors, based on recommendations of the board of directors’ compensation committee, approved two compensation-related proposals. The first was an Employee Severance Pay Plan, which updated and replaced Minrad International’s prior, informal program. The second was the new MIRP, which was intended to ensure the continued availability of Minrad International management in the period of uncertainty in advance of any sale or other strategic transaction. The MIRP as initially adopted at this meeting provided for a bonus pool based on a percentage of the aggregate value (as reduced by Minrad International’s long-term debt) obtained in connection with any sale of Minrad International — one percent if the merger share price was below $4.00 per share and one and one-half percent if above $4.00 per share.

At the August 12 meeting, Minrad International management also presented a proposed non-binding letter of intent that outlined a proposal by Minrad International to acquire RxElite. Management summarized the reasons and background for this proposal, including RxElite’s threatened default on its accounts payable to Minrad International and the uncertainty that the RxElite distribution situation had created for possible acquirors of Minrad International, as well as the price, conditions and other terms of the proposed transaction, were discussed in detail. The board of directors authorized management and the Special Committee to finalize the letter of intent and negotiate the terms of a definitive acquisition of RxElite, with any transaction being subject to final board of directors approval.

On August 13, 2008, the Special Committee met by telephonic conference call. The terms of a proposed letter of intent with RxElite were discussed in detail. The Special Committee discussed numerous factors, including the importance of Minrad International regaining control over its U.S. distribution network and the risks to group purchasing organizations, or GPO, and other anesthetic customer contracts that an RxElite bankruptcy would entail. After full discussion, this letter of intent was approved.

On August 15, 2008, Minrad International entered into a non-binding letter of intent (“LOI”) to acquire all of the outstanding shares of RxElite, Inc. in exchange for 12,430,000 shares of Minrad International common stock provided that, at closing, RxElite would be debt-free other than the indebtedness to NPIL Pharma Inc. (an affiliate of Piramal India). This LOI included provisions that restricted RxElite from negotiating with anyone else, and that prohibited Minrad International from negotiating with RxElite’s senior secured lender or other third parties with respect to acquiring any assets, loans or other interests of or in RxElite, but did not preclude Minrad International from discussing such matters with Piramal India.

In late August and early September, 2008, Minrad International engaged in a due diligence investigation of RxElite including onsite visits to RxElite’s facilities in Idaho. The due diligence process identified certain critical concerns and the contractual and other legal rights of RxElite’s senior secured lender, as well as those of RxElite’s subordinated lender (an affiliate of Piramal India). During this same period and continuing later into September, Minrad International had numerous contacts with representatives of RxElite, including management, RxElite’s senior lender, and it financial advisor, Oppenheimer & Co., as well as RxElite board members. Such contacts included telephone conference calls and face-to-face meetings, including at least three with representatives of RxElite’s senior lender. The discussions indicated that RxElite’s senior lender was unwilling to accept Minrad International common stock in exchange for forgiveness of its $10.6 million note and release of its warrants (secured by a first lien on all of RxElite’s assets). The lender’s senior secured position made any such transaction without its approval difficult or impossible. Alternative transaction structures were analyzed by the parties. Minrad International’s counsel did not submit a proposed merger agreement to RxElite. Active merger discussions with RxElite were discontinued in late September, 2008.

On September 9, 2008, Minrad International exercised its contractual rights under the RxElite distribution agreement and gave RxElite notice that Minrad International was making it a non-exclusive distributor under the distribution agreement.

On September 17, 2008, the Special Committee held a meeting by conference call. Minrad International management and representatives of Hodgson and Lehman also attended. Representatives of Lehman reported on their communications with UBS, Piramal India’s investment bank, and the three other companies identified as potential acquirors. They reported that none of the three other companies showed any indication of serious interest in acquiring Minrad International at that time. Lehman reported UBS had communicated that, in connection with preparing a formal offer, Piramal India and UBS were struggling to value Minrad International at $2.00 per share. Mr. DiGiacinto reported on his conversation with Mr. Piramal, who had indicated that Piramal India’s revised offer would be substantially lower than Piramal’s May 30, 2008 proposal. The committee members discussed the need to accelerate the process; whether RxElite’s default and the resulting uncertainty with respect to Minrad International’s distribution in the U.S. were deterring other potential strategic bidders; that a firm offer from Piramal India would be useful in conducting the overall sale process; and that management and the board of directors should actively engage and negotiate with Piramal India once any revised offer is received.

On September 18, 2008, Piramal India delivered a letter to Minrad International in which it made a revised proposal to acquire all of the shares of Minrad International. The letter stated that based on Piramal India’s due diligence review of Minrad International to date and Minrad International’s management presentations and projections, Piramal India was prepared to offer $2.00 per share plus the assumption of $33.7 million in net indebtedness, which would include a redemption of the Notes and the payment of an $8 million premium due under the Notes in the event of a sale. Piramal India’s September 18 proposal was subject to certain conditions including completion of due diligence, negotiation of mutually satisfactory definitive agreements, and that Minrad International not make an offer for, or enter into any agreement to acquire, RxElite without Piramal India’s approval. The proposal indicated that there would be no financing contingency.

On September 18, 2008, the Special Committee held a telephonic meeting to consider Piramal India’s September 18 proposal. Members of management and representatives of Hodgson and Lehman also attended. Legal counsel reviewed with the directors their fiduciary duties to Minrad International and our stockholders. Lehman representatives and the committee members discussed the terms of Piramal India’s September 18 proposal, including the critical need for Minrad International to obtain a line of credit, from Piramal India or a third party, and whether Piramal India was expecting a period of exclusivity. It was also noted that management projected the net debt would be higher than what was assumed by Piramal India and that this would result in a reduction in the per share price being offered. They also discussed certain alternative tactics to raise the per share price or at least avoid further reductions. The committee discussed the lack of any realistic alternatives and discussed with Lehman the availability of a fairness opinion. After full discussion, the Special Committee agreed that it should move forward with Piramal India at $2.00 per share or higher; they also directed Lehman to make a counter-proposal at $2.20 per share, with the assumption of $41.8 million in net debt and a non-refundable $10-15 million deposit upon signing the definitive agreement.

On September 20, 2008, Mr. DiGiacinto had a telephone conference with Mr. Piramal, in which Mr. DiGiacinto summarized the counter-proposal. Mr. Piramal expressed concerns about the net debt element of the counterproposal, and about timing.

On September 22, 2008, representatives of UBS called Lehman, and informed Lehman that Piramal India was not willing to increase its offer above $2.00 per share or to increase the net debt it was willing to assume (any net debt over $33.7 million would reduce the total equity consideration). Piramal India did agree, however, to consider a bridge loan to Minrad International in the range of $10 million. Special Committee members and Mr. DiGiacinto conferred on September 22 and 23, 2008 by telephone and directed Lehman to request $2.05 per share with no adjustment for net debt of any kind. Lehman conveyed this request to Piramal India via UBS and Piramal India rejected the request.

On September 22, 2008, Barclays Capital acquired the North American investment banking business of Lehman. Lehman subsequently assigned its engagement letter with Minrad to Barclays Capital in early October. There was no change in the individuals who have advised Minrad International in connection with the sale process.

On September 24, 2008, after conferring with Special Committee members, Mr. DiGiacinto sent an email to Mr. Piramal accepting, in principle, the terms of Piramal India’s September 22 proposal that had been communicated by UBS and Minrad International’s willingness to negotiate toward a definitive agreement on that basis.

On September 26, 2008, representatives of Hodgson, Barclays Capital, Waller Lansden Dortch & Davis, LLP, Piramal India’s U.S. legal counsel (“Waller”), Ashurst LLP (additional legal counsel to Piramal India), and UBS had a conference call to discuss how to facilitate completion of Piramal India’s remaining due diligence and the negotiation of a definitive merger agreement and related documents. The parties discussed the form of merger and discussed that, as part of the merger agreement, Piramal India should include a tender offer to be effectuated as soon as practicable after the merger agreement was executed.

During the week of September 29, 2008, representatives of Piramal India engaged in an extensive due diligence process, which included site visits and interviews at Minrad International’s Bethlehem facility, and meetings in Orchard Park, New York with Minrad International’s regulatory affairs executive and with legal counsel regarding intellectual property matters.

Between September 26, 2008 and October 17, 2008, members of Minrad International’s management team and representatives of Barclays Capital and Hodgson engaged in a series of telephone conferences with representatives of Piramal India, including its legal counsel and financial advisors, to discuss and negotiate open due diligence issues; a guaranty by Piramal India and certainty of Piramal India’s financing; the terms of a draft merger agreement prepared by Waller, including the termination fee and various terms of the merger agreement that would limit the board of directors’ ability to consider a higher offer; and the timing, amount, availability and other terms of a proposed $6.5 million bridge loan to finance Minrad International’s operations through the closing of the potential transaction (the amount of which varied but which ultimately centered at approximately $6.5 million). In addition, such representatives of Minrad International had discussions from early October through October 16, 2008 with representatives of the Noteholders regarding Piramal India’s requirement that, as a condition to a bridge loan, Piramal India’s bridge loan be secured and be senior to the Notes. Such discussions addressed issues relating to the maturity date of the bridge loan by Piramal India and the terms and conditions for forbearance and subordination by the Noteholders, in the context of a tender offer. The basis for an agreement on the terms of forbearance and subordination were outlined, but not fully resolved.

On October 1, 2008, the board of directors convened a special telephonic meeting. Representatives from management and Hodgson were present. Management reported on its unsuccessful efforts to obtain a line of credit (including but not limited to for the purpose of purchasing raw materials) or to identify a source of additional financing, including from the Noteholders, from one of our vendors and from certain institutional lenders, and the board of directors discussed steps that should be considered to address the cash flow crisis. Mr. DiGiacinto and Hodgson provided an update on Piramal India’s due diligence efforts.

At the October 1 meeting, in recognition that, given the $2.00 per share merger price in Piramal India’s September 18 proposal, most of the incentive stock options held by Minrad International’s current executive management group were underwater, the board of directors amended the MIRP to include Mr. DiGiacinto and to provide that the covered executives would receive 2% of net transaction value regardless of whether the per share merger price was over or under $4.00 per share.

On October 7, 2008, the board of directors held a special telephonic meeting. Minrad International management and representatives of Barclays Capital and Hodgson were also present. Minrad International management provided the board of directors with a report regarding the status of Piramal India’s due diligence efforts. The board of directors discussed the challenging negotiating position it was in with Piramal India, having no other bidders, and Barclays Capital indicated that it had not received any new or renewed interest from the parties it had contacted. The need for short and long-term financing was discussed, as well as the sources and problems of obtaining it, especially due to the requirement that any third party financing effectively required prior consent from the Noteholders. The position of the Special Committee in negotiating with the Noteholders regarding additional financing and other issues was discussed. Mr. Zbar indicated that his position with an affiliate of Aisling, a Noteholder, created a potential conflict of interest; and, Mr. Ferrell’s former position with an affiliate of a Noteholder (LB I) was also noted. The board of directors appointed a special committee (the “Notes Committee”) consisting of Messrs. Farley and Hopper from the Special Committee, and added Mr. DiGiacinto, to negotiate and resolve issues with the Noteholders.

On October 8, 2008, Mr. DiGiacinto had a telephone conference with Mr. Sathye from Piramal India, in which Mr. Sathye indicated that Piramal India had identified certain questions with respect to Minrad International’s projections relating to the capacity and cost structure of our Bethlehem facility, the status of our abbreviated new drug application for desflurane, as well as the capital expenditures and personnel costs that would be required to expand production at the facility and grow our business, including for the introduction of desflurane. Mr. Sathye also informed Mr. DiGiacinto that, as a result of these concerns and in consideration of Minrad International management’s revised financial projections showing lower anticipated revenues, Piramal India was lowering its proposed per share tender offer from $2.00 to a per share price of $1.50, and then further reducing it to $1.25, due in general terms to the aggregate amount of the Notes that had to be paid off in connection with the merger and proposed bridge loan.

On October 8, 2008, the Special Committee held a telephonic meeting. Minrad International management and representatives of Hodgson and Barclays Capital were present. The Special Committee and Barclays Capital representatives discussed the revised $1.25 per share offer and the limited alternatives available to Minrad International. A representative of Hodgson summarized certain open issues regarding the negotiations, including the bridge loan documents and, as they relate to the Noteholders, regarding forbearance and subordination by the Noteholders and the scheduled December 31, 2008 interest payment. Mr. DiGiacinto and Barclays Capital were directed to make a counter-proposal to Piramal India.

On October 14, 2008, the Special Committee convened a telephonic meeting. Mr. DiGiacinto and a representative of Hodgson also attended, and they provided a report on the status of the discussions with Piramal India regarding price, the definitive merger agreement and the forbearance and subordination provisions relative to the bridge loan and the Notes. After discussion, the Special Committee approved in principle a transaction with Piramal India at $1.25 per share or higher, subject to Barclays Capital giving a fairness opinion. Mr. DiGiacinto was nonetheless directed to negotiate the best price he could with Piramal India.

On October 14, 2008, Mr. DiGiacinto had a telephone conversation with Mr. Santhanam and requested a price per share of $1.50. Mr. Santhanam responded by saying the Piramal India board of directors had authorized a transaction price not to exceed $1.25 per share.

On October 15, 2008, the board of directors held a regularly scheduled meeting. Representatives of Barclays Capital and Hodgson also attended. Legal counsel reviewed with the board of directors their fiduciary duties to Minrad International and our stockholders. There was extensive discussion regarding the proposed $1.25 per share tender offer price; the likelihood of a majority of the Minrad International stockholders accepting a tender offer at that price, which then was part of the transaction structure for the proposed merger with Piramal India; the lack of any meaningful premium to Minrad International’s current stock price; the low likelihood of any other company making a bid to acquire Minrad International; the terms of the draft merger agreement, and Minrad International’s deteriorating financial condition, given the RxElite default and credit market crisis. After full discussion, the board of directors directed the Special Committee, Barclays Capital and management to continue to negotiate for a higher price.

On October 15, 2008, Mr. DiGiacinto had a discussion with Mr. Murari Rajan, Executive Director-M&A of Piramal India. A revised share price of $1.40-1.45 per share was proposed and discussed, without an agreement on price being reached.

On October 16, 2008, Mr. DiGiacinto had a telephone conference with Mr. Piramal. The $1.40 per share merger price and financing were the primary topic of discussion.

On October 16, 2008, Minrad International representatives had a conference call with representatives of the Noteholders regarding the terms, if any, on which the Noteholders would consent to the bridge loan and subordinate the Notes.

On October 17, 2008, representatives of Hodgson, Barclays Capital and the Special Committee had a telephone conference call with representatives of Piramal India, including UBS and Waller. The parties discussed how to resolve the open issues in the transaction documents, which primarily related to the bridge financing and the consent of the Noteholders.

On October 17, 18, and 19, 2008, the Special Committee convened a telephonic meeting. Representatives from Hodgson attended and reported that the terms of a definitive merger agreement were close to being finalized. After full discussion, and subject to receipt of a fairness opinion from Barclays Capital, the Special Committee approved proceeding with a transaction at $1.40 per share.

On October 17, 2008, Mr. DiGiacinto had various telephone conferences with Messrs. Rajan and Sathye in which they indicated that the terms of Piramal India’s bank financing were onerous (and suggested that Piramal India may explore alternative financing sources).

On October 18, 2008, Waller advised Hodgson, UBS informed Barclays Capital and Messrs. Sathye and Rajan advised Mr. DiGiacinto that Piramal India’s lender, in response to tightening global financial markets, had informed Piramal India of a change in the terms of the lender’s financing for the transaction and the anticipated operating capital infusion that would be required post-acquisition, which would make the proposed financing significantly more expensive to Piramal India. On the revised terms being proposed by Piramal India’s bank, the economics of the proposed acquisition had become unfavorable for Piramal India. Piramal India was therefore requesting a temporary suspension of merger discussions to allow time to pursue and evaluate alternative financing sources. In the interim, Piramal India was prepared to offer a bridge loan facility to Minrad International in an amount sufficient to fund operations for approximately six weeks to allow a new lender time to complete its diligence process on the proposed transaction. Piramal India advised that, without an executed merger agreement, any such bridge financing by Piramal India would be on a senior secured basis.

On October 19, 2008, the board of directors convened a special telephonic meeting. Representatives of Minrad International management and of Barclays Capital were also present. The board of directors discussed Piramal India’s notification the prior day that it was discontinuing merger discussions and, and in light of this action, the pressing need for management to forecast cash flow needs and to identify sources of short and long term financing for Minrad International. In addition, management present at the American Society of Anesthesiologists (“ASA”) convention reported possible interest in discussing a transaction from certain parties whom management had approached on a confidential basis at the ASA convention. Barclays Capital and management were directed, once appropriate CDA’s had been executed, to provide such parties with an information package.

On October 20, 2008, Mr. DiGiacinto had a telephone conference with Mr. Piramal in which Mr. Piramal indicated that the credit markets in India had worsened and the terms of available financing were unacceptable to Piramal India. He also suggested that in order to allow a transaction to proceed, the Noteholders should accept a redemption at a substantial discount to the face value of the Notes. Mr. Piramal also sent Mr. DiGiacinto two emails in which he proposed a transaction in which Piramal India would acquire all shares of Minrad International at $1.10 per share provided that the Noteholders accept $32 million in full redemption of the Notes (which have a $40 million face value and, upon a sale of Minrad International, require payment of an $8 million premium); and in which Piramal India would provide a bridge loan to Minrad International of approximately $6.5 million pending closing of the merger, and all other terms would be as provided in the draft merger agreement and related documents.

On October 20, 2008, the Special Committee held a short telephonic meeting. Representatives of Barclays Capital and Hodgson were also present. Piramal India’s proposal was reviewed. Legal counsel provided a summary of the contractual terms of the Notes (and the rights of the Noteholders under the Notes and related contracts) and also summarized the board of directors’ fiduciary duties to our stockholders, as well as to the Noteholders and other creditors of Minrad International and its subsidiaries. Numerous open issues with the Noteholders were identified and certain alternatives were outlined.

On or about October 22, 2008 representatives of the Notes Committee and our management had a discussion with representatives of one of the Noteholders, who indicated that Piramal India’s requirement, included in Piramal India’s October 20 proposal, that the Noteholders accept $32 million in full payment or redemption of the Notes was unacceptable.

On October 24, 2008, the Special Committee held a telephonic meeting. Minrad International management and representatives of Barclays Capital and Hodgson also attended. Mr. DiGiacinto and representatives of Barclays Capital provided reports concerning their efforts to identify potential acquirors for Minrad International other than Piramal India, and the fact that Piramal India had not to date submitted a new proposal after its October 20 communications. In addition to the four parties mentioned in September, three more potential buyers had executed confidentiality agreements and RxElite had contacted Mr. Ferrell regarding renewing merger discussions with RxElite. The meeting also focused on Minrad International’s critical need for additional financing, and the limited sources from which that might be arranged, in light of the senior status of the Notes, the international credit crisis and Minrad International’s extensive capital needs. The need for a cash conservation program and for Minrad International management to propose a restricted operating plan were identified, and plans for such a program, including how disclosure of such a program would be made, were discussed. The committee also considered and agreed to announce the board of directors’ engagement of Barclays Capital at the same time as any restricted operating plan was announced, in order to stimulate interest from any potential acquiror that had not been contacted. Finally, the Special Committee agreed on the need to retain special bankruptcy counsel.

On October 29, 2008, Mr. DiGiacinto had a telephone conference with Mr. Piramal. Both individuals expressed continuing interest in a merger between Piramal India and Minrad International, and a transaction with an aggregate transaction value of $90 million was outlined (with no discount to the face amount of the Notes implied). Mr. DiGiacinto indicated that he would recommend such a transaction to the board of directors, which would have provided a price for Minrad International’s common stock of approximately $0.86 per share, so long as Piramal India would commit to no further share price reductions. Mr. Piramal indicated that he needed to discuss financing and committed to provide a more detailed proposal in the week of November 3, 2008.

On October 31, 2008, the board of directors held a special meeting. Management and representatives of Hodgson also attended. Mr. DiGiacinto reported to the board of directors on the status of merger discussions with Piramal India, including the communications with Piramal India on October 20, and October 29, and the expected revised offer from Piramal India. There were also reports from Minrad International’s management regarding discussions with two other potential merger partners. The board of directors discussion at this meeting also focused on what appeared at that time to be a growing risk that Minrad International could, in the reasonably near future, have difficulty paying all of its financial obligations. It was noted that, while Minrad International has had several cash crises in its history, the current financial and credit markets in the U.S. presented particularly difficult and unusual challenges, that additional capital or debt financing did not appear likely, and that RxElite’s continued

multi-million dollar default had created a difficult cash shortfall. Legal counsel provided the board of directors with a summary of certain legal considerations. The board of directors then reviewed and approved a restructuring plan (the “RIF”) that had been prepared by our management involving, among other things, a significant reduction in work force and effectively limiting the conscious sedation and image guidance business of Minrad International to caretaker status. The board of directors also authorized the retention of Latham & Watkins (“Latham”) as special bankruptcy counsel.

At the October 31 meeting, the board of directors also adopted the recommendation of its compensation committee to amend the MIRP to provide that the MIRP pool would equal 2% of the aggregate transaction consideration paid by an acquiror of Minrad International (not reduced by the amount of assumed debt).

On November 4, 2008, Mr. Piramal notified Mr. DiGiacinto that Piramal India was not proceeding with the acquisition of Minrad International.

On November 6, 2008, Mr. DiGiacinto had a telephone conference with Mr. Piramal in which Mr. Piramal inquired as to the status of Minrad International’s efforts to obtain new financing from the Noteholders or from other parties.

On November 13, 2008, the board of directors held a regularly scheduled meeting. Minrad International management and representatives of Hodgson and Latham were also present. Minrad International management, together with members of the board of directors’ audit committee, provided a detailed review of Minrad International’s financial results for the quarter ending September 30, 2008; the going concern warning in the footnote to the financial statements to be included as part of our quarterly report on Form 10-Q filed with the SEC; and the cash flow forecast for the fourth quarter of 2008 and first quarter of 2009 (during which Minrad International would run out of cash); and the board of directors approved the corresponding November 14, 2008 earnings release. Minrad International management then summarized the terms of a proposed RIF. The board of directors and legal counsel then discussed at length the position of, and alternatives available to, Minrad International including seeking protection from creditors under applicable bankruptcy law; the cost reductions to be provided by the RIF and its impact on personnel and other aspects of Minrad International’s business; and the risks associated with the RIF. After discussion, the RIF was approved. The board of directors also directed management to instruct Barclays Capital to redouble its efforts to identify any possible acquirors of Minrad International, including parties who acquire distressed assets, to explore restructuring the Notes, and to attempt to identify other sources of financing. The board of directors agreed, in light of critical situation confronting our company, to hold another meeting and to review its position on November 21, 2008, after the earnings release and planned efforts of Barclays Capital and management.

From September through December, Barclays Capital continued to contact parties that had expressed interest in a strategic transaction with Minrad International and also to contact additional parties that might consider such a transaction. While some parties engaged in preliminary discussions, none performed substantive due diligence or put forth a proposal.

At the November 13 board of directors meeting, the board of directors also reviewed the terms of a re-structured transaction with RxElite, involving an asset purchase of RxElite’s pharmaceutical distribution business, with any consideration payable by Minrad International to be deferred and based on RxElite business actually transferred to Minrad International. The board of directors approved this transaction and resolved that, if RxElite does not agree to this transaction, or if RxElite’s senior secured creditor does not consent to it, Minrad International will terminate its distribution agreement with RxElite for non-payment.

On November 14, 2008, Minrad International reported its third quarter financial results. Minrad International’s press release and Current Report on Form 8-K filed with the SEC reported a $4.6 million charge for RxElite’s payment default and noted that, without the infusion of funds from external sources or completion of a strategic alternative, it was unlikely that Minrad International would be able to continue operations beyond December 31, 2008. Minrad International also announced that it had engaged Lehman to explore strategic alternatives on May 28, 2008 and that its successor, Barclays Capital, continued to perform this role. On November 17, 2008, the next trading day following Minrad International’s announcement of its third quarter financial results, Minrad International’s share price closed at $0.19 per share on NYSE Alternext.

On November 16, 2008, as a result of discussions among members of the Special Committee, Mr. DiGiacinto made an overture to Piramal India asking Piramal India to make a new offer to acquire Minrad International. In that call and in a telephone call on November 17, 2008, Mr. DiGiacinto, on behalf of the Notes Committee, discussed with Piramal India representatives the terms of a possible revised offer.

On November 18, 2008, Piramal India delivered a revised offer to acquire Minrad International for a total consideration of $40 million, comprised of cash consideration of $0.20 per share for Minrad International’s stockholders, and the redemption of the Notes at a substantial discount.

On November 19, 2008, Mr. DiGiacinto had a telephone conference with representatives of two of the Noteholders and summarized the terms of Piramal India’s November 18 proposal, to which they objected.

On November 20, 2008, Minrad International issued a press release announcing its RIF, and subsequently filed the related Current Report on Form 8-K with the SEC.

On November 20, 2008, representatives of the Notes Committee and Minrad International management had a telephone conference with representatives of both Piramal India and certain of the Noteholders. In this conference call, Piramal India and the participating Noteholders stated their respective positions. Piramal India argued that Minrad International’s bankruptcy would yield them less than the approximately $0.70 on the dollar that Piramal India’s November 18 proposal would provide. The representatives of the participating Noteholders argued that they should receive a greater allocation of the $40 million consideration given that the Notes would be a senior claim to the common stock in a bankruptcy, that they had a reasonable likelihood of obtaining more value in any bankruptcy reorganization, and asked Piramal India to increase its offer to $45 million. There was no resolution on this call.

On November 20, 2008, the Notes Committee convened a telephonic meeting. They discussed the current status of the negotiations with Piramal India and the Noteholders. At that meeting it was agreed that Mr. DiGiacinto would request a $45 million transaction value and an allocation to the equity of $0.15 per share. On November 20, 2008, Mr. DiGiacinto called Mr. Piramal and made that request.

On November 21, 2008, based on RxElite’s payment default and in light of RxElite’s failure to agree to the proposed asset purchase, Minrad International sent RxElite a notice terminating its distribution agreement for U.S. anesthetic products in all respects.

On November 21, 2008, Piramal India delivered a letter to Mr. DiGiacinto (the “November 21 Offer”). The November 21 Offer proposed the acquisition by Piramal India of Minrad International for a total consideration of $40 million (the “Transaction Consideration”). Of the total Transaction Consideration, Piramal India indicated that not less than $0.15 per share, or approximately $7.4 million, be paid to stockholders, for the acquisition of Minrad International’s outstanding shares. The balance was for the redemption of the Notes, assumption of $1.8 million of other Minrad International debt, retention bonuses for Minrad International management, and for Minrad International transaction expenses. Piramal India’s offer was subject, among other things, to acceptance by the Noteholders. The November 21 Offer by its terms expired on November 24, 2008 and included a commitment for an interim bridge loan of $5 million to be available at the time the merger agreement is executed.

On November 21, 2008, the board of directors convened a special telephonic meeting. Representatives of Barclays Capital and Hodgson were also present. Barclays Capital reported that it had recontacted those parties who had shown any meaningful interest in acquiring Minrad International. None of them had any current interest in acquiring or merging with Minrad International. One recent prospect had determined not to proceed, two recently identified prospects had signed a CDA, and one financial buyer in the distressed asset space had asked for a CDA (from which nothing materialized). Management representatives also reported that discussions with two prospects, one recent and one that had previously declined to participate in Minrad International’s sale process because of competition law concerns, would not result in any new bids. The November 21 Offer from Piramal India was then discussed in detail. Legal counsel provided the board of directors with a summary of its fiduciary duties to Minrad International, our stockholders and creditors. The board of directors discussed, among other considerations, the critical cash crisis that Minrad International faced, the limited alternatives available to the board of directors, and the fact that the holders of Minrad International common stock would receive some consideration for their shares (compared with zero, if Minrad International were to file for bankruptcy protection). After full discussion and with Mr. Zbar recusing himself, it was the unanimous sense of the board of directors to accept the November 21 Offer, subject to receipt of any higher offer before the end of the day on November 24 and recognition of the open issues involving negotiating a final allocation with the Noteholders of the Transaction Consideration and a reduced advisory fee with Barclays Capital in order to preserve value for the holders of Minrad International common stock. Barclays Capital representatives were excused from the meeting. The board of directors discussed how to negotiate the fee reduction with Barclays Capital and recognized, for the first time, that it may be necessary to forego a fairness opinion in order to minimize closing expenses.

On November 21, 2008, Mr. DiGiacinto, at the direction of the board of directors, informed representatives of the Noteholders that Piramal India had submitted a new proposal and the terms of the November 21 Offer. Over the weekend of November 22-23, representatives of certain of the Noteholders delivered to Mr. DiGiacinto an allocation of the Transaction Consideration that they would accept. This proposal allocated $5 million for the holders of Minrad International common stock and $32,107,000 for the Noteholders, which allocation would require reduction of the amounts payable to Barclays Capital ($400,000 from $2 million) and of the amount of the MIRP for Minrad management ($500,000 from $800,000). No substantive discussions were held.

On November 24, 2008, the board of directors held a special telephonic meeting. Minrad International management and representatives of Barclays Capital and Hodgson also attended. The board of directors renewed its consideration of the November 21 Offer and again reviewed the factors discussed at the board of directors meeting on November 21. With Mr. Zbar recusing himself, the board of directors unanimously approved moving forward with Piramal India on the terms set forth in the November 21 Offer and directed Mr. DiGiacinto to communicate this approval, as well as the need for Minrad International management to finalize terms with the Noteholders.

On November 24, Mr. DiGiacinto communicated to Piramal India the board of directors’ decision to accept in principle the November 21 Offer and had a telephone conversation with Mr. Piramal in which he indicated the need to negotiate the remaining allocation of the Transaction Consideration with the Noteholders and finalizing transaction expenses. Barclays Capital also communicated this to UBS.

On November 25, 2008, representatives from Hodgson, Waller and UBS had a conference call to discuss how to facilitate the negotiation of a definitive merger agreement and related documents. It was discussed that in light of the reduced per share merger consideration a tender offer should not be undertaken, and that a voting agreement from Minrad International’s officers, directors and certain stockholders would be required (instead of a tender and support agreement).

On November 26, 2008, Barclays Capital discussed with UBS the status of the financing commitments in light of the terrorist attacks in Mumbai and were informed that financing for the transaction had already been secured by Piramal India. Subsequently, UBS provided evidence to Barclays Capital, who in turn forwarded that evidence to Minrad International, that Piramal India had completed a $40 million note offering and had a credit facility of not less than $13 million.

On December 1, 2008, the Special Committee and the Notes Committee convened two joint telephonic meetings. Also present at the first meeting were representatives from Hodgson and from LB I, one of the Noteholders. The committees reviewed the Noteholders’ rejection of the proposed merger of Minrad International and Piramal India under the then current allocation of the aggregate Transaction Consideration. The limited alternatives available to us were reviewed. Mr. Zbar and the invited representative of LB I indicated that Aisling and LB I would support the Piramal India transaction, and excused themselves. The remaining members of the committees agreed to request that Barclays Capital reduce its advisory fee. At the second joint meeting on December 1 of the Special Committee and the Notes Committee, representatives of Latham and Barclays Capital were also present. The Latham representative provided his views regarding Minrad International’s financial situation and the position of the Noteholders, as well as a summary of the benefits, costs and downside of Minrad International filing for bankruptcy protection. After discussion, the committees, with Mr. Zbar recusing himself, authorized Mr. DiGiacinto to make a counter-proposal to the Noteholders regarding allocation of the Transaction Consideration. The reduction of Barclays Capital’s advisory fee was discussed but not resolved.

On December 11, 2008, Minrad International received notice from NYSE Alternext that Minrad International’s common stock would be delisted from trading on the exchange unless Minrad International submitted a plan addressing how it intended to regain compliance with the exchange’s requirements for minimum stockholder’s equity and trading price per share.

From November 26 through December 11, 2008, the Notes Committee and legal counsel, representatives of the Noteholders, and representatives of Piramal India engaged in negotiations regarding how the aggregate Transaction Consideration would be allocated and the terms on which Piramal India would provide a bridge loan to Minrad International in connection with the merger agreement. Without the consent and agreement of the Noteholders to a forbearance and waiver of their contractual rights under the Notes (which included among other things the right to receive $48 million plus accrued interest in the event of a sale of Minrad International), the transaction provided for in the November 21 Offer could not be effectuated. Under the terms of the Notes, the agreement of all of the Noteholders to any compromise of their rights under the Notes was required. Accordingly, certain difficult issues had to be negotiated, the most material of which included (i) the amount of the aggregate Transaction Consideration that would be allocated to the Noteholders; (ii) the terms, if any, upon which the Noteholders would agree to subordinate their Notes and security interests to the Piramal India bridge loan to Minrad International and security interests to be granted to Piramal India; (iii) the conditions and timing of Piramal India’s purchase of the Notes; and (iv) the conditions to closing of the merger, including how a “material adverse affect” was defined and in what context the merger agreement could be amended or extended. Representatives of two of the Noteholders, were actively engaged in the negotiations, and one of the Noteholders was represented by the law firm of Schulte Roth & Zabel LLP (“Schulte”). Representatives of the Noteholders indicated that, before they would agree to give up the senior secured position of the Notes and the priority that such a position would provide in any Minrad International bankruptcy proceeding, including vis-à-vis Piramal India’s bridge loan, the conditions to closing the merger and the risks of the merger not closing had to be as limited as possible. Among key steps in the negotiations during the period were the following:

•	On December 1, the Notes Committee communicated that it would recommend to the board of directors a transaction at $0.125 per share for the common stock, a MIRP pool of $600,000 and a financial advisory fee of $800,000, subject to approval by Barclays Capital.

•	The Noteholders on December 3, 2008 insisted on not being subordinated to Piramal India’s bridge loan and on having the Notes purchased at the time of signing of the merger agreement with Piramal India.

•	The Noteholders demanded an additional $1.7 million of the Transaction Consideration on December 4, 2008. The Notes Committee proposed to Piramal India that Piramal India purchase the Notes upon the signing of the merger agreement, at a discount that should be high enough to maintain the total Transaction Consideration and preserve the allocations to the constituencies other than the Noteholders. Piramal India rejected this transaction structure.

•	On December 5, 2008, Piramal India agreed to purchase the Notes at $0.76 on the dollar if the required Minrad International stockholder vote in favor of the merger were not obtained. Piramal India further agreed that the conditions to closing in the merger agreement would be narrow.

•	On December 7, 2008, the Special Committee held a telephonic meeting. Mr. DiGiacinto and a representative from Hodgson were also present. The board of directors discussed the request from the Noteholders group for a greater allocation of the Transaction Consideration, and the latest proposed transaction structure, presented by Piramal India in connection with resolving the open issues with the Noteholders, under which the holders of Minrad International common stock would get approximately $0.12 per share, and the MIRP and the Barclays Capital advisory fee would be reduced. The Special Committee approved moving forward on that basis.

•	On December 10, 2008, UBS, on behalf of Piramal, communicated a proposed compromise to the Noteholders, Schulte and Minrad International, discussed in the next bullet point.

•	On December 11, 2008, representatives of UBS, Piramal India, Waller, Barclays Capital and one of the Noteholders participated in a conference call in which tentative agreement on how to resolve the allocation of the Transaction Consideration and the subordination and forbearance issues was reached. This included agreement to repurchase the Notes at approximately $0.77 on the dollar of principal; $0.12 per share for the stockholders; Barclays Capital receiving an advisory fee of $800,000; the MIRP pool being limited to

$500,000; and Minrad International’s legal fees for the transaction being capped. In addition, Piramal India would fund the bridge loan of $10-12 million in its entirety contemporaneously with signing the merger agreement, and it would be secured and senior to the Notes, if Piramal India were to breach the merger agreement, the Notes would return to senior secured status and if the required Minrad International stockholder vote were not obtained, Piramal India would be required to purchase the Notes at the agreed price.

Between December 11 and December 16, 2008, and based on the tentative compromise reached on December 11, Hodgson, Waller and Schulte prepared and negotiated a revised merger agreement and a revised set of documents including a credit agreement for the bridge loan, an intercreditor and subordination agreement among Piramal and the Noteholders, a note purchase agreement among Piramal and the Noteholders, and a consent, waiver and forbearance agreement among Minrad International and the Noteholders (collectively, the “Intercreditor Agreements”). The major open issues that remained to be resolved in the merger agreement were the amount of the termination fee and the maximum amount of expenses that Minrad International would be obligated to pay, if the board of directors were to receive and accept a higher offer from a third party; the parties’ conditions to closing the merger, including principally the definition of material adverse effect; provisions to enhance the enforceability of any judgment against Piramal India in India; and the outside or “drop dead” date as of which, if the merger were not completed, either party could terminate the merger agreement. In addition, Hodgson on behalf of the Special Committee objected to the bridge loan being convertible into Minrad International common stock at the $0.12 per share merger price, due to the deterrent effect that this would have on the ability of the board of directors to consider and accept a superior offer subsequently received from another bidder. Piramal India agreed to give up the conversion feature of the note evidencing the bridge loan but, in return, required that a 20% payment fee would be required whenever the bridge loan is repaid.

On December 16, 2008, representatives of Minrad International and Piramal India reached agreement on the remaining issues in the merger agreement, subject to approval by each company’s board of directors.

On December 17, 2008, the Special Committee convened a telephonic meeting to consider whether the terms of the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to, and in the best interests of our stockholders and whether to recommend that the full board of directors approve and adopt the merger and merger agreement and the transactions contemplated thereby. Representatives of Hodgson, and Barclays also attended. Legal counsel again reviewed with the Special Committee the fiduciary duties of directors in the context of a sale of a company and also the material significant terms of the merger agreement, and provided advice regarding the decision not to obtain a fairness opinion. With Mr. Zbar abstaining, the Special Committee unanimously recommended to the board of directors that it approve the merger, the merger agreement and the transactions contemplated thereby.

On December 17, 2008, immediately following the Special Committee meeting, the board of directors held a special telephonic meeting at which members of our management team and representatives of Hodgson and Barclays Capital were also present. Legal counsel reviewed with our board of directors their fiduciary duties to Minrad International and our stockholders. Legal counsel presented a summary of the material terms of the proposed definitive merger agreement, of the voting agreement and who would be required to execute it, and a summary of the other documents related to the merger, copies of which had been previously circulated to the board of directors in advance of the meeting. In addition, counsel reviewed the time line to closing. Barclays Capital and our management also reviewed the extensive sale process undertaken by Barclays Capital, including the limited interest shown by third parties and the absence of any other bidders. The board of directors asked the representatives of Barclays Capital whether, taking into account the sale process and financial position of Minrad International, there were any other alternatives which the board of directors should consider at this time; no such credible alternatives were available. The Special Committee reported on its decision not to request a fairness opinion from a financial advisor so as to reduce transaction expenses, the financial predicament of Minrad International and the small allocation of the Transaction Consideration to common stock, which decision allowed for additional consideration to our stockholders. After discussion and consideration of the proposed merger and bridge financing terms, the lack of alternatives to the merger with Piramal India, the sale process managed by Barclays Capital and the advice received throughout that process, the challenge and risks of remaining as an independent company, including the risks to Minrad International of declaring bankruptcy, and considering, in each case, the value to our stockholders of such alternatives, the board of directors concluded that the merger agreement, the merger with Piramal India and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of Minrad International stockholders. Based on this review and the other factors described in the section entitled “The Merger — Recommendations of Our Board of Directors — Reasons for the Merger” beginning on page 34, which factors were discussed at length by our board of directors in the December 17 meeting and in prior meetings and individually between members of our board of directors and management, a majority of our board of directors (with Mr. Zbar abstaining and another director unable to participate in the meeting) approved the merger agreement, the merger and the related transactions, and unanimously resolved to recommend that our stockholders vote in favor of the adoption of the merger agreement. The executive officers of Minrad International were authorized to finalize the terms of the merger agreement and related agreements. At this meeting, the board of directors also amended the MIRP to provide that the total incentive pool is $500,000 (from $800,000) and reduced the fees payable to Barclays Capital to $800,000 (from $2 million).

From December 16 through December 21, 2008, representatives of the Noteholders, UBS, Piramal India and Waller, and Hodgson continued to negotiate the Intercreditor Agreements. In the course of finalizing definitive Intercreditor Agreements, the Noteholders requested a right to consent to any mutual termination and any amendment of the merger agreement by Piramal India and Minrad International that would have an adverse effect on the Notes. This request resulted in a delay in executing the merger agreement with Piramal India. Hodgson’s and Waller’s principal concern with this request was that Minrad International and Piramal India needed the flexibility to enter into an amendment or waiver of the merger agreement, if necessary, to extend the time to satisfy all conditions and, if necessary, to increase the merger consideration payable to the holders of common stock without obtaining any such consent. The concerns expressed by the Noteholders’ request related primarily to the subordination and forbearance obligations of the Noteholders, when those would terminate, and the Noteholders desire to limit the risks that the merger would not occur. On December 20, 2008, after two conference calls among the parties’ representatives on December 18 and December 19, 2008 during which the Noteholders proposed certain compromises, Waller submitted, on behalf of Piramal India, proposed contractual terms setting forth the limited conditions under which the consent of a single indentified Noteholder would be required before Piramal India and Minrad International could mutually terminate or amend the merger agreement.

On a conference call held Monday morning, December 22, 2008, representatives of the Notes Committee, management and company counsel engaged in a short discussion with the representatives of certain of the Noteholders and Schulte regarding Piramal India’s December 20 proposal. The subject matter was the concern of the Noteholders regarding what the board of directors would do in the event of certain scenarios. The committee and counsel’s position was to the effect that, although one cannot predict all potential fact scenarios, it was difficult at that time to envision a scenario in which the board of directors would voluntarily consent to terminate the merger agreement. Shortly after that telephone call on December 22, 2008, the Noteholders communicated to Waller their agreement to the compromise proposed by Waller, as did Minrad International’s counsel. For a more detailed discussion of the terms of the Intercreditor Agreements, see “Other Agreements Entered Into in Connection with the Merger — Intercreditor Agreement” beginning on page 58.

On December 22, 2008, members of our management team, Hodgson, Waller and Schulte finalized the merger agreement and other documents relating to the merger, and Minrad International and the Piramal India entities executed the merger agreement on December 22, 2008.

On December 22, 2008, each of Minrad International and Piramal India issued a press release publicly announcing the entry into the merger agreement.

Recommendation of Our Board of Directors

Reasons for the Merger

In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of positive factors supporting the decision to approve the merger and enter into the merger agreement, including, but not limited to, the following factors:

•	The critical cash flow crisis that confronted us, which was due to a number of factors including but not limited to, the default by RxElite, a former distributor of anesthetic products sold by us, in paying for our products and the international financial crisis that limited new sources of financing;

•	Our prospects, including the serious risks associated with carrying out our business plan(s) as an independent company, to improve production efficiency, develop new anesthetics distribution in the U.S. and develop new product (in the absence of adequate financing);

•	The significant likelihood that we would have to file for bankruptcy protection, liquidate or take similar action, in the absence of the Piramal merger transaction and the related bridge financing;

•	The fact that the Piramal offer does not include a financing contingency;

•	The fact that the Special Committee and the board of directors have been advised by Lehman and the process engaged in by Lehman and then Barclays Capital, its successor, on the board of directors’ behalf to solicit interest from potential industry and financial buyers had brought forth very few potentially interested parties, and none that were willing to proceed toward negotiating an acquisition agreement after even limited due diligence;

•	The fact that the aggregate merger consideration offered by Piramal provides some money to the holders of our common stock;

•	The fact that the Noteholders have agreed to accept substantially less than what the Notes provide for in the event of a sale of us (approximately $30.8 million instead of $40 million plus a redemption premium of $8 million);

•	The immediate availability, the amount and the terms of the bridge loan from Piramal; and

•	The fact that the material terms of the proposed merger agreement, taken as a whole, were as favorable as, or more favorable than, those found in comparable acquisition transactions. In that regard, although limited by the deal terms imposed by Piramal, we have certain rights to terminate the merger agreement, subject to the payment of certain termination fees, if a higher offer is made after the announcement of the merger with Piramal.

The board of directors also considered potential drawbacks or risks relating to the merger, including, but not limited to:

•	The merger agreement and related transaction documents, taken as a whole, restrict the board of directors’ ability to actively solicit competing bids and may deter potential third party acquirors. These restrictive terms include, among others, (A) a non-solicitation covenant; (B) the obligation to pay a termination fee of $1.2 million (3% of the aggregate transaction consideration) plus Piramal India’s expenses ($1.2 million) if we accept a higher offer; (C) the terms of the bridge loan, including control over depository accounts and the requirement that we would also be required to pay the bridge loan if we accept a higher offer, together with a 20% payment fee on the bridge loan (a fee we agreed to in return for Piramal India dropping its requirement that the bridge loan be convertible into shares of our common stock at $0.12 per share); (D) the Noteholders are not required to agree to the same discount against the face value or change of control premium on the Notes if a higher bidder emerges; and (E) the right and obligation of Piramal India to purchase the Notes at the merger closing or if our stockholders fail to adopt the merger agreement, which may make it less likely that the Noteholders would negotiate a reduced redemption price;

•	The conditions to Piramal’s obligation to consummate the merger, and the risk that we may not be able to satisfy all of the conditions;

•	The fact that the Special Committee and the board of directors has not requested and did not receive a written or oral opinion from a financial advisor as to the fairness, from a financial point of view, of the price offered by Piramal to the holders of our common stock;

•	The merger price for the holders of our common stock ($0.12 per share) being barely above the closing price for our common stock on December 16, 2008 ($0.11), the last trading day prior to the meeting of our board of directors to approve the merger agreement and substantially below the highest closing price during the week preceding the board of directors’ vote (approximately $0.25). While the board of directors determined that the preceding week’s heavy trading volume was not related to any positive occurrence or condition relating to our business or the immediate or long term prospects for us, the merger price does not offer any meaningful premium; and

•	The fact that a cash transaction will prevent our stockholders from participating in any value created by the successful execution of our growth plans, and that the gains from the transaction, if any, would be taxable to our stockholders.

Board of Directors Recommendation

The board of directors concluded that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of our stockholders and that the benefits of the merger to our stockholders greatly outweighed the potential drawbacks and risks.

After careful consideration, and taking into account all of the factors outlined above, our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement. Our board of directors also recommends that our stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Financing of the Merger

As reflected in the merger agreement, the merger is not conditioned upon the ability of Piramal or Merger Sub to obtain financing. Piramal has advised us that, at the effective time of the merger, Piramal and Merger Sub intend to pay the merger consideration from funds made available by Piramal India.

Voting Agreements

Concurrently with the execution and delivery of the merger agreement, Piramal entered into a voting agreement with our executive officers and those directors who are stockholders, in each case in their capacity as a stockholder only.

See the section titled “Other Agreements Entered into in Connection with the Merger — Voting Agreement” beginning on page 60.

Interests of Our Directors and Executive Officers in the Merger

When considering our board of directors’ recommendation that you vote in favor of the proposal to adopt the merger agreement, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or which are in addition to, your interests. These interests may create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. Director Brett Zbar abstained during the vote on the merger due to his relationship with Aisling Capital LLC, a major security holder of Minrad International and an affiliate of one of the Noteholders. You should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement.

To the extent that any of our executive officers remain employed by the surviving corporation, they will be entitled to receive compensation and benefits following the merger.

In addition, with respect to the plans in which our employees participate, following the effective time of the merger, Piramal and the surviving corporation will:

•	recognize all service performed for Minrad International prior to the effective time of the merger for eligibility and vesting purposes in connection with our existing employee benefit plans and will waive certain pre-existing condition exclusions; and

•	Piramal will cause the surviving corporation to pay 2008 incentive bonuses to those employees entitled to receive them.

Executive Employment Agreements

Certain of our executive officers also have an interest in the transaction due to their employment agreements as follows:

David DiGiacinto — President and Chief Executive Officer:  Mr. DiGiacinto has stock options to purchase 1,677,602 shares of our common stock that will automatically vest: (1) 180 days after completion of the merger; or (2) upon termination of Mr. DiGiacinto’s employment without cause after, or during the three months prior to, completion of the merger. Pursuant to the merger agreement, we are required to obtain his consent for the cancellation of these options.

Dennis Goupil — Executive Vice President and Chief Technical Officer; Kirk Kamsler — Senior Vice President of Commercial Development; Karen Sonnhalter — Vice President and Controller; and Charles Trego, Jr. — Executive Vice President and Chief Financial Officer:  If in the year following the merger, the employment of any of these executive officers is terminated without cause or if he or she terminates his or her employment for good reason, and provided he or she releases us and our employees, agents and affiliates from liability relating to his or her employment to the extent permitted by law, he or she will be entitled to receive: (1) his or her full salary for six months; (2) continued coverage of his or her medical and dental benefits under our medical and dental plans for six months; and (3) a payment equal to his or her individually accrued vacation days for the year, calculated in accordance with his or her individual salary.

Cancellation of Certain Stock Options of Directors and Executive Officers

Certain stock options of some of our directors and executive officers will be automatically cancelled upon completion of the merger in accordance with the terms of the options as follows:

		Shares of Our
		Common Stock	Exercise
Name	Title	Underlying Options	Price

Jeffrey Ferrell	Director	50,000	$1.95
Dennis Goupil	Executive Vice President and Chief Technical Officer	175,000	$2.44
Kirk Kamsler	Senior Vice President of Commercial Development	75,000	$2.44
Robert Lifeso, M.D.	Director	20,000	$1.69
Karen Sonnhalter	Vice President and Controller	50,000	$2.03
William Rolfe	Vice President and Treasurer	50,000	$2.03
		100,000	$2.40
Charles Trego, Jr.	Executive Vice President and Chief Financial Officer	100,000	$2.44

We are required by the merger agreement to obtain the consent of our officers and directors to cancel all other options held by them as follows:

		Shares of Our
		Common Stock	Exercise
Name	Title	Underlying Options	Price

William Burns	Director	652,086	$1.40
		750,000	$5.30
David DiGiacinto	President and Chief Executive Officer	2,063,750	$2.44
		12,500	$5.30
David Donaldson	Director	50,000	$1.40
		12,500	$5.30
Donald Farley	Director	40,000	$1.40
		10,000	$2.40
		12,500	$5.30
Jeffrey Ferrell	Director	12,500	$1.95
Dennis Goupil	Executive Vice President and Chief Technical Officer	125,000	$6.35
		50,000	$3.05
		75,000	$5.30
Duane Hopper	Director	50,000	$1.40
		12,500	$5.30
Kirk Kamsler	Senior Vice President of Commercial Development	132,500	$1.40
		5,000	$1.90
		75,000	$5.30
Robert Lifeso, M.D.	Director	10,000	$2.40
		50,000	$2.10
		20,000	$5.10
		12,500	$5.30
William Rolfe	Vice President and Treasurer	20,000	$1.40
		50,000	$4.40
		5,000	$5.10
		25,000	$5.30
Theodore Stanley, M.D.	Director	50,000	$5.60
		12,500	$5.30
Charles Trego, Jr.	Executive Vice President and Chief Financial Officer	75,000	$2.40
Brett Zbar	Director	50,000	$5.60

None of the options held by our officers and directors have an exercise price equal to or less than $0.12 per share.

Management Incentive and Retention Plan

Charles Trego, Jr., Kirk Kamsler, Dennis Goupil, William Rolfe, Karen Sonnhalter, William Burns and David DiGiacinto will each be entitled to receive a payment under the MIRP if (1) he or she remains employed by the surviving corporation 180 days after the merger; or (2) following the merger, his or her employment is terminated by the surviving corporation without cause, or by the employee for good reason. The aggregate amount of payments to be made under the MIRP will not exceed $500,000, and shall be allocated among these officers by the compensation committee of our board of directors at least ten days prior to closing of the merger. Payments will be made no later than March 15 of the year in which they become entitled to the payment.

Non-Competition

David DiGiacinto — President and Chief Executive Officer and Director:  Mr. DiGiacinto’s employment agreement provides that during the term of his employment agreement and for a period of twelve months thereafter, he will not for his own account or on account for another corporation, directly or indirectly, engage or attempt to engage in a business activity which is the same, substantially the same, or competes with our business. He also agrees that during such twelve month period he will not employ or solicit to employ any of our employees.

William Burns — Our Chairman of the Board and Our Former Chief Executive officer:  Mr. Burns’ employment agreement provides that during the term of his employment agreement (which expired on December 31, 2008) and for a period of twelve months thereafter, he will not for his own account or on account for another corporation, directly or indirectly, engage or attempt to engage in a business activity which is the same, substantially the same, or competes with our business. He also agrees that during such twelve month period he will not employ or solicit to employ any of our employees.

Dennis Goupil — Executive Vice President and Chief Technical Officer; Kirk Kamsler — Senior Vice President of Commercial Development; Karen Sonnhalter — Vice President and Controller; and Charles Trego, Jr. — Executive Vice President and Chief Financial Officer: Each of these executive officers has agreed that he or she shall not, directly or indirectly, in any capacity (1) solicit business from or engage in any business with, or consult with or provide information to, any customer in any business that we engaged during the officer’s employment; (2) request or advise any customer to cancel or reduce its business with us; (3) induce or attempt to influence any of our employees to terminate his or her employment; or (4) employ, hire or engage, in any capacity, any person, who at the time of the executive officer’s termination of employment was our employee until twelve months following such person’s termination of employment with us.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that the obligations of Minrad International and its subsidiaries to indemnify their officers and directors pursuant to their respective charter documents shall survive for six years after the merger. In addition, Piramal shall and shall cause the surviving corporation, to the fullest extent permitted under applicable law, to indemnify, defend and hold harmless each current and former director or officer of Minrad International or its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another entity or enterprise at the request of Minrad International or its subsidiaries against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the effective time of the merger related to the fact that such person was a director or officer of Minrad International or its subsidiaries or served as a director, officer, member, trustee or fiduciary of another entity at the request of Minrad International or any of its subsidiaries.

Piramal is also required by the terms of the merger agreement to use its reasonable best efforts to cause the surviving corporation to maintain in effect for a period of six years from and after the merger, the current policies of directors’ and officers’ liability insurance maintained by us with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger.

Market Price and Dividend Data

Our common stock is currently included in NYSE Alternext under the symbol “BUF.” The table below sets forth the high and low sales prices for our common stock as reported on NYSE Alternext, for the periods indicated:

	Minrad International Common Stock
	Low	High

Fiscal Year ending December 31, 2009
First Quarter through January 26, 2009	$0.09	$0.12
Fiscal Year ended December 31, 2008
Fourth Quarter	$0.05	$1.23
Third Quarter	$0.88	$2.00
Second Quarter	$1.76	$2.50
First Quarter	$1.85	$3.21
Fiscal Year ended December 31, 2007
Fourth Quarter	$2.19	$5.08
Third Quarter	$4.43	$5.99
Second Quarter	$4.82	$6.55
First Quarter	$4.63	$5.83

The following table sets forth the closing per share sales price of our common stock, as reported on NYSE Alternext on December 22, 2008, the last full trading day before the public announcement of the proposed merger, and on January 26, 2009, the latest practicable trading day before the date of this proxy statement:

Minrad International
Common Stock Closing Price

December 22, 2008	$0.06
January 26, 2009	$0.12

We have never declared or paid any cash dividends on our common stock and do not anticipate paying such cash dividends on our common stock in the foreseeable future. Our current policy is to retain earnings for use in our business. Following the completion of the merger, there will be no further market for our common stock.

Regulatory Matters

We believe that the notification and waiting period requirements of the HSR Act do not apply to the proposed transaction, and that we are not required to make any filings with the Antitrust Division or the FTC. However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the consummation of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Piramal, Minrad International or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Piramal, Minrad International and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

We believe we are not required to make any other filings nor obtain any other material governmental consents or approvals before the parties’ completion of the merger. If any such other approvals, consents or filings are required to consummate the merger, we will seek or make such consents, approvals or filings.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Appendix C. Stockholders intending to exercise appraisal rights should carefully review Appendix C. Failure to follow precisely any of the statutory procedures set forth in Appendix C may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware (“Section 262”) within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of our common stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on February 27, 2009. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” adoption of the merger agreement. Any proxy or vote against adoption of the merger agreement will not in and of itself constitute a demand for appraisal within the meaning of Section 262. Also, because a proxy submitted to us not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of such a proxy will result in the waiver of appraisal rights.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

Any of our stockholders who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 50 Cobham Drive, Orchard Park, New York 14127, Attention: David DiGiacinto. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is demanding appraisal of his, her or its shares of our common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares of our common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders’ request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger, either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders entitled to appraisal rights. We have no obligation or present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares, and who hold stock represented by certificates, to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Any of our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and foreign income tax purposes, as well. Any stockholder considering seeking appraisal of their shares should consult with such stockholder’s own tax advisors regarding the tax consequences to such stockholder’s exercise of appraisal rights.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures described above and set forth in Appendix C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Material U.S. Federal Income Tax Consequences

This section discusses the material U.S. federal income tax consequences of the merger that are generally applicable to stockholders whose shares of our stock are surrendered in the merger in exchange for cash. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of shares of our common stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service (“IRS”) nor an opinion of counsel will be requested concerning the U.S. federal income tax consequences of the merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder of our common stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

•	financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold our stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	holders that are not U.S. persons or entities, certain former citizens or residents of the U.S., or U.S. persons that have a functional currency other than the U.S. dollar;

•	holders that are partnerships or other pass-though entities or that hold shares of our common stock through partnerships or other pass-through entities;

•	holders of options or warrants to acquire shares of our common stock;

•	holders who acquired shares of our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	holders that are subject to the alternative minimum tax;

•	holders who hold shares of our common stock as qualified small business stock; or

•	holders who exercise appraisal rights.

The discussion below applies only to stockholders that hold shares of our common stock as capital assets at the time of the completion of the merger. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders or any U.S. federal tax laws other than income tax laws. Finally, the discussion below does not address the tax consequences of any transaction occurring prior to or after the merger (whether or not such transactions are in connection with the merger), including without limitation, the exercise of options or rights to purchase shares of our common stock in anticipation of the merger.

ANY TAX STATEMENT MADE HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR PURPOSES OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN IS WRITTEN IN CONNECTION WITH THE MARKETING OR PROMOTION OF THE TRANSACTION TO WHICH THE STATEMENT RELATES. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Taxable Sale

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. A holder of our common stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be calculated separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged in the merger. Holders of our common stock who own separate blocks of our common stock should consult their tax advisors with respect to these rules. If at the time of the merger a non-corporate stockholder’s holding period for the shares of our common stock is more than one year, any gain recognized will be long term capital gain, generally subject to U.S. federal income tax at a maximum rate of 15% under current law. If the non-corporate stockholder’s holding period for the shares of our common stock is one year or less at the time of the merger, any gain will be subject to U.S. federal income tax at the same graduated rates as ordinary income. For corporations, capital gain is taxed at the same rates as ordinary income. The use of capital losses is subject to limitations.

Federal Backup Withholding

To prevent federal backup income tax withholding with respect to cash received pursuant to the merger, each holder of our common stock must either provide a correct taxpayer identification number and certify under penalties of perjury that such holder is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal or establish a basis for exemption from backup withholding. Holders of our common stock who fail to provide the appropriate information will be subject to backup withholding at a tax withholding rate of 28% and may be subject to penalties imposed by the IRS. If the amount withheld on a payment to a holder of our common stock results in an overpayment of taxes, a refund generally may be obtained from the IRS, provided that such holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE MERGER, AND ANY STATE, FEDERAL, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE MERGER.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on NYSE Alternext and will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC with respect to shares of our capital stock.

Effects on Us if the Merger is Not Completed

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company. Our common stock will continue to be quoted and traded on the NYSE Alternext. However, as we have previously disclosed, we received notice from NYSE Alternext informing us that a review of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 indicated we were not in compliance with certain provision of the NYSE Alternext’s Company Guide because of the size of our common stockholders’ equity and the losses that we have incurred. If we are not able to develop a plan to bring us into compliance with the listing standards which is acceptable to NYSE Alternext, and to implement such a plan, we will be delisted from the NYSE Alternext. It is unlikely that we will be able to develop and implement such a plan.

If the merger is not completed and we continue to operate the business, we will continue to be subject to the same general risks and opportunities that we are currently subject to, including, among other things, the risks associated with operations in our industry, economic and market conditions generally and our historical failure to have generated profits. We have generated substantial operating losses since our inception and have been unable to generate positive cash flow from operating activities. No assurance can be provided that we will be able to do so in the future.

In addition, upon termination of the merger agreement, the $12 million line of credit which Piramal advanced to us will become due and payable, along with a payment fee of 20% under certain circumstances. We have also defaulted upon our obligations under the Notes because of our failure to make an approximately $800,000 interest payment on December 31, 2008. The Noteholders agreement to forbear exercise of their remedies arising from defaults under the Notes will expire if the merger is not closed. Under such circumstance, if we do not cure our defaults under the Notes, the Noteholders may accelerate the payment of principal, interest and other obligations under the Notes and related documents and may exercise other remedies it may have including, without limitation, the commencement of foreclosure on our assets. We will not have sufficient funds available to pay these obligations and will be required to find alternative financing in order to pay them. Such financing may not be available on acceptable terms, or at all. We would also seek other strategic alternatives; however, another acceptable transaction may no be offered. If we cannot find acceptable financing or another strategic alternative, Piramal and the Noteholders may seek to enforce the liens encumbering substantially all of our assets which secure our obligations to them. We may be forced to file a petition in bankruptcy. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks on the future value of your shares of our common stock.

In addition, if the merger agreement is terminated, under certain circumstances, we will be obligated to pay up to $1.2 million of the out-of-pocket fees and expenses of Piramal. If additional circumstances exist, we will be obligated to pay a termination fee of $1.2 million to Piramal. For a description of the circumstances triggering payment of the termination fee and reimbursement of Piramal’s expenses, see “The Merger Agreement — Termination of the Merger Agreement” on page 56.

AGREEMENT AND PLAN OF MERGER

The following is a description of the material aspects of the Agreement and Plan of Merger dated December 22, 2008, among Piramal, Merger Sub, Minrad International and, with respect to only certain sections of the agreement, Piramal India, but does not purport to describe all of the terms of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Appendix A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Merger

Pursuant to the terms and conditions of the merger agreement, Merger Sub will merge with and into Minrad International, with Minrad International surviving as a wholly-owned subsidiary of Piramal. At the effective time of the merger, all of Merger Sub’s property, rights, privileges, powers and franchises before the merger will vest in the surviving corporation and all of Minrad International’s and Merger Sub’s debts, liabilities and duties before the merger will become the debts, liabilities and duties of the surviving corporation. The directors of Merger Sub will be the directors of the surviving corporation immediately after the effective time of the merger. The officers of Merger Sub will be the officers of the surviving corporation immediately after the effective time of the merger.

Effect on Our Securities

Common Stock

As of the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and extinguished and will automatically be converted into the right to receive $0.12 in cash (the per share amount of the merger consideration), except that the following shares will be cancelled and no payment made with respect thereto:

•	shares of our common stock held in treasury or held by Piramal or a subsidiary of us or Piramal immediately prior to the effective time of the merger, which shares will be cancelled and extinguished without conversion or payment;

•	shares of our common stock held by holders who have properly demanded and perfected and have not timely withdrawn demand for their appraisal rights with respect to such shares of our common stock.

After the effective time of the merger, each holder of a certificate formerly representing shares of our common stock (other than shares of our common stock for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares of our common stock, except for the right to receive the per share merger consideration. See “The Merger — Appraisal Rights” beginning on page 41.

Each share of common stock, $0.01 par value, of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Stock Options

At or immediately prior to the effective time of the merger, we are required to obtain any consents necessary to reflect the cancellation of all outstanding options to acquire our common stock that are held by any member of our board of directors or any of our officers. In addition, we must obtain any consents necessary and take all appropriate actions (which may include payment of nominal consideration) to effect the cancellation of all existing stock options that are by their terms or applicable law subject to cancellation upon the merger. With respect to existing stock options that are not held by members of our board of directors or officers, and are not subject to cancellation by their terms or applicable law, we shall use our reasonable best efforts to obtain the consent of the holders of such stock options to their cancellation at or immediately prior to the effective time of the merger; provided that we must obtain the prior consent of Piramal before offering any payment of consideration for such cancellation unless the consideration being paid is equal to the excess of $0.12 over the exercise price per share of their option multiplied by the number of shares subject to the option being terminated. None of the options to acquire our stock which are outstanding have an exercise price equal to or below $0.12 per share.

Warrants

At or immediately prior to the effective time of the merger, we shall use our reasonable best efforts to obtain any consents necessary so that substantially all warrants to purchase shares of our common stock that are outstanding immediately prior to the effective time of the merger shall be canceled in exchange for the right to receive an amount in cash without interest in respect thereof equal to the product of the excess, if any, of $0.12 over the per share exercise or purchase price of each such existing warrant and the number of shares subject to such existing warrant. None of the outstanding warrants to acquire our common stock have an exercise price equal to or in excess of $0.12 per share.

Notes

At the effective time of the merger, Piramal shall purchase 100% of the Notes for a purchase price of $30,840,704.56.

Procedures for Payment of Merger Consideration

Prior to the closing of the merger, Piramal will select a paying agent for the payment of the merger consideration. Promptly after the effective time of the merger, Piramal will instruct the paying agent to mail the following materials to each holder of record of our common stock immediately prior to the effective time of the merger:

•	letter of transmittal for such stockholder’s use in submitting its shares to the paying agent for payment of the merger consideration; and

•	instructions explaining what a stockholder must do to effect the surrender of its share certificates or book-entry shares in exchange for the merger consideration.

Upon receipt of a letter of transmittal from the paying agent, each stockholder should complete and sign the letter of transmittal and return it to the paying agent together with such stockholder’s stock certificates (or, if such stockholder’s shares of our common stock are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of our common stock on a book-entry account statement) and any other necessary documentation in accordance with the instructions. Stockholders should not return stock certificates with the enclosed proxy card.

Upon the effective time of the merger, each stock certificate, other than those representing shares of our common stock in respect of which appraisal rights under Delaware law have been perfected and shares of our common stock held by Minrad International, Piramal, Merger Sub or any of their respective affiliates, will represent only the right to receive the per share merger consideration.

From time to time after the effective time of the merger, Piramal will deposit cash sufficient to deliver the aggregate merger consideration on a timely basis to the holders of our common stock.

Piramal, the surviving corporation and the paying agent are entitled to deduct and withhold from the merger consideration otherwise payable such amounts as are required by applicable law, including any applicable tax withholding.

Transfers of Ownership and Lost Stock Certificates

From and after the effective time of the merger, there will be no further registration of transfers on the records of the surviving corporation of shares of our common stock that were issued and outstanding immediately prior to the effective time of the merger, other than transfers to reflect, in accordance with customary settlement procedures, trades effective prior to the effective time of the merger. If, after such time, certificates representing shares of our common stock are presented to the surviving corporation, they will be cancelled and exchanged in accordance with the terms of the merger agreement. If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered stock certificate is registered in our records, the paying agent will only issue such merger consideration if the certificate representing such shares and presented to the paying agent is properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, and accompanied by all documents reasonably required by the paying agent to establish that any applicable taxes have been paid.

In the event any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond in such amount as the surviving corporation may reasonably direct and delivery by such person of an indemnity agreement, in each case as indemnity against any claim that may be made against Piramal or the surviving corporation, the paying agent will issue, in exchange for such lost, stolen or destroyed share certificate, the merger consideration, as the case may be, with respect to the shares of our common stock formerly represented by such certificate.

Unclaimed Amounts

Any portion of the merger consideration which remains undistributed to our stockholders six months after the effective time of the merger will be delivered by the paying agent to the surviving corporation. Any holders of shares of our common stock that were outstanding immediately prior to the effective time of the merger who have not previously exchanged such shares for the merger consideration will only be entitled to request payment of the merger consideration from the surviving corporation, subject to abandoned property, escheat or other similar laws.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Piramal and Merger Sub and representations and warranties made by Piramal and Merger Sub to us. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement attached hereto as Appendix A;

•	may apply a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders; and

•	were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information as of the date they were made or at any other time. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC. This description of the representations and warranties is included solely to provide our stockholders with information regarding the terms of the merger agreement.

Minrad International

We have made a number of representations and warranties to Piramal and Merger Sub regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include, but are not limited to, the following topics:

•	our and our subsidiaries’ corporate organization, good standing, corporate documents, qualification, corporate power and authority;

•	our capital structure, including details regarding our stock options and warrants and our ownership of our subsidiaries and our subsidiaries’ capital structure;

•	our corporate power and authority to enter into the merger agreement and consummate the merger and other transactions contemplated by the merger agreement and the enforceability of the merger agreement as a binding agreement of Minrad International and the approval by our board of directors of the merger agreement, the merger and the transaction contemplated by the merger agreement;

•	the consents, approvals and filings required in connection with the merger and no conflict resulting from the merger agreement or the merger with our charter documents, applicable law or our contracts, and no creation or imposition of any lien as a result of entering into the merger agreement or completing the merger;

•	the filing of required reports, prospectuses and other documents with the SEC, the compliance of such reports with the requirements of applicable federal securities laws, rules and regulations, the accuracy and completeness of the information contained in such reports and the content of our financial statements included in such reports;

•	our compliance with the Exchange Act and the Sarbanes-Oxley Act of 2002;

•	our internal accounting controls;

•	our disclosure controls and procedures;

•	our compliance with NYSE Alternext listing and corporate governance rules;

•	the absence of undisclosed liabilities;

•	the absence of certain specified changes since December 31, 2007;

•	the accuracy and completeness of information in this proxy statement;

•	agreements with brokers, finders and investment bankers;

•	employee benefits matters, including compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	the absence of certain pending or threatened litigation or other proceedings against us and any material orders by a governmental entity against us;

•	tax matters;

•	our compliance with laws and the provisions of notes, bonds, mortgages, indentures, contracts, leases, agreements, permits or franchises;

•	environmental matters;

•	intellectual property matters;

•	real property and leasehold matters and title to personal property and assets;

•	disclosure of our material contracts, performance of our obligations under such contracts and absence of defaults under such contracts;

•	the absence of transactions between us or our subsidiaries and our officers and directors and other related parties;

•	the inapplicability of certain of certain provisions of the Delaware General Corporate Law to the transaction;

•	our compliance with applicable laws, including the Federal Food, Drug and Cosmetic Act of 1938, the Public Health Service Act, and the Controlled Substances Act, each as amended, and applicable regulations, including those of the Federal Food and Drug Administration; and

•	the stockholder vote required for adoption of the plan of merger in the merger agreement.

Our representations and warranties contained in the merger agreement and in any instrument delivered pursuant to the merger agreement will not survive the effective time of the merger.

Piramal and Merger Sub

Piramal and Merger Sub have made a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include, but are not limited to, the following topics:

•	Piramal’s and Merger Sub’s corporate organization, good standing and qualification;

•	Piramal’s and Merger Sub’s corporate power and authority to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•	the accuracy and completeness of information supplied for inclusion in this proxy statement;

•	consents, approvals and filings required in connection with the merger;

•	the enforceability of the merger agreement as a binding agreement of Piramal and Merger Sub;

•	no conflict resulting from the merger agreement or the merger with Piramal’s or Merger Sub’s charter documents, applicable law or Piramal’s or Merger Sub’s contracts;

•	agreements with brokers, finders and investment bankers;

•	absence of a financing contingency to the consummation of the transactions contemplated in the merger agreement and the existence of financing commitments received in order to consummate the merger; and

•	the formation of Merger Sub solely for the purpose of engaging in the merger and its absence of other business activities, liabilities or obligations.

The representations and warranties of Piramal and Merger Sub contained in the merger agreement and in any instrument delivered pursuant to the merger agreement will not survive the effective time of the merger.

Material Adverse Effect

Many of our representations and warranties are qualified by a “Material Adverse Effect” standard. For purposes of the merger agreement, “Material Adverse Effect” means any change, effect, event, occurrence, circumstance or condition (each an “Effect”) that, taken individually or in the aggregate, has had or is reasonably likely to (i) have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Minrad International and our subsidiaries taken as a whole or (ii) impair the ability of the parties to consummate the merger in accordance with the terms thereof or materially delay such consummation, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Material Adverse Effect:

•	any change in our stock price or trading volume, or any failure by us or our subsidiaries to meet published or internal revenue or earnings projections;

•	any Effect that results from changes affecting us or any of our subsidiaries’ industry generally or the U.S. economy generally;

•	any Effect that results from changes affecting general worldwide economic or capital market conditions;

•	any Effect resulting from any change in any rule, regulation or other legal requirement under the authority of NYSE Alternext after the date of the merger agreement;

•	any Effect resulting from the delisting of our common stock from NYSE Alternext;

•	any Effect resulting from compliance with the terms and conditions of the merger agreement, the loan documents evidencing the $12 million dollar loan made to us by Piramal (the “Loan Documents”) or the Note Purchase Agreement (See “Other Agreements Entered into in Connection with the Merger” beginning on page 58);

•	any Effect caused by an impact to our or our subsidiaries’ relationships with our and their employees, customers, suppliers or partners as a result of the announcement or pendency of the merger, or the transactions contemplated by the merger agreement or any of the Loan Documents or the Note Purchase Agreement; and

•	any Effect resulting from our or any of our subsidiaries’ insufficient cash position for operations or inability to access additional capital or financing resources.

References in this proxy statement to Material Adverse Effect have the same meaning as that which is described above.

Interim Operations of Minrad International

We have agreed that, during the period from December 22, 2008 until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger, except as expressly contemplated by the merger agreement or consented to in writing by Piramal, with certain exceptions, we and our subsidiaries will not:

•	issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge of any or our securities or our subsidiaries’ securities, other than stock issuable upon exercise of the existing stock options;

•	acquire or redeem, directly or indirectly, or amend any of our or our subsidiaries’ securities;

•	split, combine or reclassify our capital stock or declare, set aside, make or pay any dividend or distribution on any of our capital stock (other than cash dividends paid to us by our wholly-owned subsidiaries);

•	(i) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities (other than any acquisition of assets in the ordinary course of business consistent with past practice) or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $50,000 or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice, (ii) enter into a material contract or terminate or amend any material contract or grant any release or relinquishment of any rights under any material contract or (iii) appoint any person or entity as an exclusive distributor of our products;

•	other than indebtedness provided by Piramal or its affiliates, incur or assume any long-term debt or short-term debt, except for trade payables incurred in the ordinary course of business consistent with past practice;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except our wholly-owned subsidiaries;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity (other than our wholly-owned subsidiaries);

•	change any of the accounting methods, principles or practices used by it except as required by U.S. generally accepted accounting principles;

•	make any tax election or settle or compromise any federal, state, local or foreign income tax liability;

•	propose or adopt any amendments to our certificate of incorporation or bylaws (or similar documents);

•	grant any stock-related, performance or similar awards or bonuses;

•	forgive any loans to employees, officers or directors or any of their respective affiliates;

•	enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in an increase in benefits or compensation expense);

•	make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under our employee benefit plans or agreements subject to such plans or any other plan, agreement, contract or arrangement;

•	enter into, amend, or extend any collective bargaining or other labor agreement, or implement any reduction in labor force, layoff, early retirement program, severance program or other effort concerning termination of our employees other than routine terminations;

•	adopt, amend or terminate any employee benefit plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement, except to the extent required by law or as requested by Piramal pursuant to the terms of the merger agreement;

•	settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to the merger agreement or the transactions contemplated thereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in our financial statements or incurred in the ordinary course of business subsequent to the date of our financial statements;

•	except as specifically permitted by the merger agreement, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the conditions precedent to the consummation of the merger not being satisfied, or would make any of our representations or warranties contained in the merger agreement inaccurate at, or as of any time prior to, the effective time of the merger, or that would impair the ability to consummate the merger in accordance with the terms of the merger agreement or delay such consummation;

•	convene any regular or special meeting (or any adjournment thereof) of our stockholders other than the meeting to approve the merger contemplated by the terms of the merger agreement; or

•	agree in writing or otherwise to take any of the foregoing actions.

Notwithstanding the foregoing, we, upon receipt of the written consent of Piramal, which consent will not be unreasonably withheld, may take such actions which our board of directors believes are in our best interest to conserve capital and reduce expenditures (whether or not such expenditures were included in any budget, forecasts or projections).

Non-Solicitation Covenant; Change in Board of Directors Recommendation

We have agreed that neither we, any of our affiliates, nor any of our officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, brokers and other agents (our “representatives”), will solicit, initiate or participate in any way in any discussions or negotiations with respect to, or provide any information, or afford any access to our properties, books or records or otherwise take any action to assist or facilitate any acquisition proposal.

As used in the merger agreement and in this proxy statement, “acquisition proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a person, entity or group at any time which is structured to permit such person, entity or group to acquire beneficial ownership of any material portion of the assets of, or at least 20% of the equity interest in, or businesses of, Minrad International pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions.

The restrictions described above do not prohibit us or our representatives from furnishing information to (but only pursuant to a confidentiality agreement meeting certain specified requirements) or entering into discussions or negotiations with any third party that makes an unsolicited bona fide alternative acquisition proposal, that our board of directors determines constitutes a superior proposal, if, and only if, our board of directors determines in good faith (after consulting with outside legal counsel) that failure to do so would result in a breach of the fiduciary duty of our board of directors to our stockholders under applicable law. We agreed to immediately notify Piramal (and in any event within 24 hours) if such information is requested or any such negotiations or discussions are sought to be initiated and will keep Piramal advised on a current basis of any developments with respect thereto.

As used in the merger agreement and in this proxy statement, “superior proposal” means any unsolicited, bona fide acquisition proposal made in writing in respect of which our board of directors has reasonably determined in good faith (A) that the potential acquiror has the financial wherewithal to consummate such acquisition proposal without having to obtain new financing other than financing as to which it has obtained binding commitments from reputable sources, (B) after receiving the opinion of its independent financial advisors to such effect, that such acquisition proposal would involve consideration that is superior to the consideration under the merger agreement and (C) after receiving the advice of its outside counsel to such effect, that such acquisition proposal is reasonably likely to be consummated without unreasonable delay.

Our board of directors has resolved to recommend that our stockholders approve and adopt the merger agreement. We are also required to duly call, give notice of, convene and hold as promptly as practicable a meeting of our common stockholders to adopt the merger agreement. Except as described below, we have agreed that neither our board of directors nor any of its committees will withdraw or modify in a manner adverse to Piramal this recommendation or propose publicly to approve or recommend an alternative acquisition proposal.

Our board of directors may change its recommendation that our stockholders approve and adopt the merger agreement or propose publicly to approve or recommend an alternative acquisition proposal only if:

•	we have complied with the non-solicitation provisions described above;

•	we have given Piramal and Merger Sub at least three business days’ advance notice of our intention to accept or recommend a superior proposal;

•	our board of directors, after taking into account any modifications to the terms of the merger proposed by Piramal and Merger Sub after receipt of such notice, continues to believe such acquisition proposal constitutes a superior proposal; and

•	our board of directors, after consultation with outside legal counsel, determines in good faith that the failure to do so would result in a breach of its fiduciary duty to our stockholders under applicable law.

If our board of directors decides to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, we can terminate the merger agreement as described under the heading “— Termination of the Merger Agreement” below if we reimburse Piramal for its out-of-pocket fees and expenses, in an amount not to exceed $1.2 million, and pay Piramal a termination fee of $1.2 million.

The non-solicitation covenant in the merger agreement does not prevent us from complying with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act with regard to an alternative acquisition proposal, or making any other disclosure to our stockholders if, in the good faith judgment of our board of directors, after consulting with outside counsel, there is a reasonable basis to conclude that disclosure is required under applicable law.

Access to Information

From December 22, 2008 until the earlier of the effective time of the merger or the termination of the merger agreement pursuant to its terms, we have agreed to give Piramal and its representatives reasonable access during normal business hours to our employees, plants, offices, warehouses and other facilities, all of our books, contracts, commitments and records, and to cause our accountants to provide access to their work papers and to provide such other information as Piramal may reasonably request, including operating and financial data and other information with respect to our business and properties, and to provide copies of filings which we make pursuant to state and federal securities laws.

Reasonable Best Efforts

Piramal, Merger Sub and Minrad International agreed to use reasonable best efforts to take all actions and to do and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the merger agreement and to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

The obligations of Minrad International and its subsidiaries to indemnify their officers and directors as provided in their respective charter documents shall survive for six years after the merger. In addition, Piramal shall and shall cause the surviving corporation, to the fullest extent permitted under applicable law, to indemnify, defend and hold harmless each current and former director or officer of Minrad International or its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another entity or enterprise at the request of Minrad International or its subsidiaries against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the effective time of the merger related to the fact that such person was a director or officer of Minrad International or its subsidiaries or served as a director, officer, member, trustee or fiduciary of another entity at the request of Minrad International or any of its subsidiaries. The foregoing includes an obligation of Piramal and Merger Sub to advance attorneys’ fees and expenses prior to the final disposition of any claim, action, suit, proceeding or investigation to each indemnified person to the fullest extent permitted by law.

The surviving corporation shall maintain in effect for a period of six years from and after the merger, the existing policies of directors’ and officers’ liability insurance maintained by us, or purchase a tail to such existing policies.

Employee Benefit Matters

The surviving corporation will honor all existing severance and employment agreements with our directors and employees.

In addition, with respect to the plans in which our employees participate following the effective time of the merger, Piramal and the surviving corporation will:

•	recognize all service performed for Minrad International prior to the effective time of the merger for eligibility and vesting purposes in connection with Minrad International’s employee benefit plans and will waive certain pre-existing condition exclusions;

•	at the effective time of the merger, Piramal will cause the surviving corporation to establish a retention pool in the amount of $500,000 under our MIRP to pay amounts owing under the plan to participating managers as they come due; and

•	Piramal will cause the surviving corporation to pay 2008 incentive bonuses to those employees entitled to receive them.

Purchase of Notes

At the closing of the merger, Piramal has agreed to purchase from the Noteholders our outstanding Notes which have a current principal balance of $40 million and for which an $8 million redemption premium would be payable as a result of the merger, for an aggregate purchase price of $30,840,704.56. See “Other Agreements Entered into in Connection with the Merger — Note Purchase Agreement” beginning on page 58.

Financing

From December 22, 2008 until the effective time of the merger, we and our representatives will provide Piramal and its representatives with all cooperation that may be reasonably requested by Piramal in connection with obtaining financing in order to consummate the transactions contemplated by the merger agreement.

Delisting and Deregistration

We shall cooperate with Piramal and use commercially reasonable efforts to enable the delisting of our common stock from NYSE Alternext and the deregistration of our common stock under the Exchange Act as promptly as practical after closing.

Timing of Closing

We intend to work towards closing the merger as promptly as possible. In accordance with the merger agreement, the closing of the merger will occur on a time and date specified by the parties, but unless the parties agree otherwise, in no event later than the second business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement, other than those conditions that by their terms are to be satisfied on the closing date of the merger, but subject to the fulfillment or waiver of such conditions.

Conditions to the Consummation of the Merger

The obligations of each of us, Piramal and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock; and

•	no statute, rule, regulation, executive order, judgment, decree or injunction being enacted, entered, issued, promulgated or enforced by any court or governmental entity that prohibits or restricts the consummation of the merger or makes such consummation illegal.

Neither Piramal nor Merger Sub will be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•	our representations and warranties made in the merger agreement, to the extent qualified by materiality, shall be true and, to the extent not so qualified, shall be true in all material respects and except as would not have a Material Adverse Effect, as of December 22, 2008 and as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	we shall have performed or complied in all material respects with all agreements and conditions contained in the merger agreement which we are required to perform or comply with prior to or at the time of closing of the merger;

•	we shall have delivered to Piramal a certificate certifying the fulfillment of specified closing conditions;

•	all governmental authorizations, consents or approvals required in connection with the execution and delivery of the merger agreement and the performance of the obligations thereunder shall have been made or obtained without restrictions that individually or in the aggregate are likely to have, individually or in the aggregate, a Material Adverse Effect;

•	all other consents and approvals required in connection with the execution, delivery and performance of the merger agreement shall have been received, except those for which the failure to obtain such consents or approvals does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

•	There shall not have occurred any change, condition, event or development that has had, individually or in the aggregate, a Material Adverse Effect.

We will not be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•	Piramal’s and Merger Sub’s representations and warranties made in the merger agreement, to the extent qualified by a materiality or Material Adverse Effect qualification, shall be true and, to the extent not so qualified, shall be true in all material respects as of December 22, 2008 and as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	Piramal and Merger Sub shall have performed or complied in all material respects with all agreements and conditions in the merger agreement required to be performed or complied with by it prior to or at the time of closing of the merger; and

•	Piramal shall have delivered to us a certificate, dated the date of the closing of the merger, certifying as to the fulfillment of specified closing conditions.

Termination of the Merger Agreement

The merger agreement may be terminated under specified circumstances, including, without limitation, the following circumstances:

•	by the mutual written consent of us and Piramal;

by either us or Piramal if:

•	any final, non-appealable order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement or the voting agreements shall have been issued, provided, that the party seeking to terminate the merger agreement has used its reasonable best efforts to contest and remove such order, decree, ruling or action and has not breached its obligations to use reasonable best efforts to consummate the merger;

•	if the merger has not occurred on or before April 21, 2009; provided, that this right to terminate shall not be available to any party whose failure to fulfill or breach of any obligation under the merger agreement has been the cause of, or resulted in, the failure to consummate the merger by such date; or

•	if our stockholders fail to approve the merger agreement at the special meeting of the stockholders or any adjournment or postponement thereof;

by Piramal if:

•	there has been a breach by us of any representation, warranty or obligation contained in the merger agreement that would result in a failure of a condition to Piramal’s and Merger Sub’s obligation to close if such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after we have received written notice from Piramal of the occurrence of such failure or breach; or

•	our board of directors or a committee thereof has withdrawn or adversely modified its approvals or recommendations of the merger or the transactions contemplated by the merger agreement or if we, our directors and officers or our investment advisor shall have intentionally breached the obligations in the merger agreement not to solicit or negotiate an alternative acquisition proposal;

by us if:

•	there has been a breach by Piramal and Merger Sub of any representation, warranty or obligation contained in the merger agreement that would result in a failure of a condition to our obligation to close if such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after we have received written notice from us of the occurrence of such failure or breach;

•	if (i) we have complied with all of our obligations in the merger agreement with respect to non-solicitation and alternative acquisition proposals, (ii) we have given Piramal and Merger Sub at least three business days’ advance notice of our intention to accept or recommend a superior proposal, including all of the terms and conditions of the superior proposal, (iii) our board of directors, after taking into account any modifications to the terms of the merger proposed by Piramal or Merger Sub after receipt of such notice, continues to believe such acquisition proposal constitutes a superior Proposal and (iv) our board of directors, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of its fiduciary duty to the Company’s stockholders under applicable law; provided that we pay to Piramal its out-of-pocket fees and expenses of up to $1.2 million and a termination fee of $1.2 million; or

•	all of the conditions to our obligations to close the merger agreement have been satisfied and Piramal has failed to consummate the merger no later than ten calendar days after the satisfaction of those conditions.

Termination Fees

Pursuant to the terms of the merger agreement, we are required to pay Piramal a termination fee of $1.2 million and to reimburse it for its out-of-pocket expenses of up to $1.2 million if:

•	we terminate the merger agreement in order to enter into an acquisition agreement for a superior proposal in accordance with the terms of the merger agreement; or

•	Piramal terminates the merger agreement because there has been a breach by us of any representation, warranty or obligation contained in the merger agreement that would result in a failure of a condition to Piramal’s and Merger Sub’s obligation to close if such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after we have received written notice from Piramal of the occurrence of such failure or breach and prior to such termination an alternative acquisition proposal shall have been announced or we enter into a definitive agreement with respect to an alternative acquisition proposal within twelve months of the termination.

If the agreement is terminated by Piramal for an unremedied breach of representation, warranty or obligation, but a termination fee is not payable, we will still be obligated to pay their out-of-pocket expenses of up to $1.2 million. We will also pay those expenses if the agreement is terminated because our stockholders fail to approve the merger agreement at the special meeting of stockholders.

Piramal is required to pay us a termination fee of $1.2 million and to reimburse us for our out-of-pocket printing, filing and legal and financial advisory fees of up to $1.2 million if we terminate the agreement after all of the conditions to its obligations to close the merger agreement have been satisfied and Piramal has failed to consummate the merger no later than ten calendar days after the satisfaction of those conditions

Except as expressly set forth in the merger agreement and described above, all out-of-pocket costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such costs and expenses.

Specific Performance

The parties are entitled to seek an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other legal or equitable remedy to which they are entitled. However, if the agreement is terminated in accordance with the terms described under the heading “— Termination Fees” above, the payment of termination fees and reimbursement of out-of-pocket expenses as described therein shall be the sole and exclusive remedy available to each party.

OTHER AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER

Note Purchase Agreement

On May 6, 2008, we issued to certain institutional accredited investors the Notes with an aggregate principal balance of $40 million. The Notes are still outstanding and the principal balance of the Notes is still $40 million. The Notes are convertible at any time into shares of our common stock, at an initial conversion price of $2.65 per share, subject to certain adjustments set forth in the notes. The Notes mature on the May 6, 2011. Interest is payable quarterly and principal will be payable in cash on the maturity date. The Notes are secured by a security interest on substantially all of our and Minrad Inc.’s assets.

Under the terms of the Notes, upon a change of control we are required to either cause the acquiring company to assume the obligations under the notes or to cause the notes to be paid in full at a redemption price equal to 120% of the outstanding principal balance (currently, that redemption price would be $48 million). In connection with the merger agreement, Piramal entered into the Note Purchase Agreement with the Noteholders in which Piramal has agreed to acquire the Notes for an aggregate purchase price of $30,840,704.56. The closing of the acquisition of the Notes will occur at the earliest of:

•	closing of the merger;

•	as soon as practicable but no later than two business days following the satisfaction or waiver of all of the conditions to closing the merger set forth in the merger agreement; or

•	no later than two business days following the date on which our stockholders fail to approve the merger at the special meeting or any reconvened meeting after any adjournment or postponement.

Credit Agreement with Piramal

Simultaneously with our entry into the merger agreement, we also entered into a credit agreement with Piramal pursuant to which it loaned us $12 million in order to fund our operations from December 22, 2008 until the effective time of the merger. Interest on the loan will be payable at the six-month LIBOR rate plus six percent (6%). Principal and interest for the loan will be payable upon the maturity date, which is the earlier of the 120th day after the closing of the loan or the termination of the credit agreement. We will pay a fee equal to 20% of the loan amount on the maturity date or upon acceleration of the loan, provided that no fee will be payable if Piramal or Piramal India breach their obligations under the merger agreement in a manner which gives us a right to terminate the merger agreement or if they breach their obligation to purchase the Notes under their agreement with the Noteholders. The loan is secured by a lien on substantially all of our and Minrad Inc.’s assets.

Intercreditor Agreement

As a condition of providing us with the Piramal Loan, Piramal required the Noteholders to enter into an intercreditor agreement. Under the terms of the intercreditor agreement, the Noteholders agreed to subordinate and defer their right to payment of the Notes until the Piramal Loan is paid in full, and to subordinate the liens securing the Notes to the liens securing the Piramal Loan. However, in the event Piramal or Piramal India defaults under the merger agreement in a manner which gives us a right to terminate the merger agreement and the breach is not cured or waived, or if Piramal fails to purchase the Notes in accordance with their Note Purchase Agreement with the Noteholders, the Notes will become senior and Piramal’s right to payment under the Piramal Loan will be subordinated to the rights of the Noteholders and the liens securing the Piramal Loan will be subordinated to the liens securing the Notes.

The Noteholders also agreed to waive certain rights which they had under the agreements relating to the Notes during the period between December 22, 2008 and the earlier of (i) the date of the purchase of the Notes in accordance with the Note Purchase Agreement or (ii) the termination of the merger agreement as a result of a default by Piramal.

Consent, Waiver and Forbearance Agreement

Under the terms of the Notes and the security and other documents relating to the Notes, our entry into and performance of the terms of the merger agreement gave the Noteholders certain rights and violated certain covenants of those documents. In addition, we anticipate that between December 22, 2008 and the closing of the merger, certain events of default under the Notes and related documents are likely to occur. As a result, we requested and the Noteholders agreed to enter into a Consent, Waiver and Forbearance Agreement. In that agreement, each Noteholder:

•	consented to the Piramal Loan;

•	waived its right to participate in the Piramal Loan as a lender;

•	waived its right to redeem its notes in connection with the consummation of the merger;

•	agreed to forbear from exercising any and all rights or remedies available to it as a result of any default, event of default or breach during the period between December 22, 2008 and the earliest to occur of (i) termination of the merger agreement, (ii) breach by Piramal of the Note Purchase Agreement, (iii) acceleration of the Piramal loan, (iv) our bankruptcy or other insolvency event (the “Forbearance Term”);

•	agreed to waive its rights to redeem its Note if we are delisted from NYSE Alternext exchange;

•	agreed not to convert its Note to common stock during the Forbearance Term;

•	agreed not to transfer its Note;

•	agreed to accept as payment in full of all amounts due and owing to it in connection with the Notes and related documents, the purchase price paid pursuant to the Note Purchase Agreement, and to transfer all liens securing the Notes to Piramal upon such payment in accordance with the Note Purchase Agreement; and

•	agreed it would not receive the interest payment which was scheduled to be paid on December 31, 2008 and that it would forbear from exercising any and all rights or remedies relating thereto until the expiration of the Forbearance Period.

In the Consent, Waiver and Forbearance Agreement we agreed not to take the following actions without the prior written consent of the holders of a majority of the principal amount of the Notes:

•	waive any breach of the merger agreement by Piramal or Merger Sub that would give us a right to cancel the merger agreement if such waiver would have an adverse effect on the rights of any Noteholder;

•	amend the merger agreement at a time that Piramal or Merger Sub are in breach of the merger agreement in a manner giving rise to our right to terminate in order to eliminate the provision that is the subject of the breach, if the effect of such amendment would have an adverse effect on the rights of any Noteholder;

•	agree to insert additional conditions to the parties’ obligations to effect a closing of the merger into the merger agreement or amend the merger agreement to modify or amend provisions containing the existing conditions to the parties’ obligations to close the merger, if the effect of such amendment would have an adverse effect on the rights of any Noteholder;

•	amend the provision of the merger agreement that provides that either party may terminate the agreement if the merger has not been completed by April 21, 2009 in any manner other than to extend such date;

•	terminate the merger agreement by mutual consent of the parties, if the effect of such termination would have an adverse effect on the rights of any Noteholder; provided, that the consent of the majority holders of the Notes is not required if the termination is a result of:

•	any claim, action, suit, proceeding or investigation commenced against Minrad, Piramal or Merger Sub, and/or their respective board of directors relating to the merger, the merger agreement or the transactions contemplated thereby that, upon advice of counsel is reasonably likely to result in personal liability to any director, or material damages by or against, any of them to any third party or governmental agency; or

•	the enactment or issuance of any statute, rule, regulation, executive order, judgment, decree or injunction by any court or governmental entity that prohibits or restricts the consummation of the merger or makes such consummation illegal;

•	terminate the merger agreement after all of the conditions to our obligations to close the merger have been satisfied and Piramal has failed to consummate the merger no later than 10 calendar days after the satisfaction of those conditions other than as a result of any claim, action, suit, proceeding or investigation commenced against us and/or our board of directors relating to the merger, the merger agreement or the transactions contemplated thereby that, upon advice of counsel is reasonably likely to result in personal liability to any director, or material damages by or against, any of them to any third party or governmental agency.

Voting Agreement

Concurrently with the execution and delivery of the merger agreement, Piramal entered into a voting agreement with the following individuals and entities:

•	each member of our board of directors, other than Brett Zbar and Jeffrey Ferrell;

•	Kirk Kamsler, our Senior Vice President of Commercial Development;

•	Charles Trego, our Executive Vice President and Chief Financial Officer;

•	Dennis Goupil, our Executive Vice President and Chief Technology Officer;

•	Karen Sonnhalter, our Vice President and Controller

•	William Rolfe, our Vice President and Treasurer

•	Barclay’s Capital Inc., a shareholder and our financial advisor

•	Aisling Capital II, a shareholder and affiliate of one of our Noteholders

Pursuant to the voting agreements, a form of which is attached hereto as Appendix B, the stockholders described above have agreed that until the termination of the merger agreement, in their capacity as a stockholder only, to vote all of their shares of our common stock:

•	in favor of the approval of the merger agreement and the merger;

•	against approval of any proposal made in opposition to or in competition with the consummation of the merger; and

•	against any proposal to frustrate or impede the transactions contemplated by the merger agreement.

As of the record date, an aggregate of 9,900,464 shares of our common stock were subject to the voting agreements, representing approximately 20% of the outstanding shares of our common stock.

In addition, each of these stockholders has given Piramal an irrevocable proxy to vote their shares of our common stock in this manner. Each of these stockholders also agreed that neither they, nor their affiliates or representatives or agents will directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations or assist or facilitate an alternative acquisition proposal.

The voting agreements prohibit each of the parties described above from granting any proxies or entering into other arrangements with respect to the voting of their shares, or transferring any shares of our common stock during the term of the voting agreement, except to any affiliate, family member or trust for the benefit of any family member or a charitable trust and provided that the transferee executes an agreement to be bound by the terms and conditions of the applicable voting agreement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the common stock beneficially owned as of January 7, 2009 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our executive officers;

•	each member of our board of directors; and

•	all our executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after January 7, 2009. Percentage of beneficial ownership is based on 49,302,462 shares outstanding as of January 7, 2009. Beneficial ownership calculations for 5% or greater stockholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% or greater stockholders are required to file with the SEC. Except as otherwise noted, the address of each person listed in the table is c/o Minrad International, 50 Cobham Drive, Orchard Park, New York 14127.

	Number of
Name of Beneficial Owner	Shares	Percent

Beneficial Owners of 5% of Our Common Stock & Affiliates(1)
HealthCor Management, L.P.(2)	6,000,000	12.17%
Lehman Brothers Holding Inc. (LB I & LB I Group)(3)	4,894,330	9.88%
Barclays Capital Inc.(4)	4,633,682	9.40%
Kevin Kimberlin Partners L.P.(5)	4,697,256	9.33%
Laird Q. Cagan(6)	4,499,928	9.04%
Aisling Capital II L.P.(7)	4,514,793	8.82%
Wellington Management Company, LLP(8)	3,880,800	7.87%
New England Partners Capital LLC(9)	3,339,192	6.77%
Laminar Direct Capital L.P.(10)	3,208,427	6.11%
Total for All 5% Owners & Affiliates	39,668,408	64.74%
Directors & Executive Officers(11)
William H. Burns, Jr.(12)	2,142,017	4.29%
David DiGiacinto(13)	1,008,299	2.01%
David Donaldson(14)	53,818	0.11%
Donald F. Farley(15)	391,650	0.79%
Duane Hopper(16)	139,710	0.28%
Robert Lifeso(17)	771,984	1.56%
Theodore Stanley(18)	56,941	0.12%
Brett Zbar(19)	25,000	0.05%
Jeffrey Ferrell	0	0.00%
Charles Trego Jr.(20)	76,806	0.16%
Dennis Goupil(21)	114,537	0.23%
Kirk Kamsler(22)	145,737	0.29%
Karen Sonnhalter(23)	1,610	0.00%
William Rolfe(24)	62,431	0.13%
All directors and executive officers as a group (14 persons)(25)	4,990,540	9.68%

(1)	Excludes shares of common stock held by directors and executive officers, who as a group beneficially own in excess of 5% of the outstanding shares of our common stock.

(2)	Includes 6,000,000 shares of common stock held by HealthCor Management, L.P. , HealthCor Associates, LLC, HealthCor Offshore, Ltd, HealthCor Hybrid Offshore, Ltd., HealthCor Group, LLC, HealthCor Capital, L.P., HealthCor, L.P., Mr. Arthur Cohen, and Mr. Joseph Healey. Address: Carnegie Hall Tower 152 West 57th Street, 47th Floor, New York, NY 10019.

(3)	Includes (i) 4,670,296 shares of common stock held by Lehman Brothers Holdings Inc., Lehman Brothers Inc. and LB I Group Inc., (ii) 224,034 shares of common stock that Lehman has the right to acquire upon conversion of the Notes. (Excludes 3,549,551 shares of common stock that would currently exceed the 9.99% conversion cap on beneficial ownership) Address: 1271 Sixth Avenue, New York, NY 10020.

(4)	Address: 1 Churchill Place, London, E14 5HP, United Kingdom.

(5)	Includes (i) 3,662,627 shares of common stock held by Kevin Kimberlin Partners L.P. (“KKP”) and various affiliates, (ii) 1,034,629 shares of common stock that KKP or its affiliates has the right to acquire by exercising warrants that are exercisable within 60 days of January 7, 2009. Kevin Kimberlin, the General Partner of KKP and its affiliates. Address: 535 Madison Ave., 12th Floor, New York, NY 10022.

(6)	Includes (i) 3,795,432 shares of common stock held directly by Mr. Cagan, (ii) 249,100 shares of common stock held by Cagan McAfee Capital Partners, LLC, an entity in which Mr. Cagan owns a 50% interest and shares voting and dispositive power, (iii) 430,396 shares of common stock that Mr. Cagan has the right to acquire by exercising warrants that were exercisable within 60 days of January 7, 2009 and (iv) 25,000 shares of common stock that Mr. Cagan has the right to acquire by exercising options that were exercisable within 60 days of January 7, 2009. Address: Cagan McAfee Capital Partners, LLC, 10600 N. DeAnza Blvd. Suite 250, Cupertino, CA 95014.

(7)	Includes (i) 2,603,000 shares of common stock held by Aisling, Aisling Capital Partners, LP, a Delaware limited partnership (“Aisling Partners” and general partner of Aisling), Aisling Capital Partners, LLC, a Delaware limited liability company (“Aisling Partners GP” and general partner of Aisling Partners), Mr. Dennis Purcell, a managing member of Aisling Partners GP, Mr. Andrew Schiff, a managing member of Aisling Partners GP, and Mr. Steve Elms, a managing member of Aisling Partners GP (in their capacity as managing members of Aisling Partners GP, each of Messrs. Purcell, Schiff and Elms may be deemed to be beneficial owners of the securities held for the account of Aisling), (ii) 1,886,793 shares of common stock that Aisling has the right to acquire upon conversion of the Notes, and (iii) 25,000 shares of common stock that Mr. Zbar, a principal at Aisling, has a right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009. Address: 888 7th Ave., 30th Floor, New York, NY 10106.

(8)	Address: 75 State St., Boston, MA 02109.

(9)	Address: 400 Crown Colony Drive, Suite 101 Quincy, MA 02169.

(10)	Includes 3,208,427 shares of common stock that Laminar Direct Capital L.P. or its affiliates has the right to acquire by exercising warrants that are exercisable within 60 days of January 7, 2009. The affiliates are Laminar Direct Capital GP Inc., D.E. Shaw & Co., L.P. and David E. Shaw. Address: 120 W. 45th Street, Tower 45, 39th Floor, New York, NY 10036.

(11)	The address for all directors and executive officers is: 50 Cobham Dr., Orchard Park, NY 14127.

(12)	Includes (i) 1,439,831 shares of common stock held by Mr. Burns, (ii) includes 50,100 shares of common stock held by Mr. Burns’ spouse, for which he disclaims beneficial ownership and (iii) 652,086 shares of common stock that Mr. Burns has the right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009.

(13)	Includes (i) 55,799 shares of common stock held by Mr. DiGiacinto and (ii) 952,500 shares of common stock that Mr. DiGiacinto has the right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009.

(14)	Includes (i) 3,818 shares of common stock held by Mr. Donaldson and (ii) 50,000 shares of common stock that Mr. Donaldson has the right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009.

(15)	Includes (i) 319,578 shares of common stock held by Mr. Farley, (ii) 22,072 shares of common stock that Mr. Farley has the right to acquire pursuant to outstanding warrants that were exercisable within 60 days of January 7, 2009 and (iii) 50,000 shares of common stock that Mr. Farley has the right to acquire pursuant to outstanding options that were exercisable within 60 days of January 7, 2009.

(16)	Includes (i) 89,710 shares of common stock held by Mr. Hopper and (ii) 50,000 shares of common stock that Mr. Hopper has the right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009.

(17)	Includes (i) 681,984 shares of common stock held by Dr. Lifeso and (ii) 90,000 shares of common stock that Dr. Lifeso has the right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009.

(18)	Includes (i) 31,941 shares of common stock held by Dr. Stanley and (ii) 25,000 shares of common stock that Dr. Stanley has the right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009.

(19)	Includes 25,000 shares of common stock that Mr. Zbar has the right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009. Does not include the 4,514,793 held by Aisling described in footnote (7) above. Mr. Zbar is a principal at Aisling, but does not hold sole voting and dispositive power.

(20)	Includes (i) 26,806 shares of common stock held by Mr. Trego and (ii) 50,000 shares of common stock that Mr. Trego has the right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009.

(21)	Includes (i) 2,037 shares of common stock held by Mr. Goupil and (ii) 112,500 shares of common stock that Mr. Goupil has the right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009.

(22)	Includes (i) 8,237 shares of common stock held by Mr. Kamsler, and (ii) 157,500 shares of common stock that Mr. Kamsler has the right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009.

(23)	Includes (i) 1,610 shares of common stock held by Ms. Sonnhalter. Ms. Sonnhalter does not have the right to acquire any shares of common stock pursuant to options that were exercisable within 60 days of January 7, 2009.

(24)	Includes (i) 2,431 shares of common stock held by Mr. Rolfe and (ii) 60,000 shares of common stock that Mr. Rolfe has the right to acquire pursuant to options that were exercisable within 60 days of January 7, 2009.

(25)	Includes (i) 2,713,882 shares of common stock held, (ii) warrants to acquire 22,072 shares of common stock, and (iii) 2,254,586 options to purchase common stock that were exercisable by members of the group within 60 days of January 7, 2009.

STOCKHOLDER PROPOSALS

If the merger is consummated, we will be a privately-held company, and there will be no public participation in any future meeting of our stockholders. However, if the merger is not consummated or if we are otherwise required to do so under applicable law, we will hold a 2009 annual meeting of our stockholders.

Proposals intended to be presented by a stockholder at our 2009 Annual Meeting of Stockholders and included in our proxy materials must have been received at our principal offices in Buffalo, New York no later than December 26, 2008 for inclusion in the proxy materials for that meeting (unless the date of our 2009 Annual Meeting is changed by more than 30 days from the date of the 2008 annual meeting of our stockholders, in which case the deadline is a reasonable time before we mail our proxy materials), and must have met all of the other requirements of Rule 14a-8 of the SEC.

OTHER MATTERS

Our directors know of no other matters to be brought before the special meeting. If any other matters properly come before the meeting, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov . You also may obtain free copies of the documents we file with the SEC by going to the Investor Information page of our corporate website at http://www.minrad.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of any of our filings with the SEC, without charge, by written or telephonic request directed to Minrad International, Inc., 50 Cobham Drive, Orchard Park, New York 14127, Attn: David DiGiacinto, Telephone (716) 855-1068, on the Investor Information page of our corporate website at http://www.minrad.com or from the SEC through the SEC’s website at the address provided above.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 28, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
AMONG
PIRAMAL HEALTHCARE, INC.,
MAYFLOWER ACQUISITION CORP.
PIRAMAL HEALTHCARE LTD.
and
MINRAD INTERNATIONAL, INC.
Dated as of December 22, 2008

A-i

A-ii

Glossary of Defined Terms

Defined Terms	Defined in Section

Acquisition Proposal	Section 6.02(f)
Adverse Recommendation Change	Section 6.02(d)
Affiliate	Section 9.10(a)
Agreement	Opening Paragraph
Associate	Section 9.10(a)
beneficial ownership	Section 9.10(b)
Business Day	Section 9.10(c)
Certificates	Section 3.02(b)
Closing	Section 1.02
Code	Section 2.05
Company	Opening Paragraph
Company Common Stock	Section 2.01
Company Expenses	Section 8.03(e)
Company Intellectual Property Rights	Section 4.14(b)
Company SEC Documents	Section 4.05(a)
Company Securities	Section 4.02(b)
Company Termination Fee	Section 8.03(b)
Confidentiality Agreement	Section 4.18
Copyright	Section 4.14(a)(ii)
CSA	Section 4.19(a)
DGCL	Recitals
Disclosure Letter	Article IV
Dissenting Shares	Section 3.01
Domain Names	Section 4.14(a)(v)
Effective Time	Section 1.02
Enforceability Limitation	Section 4.03(a)
Environmental Disclosure Requirements	Section 4.13(f)
Environmental Law	Section 4.13(f)
ERISA	Section 4.09(a)
ERISA Affiliate	Section 4.09(a)
Exchange Act	Section 4.04
Existing Policy	Section 6.05(b)
Existing Stock Options	Section 3.04
Existing Warrants	Section 3.05
FDA	Section 4.19(b)
FDCA	Section 4.19(a)
Financial Statements	Section 4.05(a)
Foreign Antitrust Laws	Section 4.04
GAAP	Section 4.05(a)
Governmental Entity	Section 4.04

A-iii

Defined Terms	Defined in Section

Hazardous Substance	Section 4.13(f)
Health Care Laws	Section 4.19(g)
HSR Act	Section 4.04
Indemnified Person	Section 6.05(a)
Intellectual Property Rights	Section 4.14(a)
Licensed Rights	Section 4.14(e)
Lien	Section 9.10(f)
Loan Documents	Recitals
Material Adverse Effect	Section 9.10(g)
Merger Consideration	Section 2.01
Material Contract	Section 4.16
Maximum Amount	Section 6.05(b)
Merger	Section 1.01
Note Purchase Agreements	Recitals
Option Consideration	Section 3.04
PHSA	Section 4.19(a)
Parent	Opening Paragraph
Parent Expenses	Section 8.03(b)
Parent Termination Fee	Section 8.03(e)
Patent	Section 4.14(a)(iii)
Paying Agent	Section 3.02(a)
Payment Fund	Section 3.02(a)
Permits	Section 4.12
Permitted Liens	Section 9.10(h)
Person	Section 9.10(i)
PHL	Recitals
PH Sub	Opening Paragraph
Plan	Section 4.09(a)
Potential Acquiror	Section 6.02(b)
Preferred Stock	Section 4.02(a)
Preliminary Proxy Statement	Section 6.08
Proceeding	Section 9.03(e)
Proxy Statement	Section 4.07
Regulatory Inquiry	Section 6.09(b)
Real Property Leases	Section 4.15(b)
Release	Section 4.13(f)
Required Company Vote	Section 4.03(b)
Sarbanes-Oxley Act	Section 4.05(a)
SEC	Section 4.05(a)
Securities Act	Section 4.05(a)
Senior Notes	Section 3.06
Shares	Section 2.01
Software	Section 4.14(a)(iv)

A-iv

Defined Terms	Defined in Section

Special Meeting	Section 2.04
Stock Option Committee	Section 3.04
Stock Option Plans	Section 3.04
Subsidiary	Section 9.10(j)
Subsidiary Securities	Section 4.02(c)
Superior Proposal	Section 6.02(f)
Surviving Corporation	Section 1.01
Takeover Laws	Section 4.18
Tax	Section 4.11(n)
Tax Return	Section 4.11(n)
Termination Date	Section 8.01(c)
Trademark	Section 4.14(a)(i)
Trade Secret	Section 4.14(a)(vi)
USRPHC	Section 4.11(f)
Voting Agreement	Recitals
Warrant Consideration	Section 3.05

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 22, 2008, among Piramal Healthcare, Inc., (“Parent”), a Delaware corporation, Mayflower Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“PH Sub”), Minrad International, Inc., a Delaware corporation (the “Company”), and (solely with respect to Sections 3.02, 3.06, 6.12, 8.03, 8.04, 8.05 and Article IX) Piramal Healthcare Limited, an Indian public limited company (“PHL”).

RECITALS

WHEREAS, each of Parent and the Boards of Directors of PH Sub and the Company have determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, their respective stockholders;

WHEREAS, the Board of Directors of the Company has adopted resolutions approving the acquisition of the Company by the execution of this Agreement and the consummation of the transactions contemplated hereby and by the Voting Agreement, and recommending that the Company’s stockholders approve the agreement of merger in accordance with the General Corporation Law of Delaware (the “DGCL”)) as contained in this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution hereof and in order to induce Parent and PH Sub to enter into this Agreement, Parent is entering into a Voting Agreement dated as of the date hereof (the “Voting Agreement”) with the stockholders of the Company named therein under which each such stockholder is, among other things, agreeing to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth therein;

WHEREAS, Parent has agreed to make available to the Company, on an arm’s length basis, interim funding from the date of this Agreement for operations of the Company through the Closing on terms and subject to the conditions of this Agreement and the loan, security and related agreements governing such transaction (the “Loan Documents”);

WHEREAS, concurrently with the execution hereof and in order to induce Parent and PH Sub to enter into this Agreement, Parent is entering into Note Purchase Agreements dated as of the date hereof (collectively, the “Note Purchase Agreements”) with certain holders of notes issued by the Company under which Parent has agreed to acquire and the note holders have agreed to sell the Company notes held by such note holders on the terms and subject to the conditions set forth therein;

WHEREAS, Parent, PH Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, PH Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Minrad International, Inc.” and shall continue its existence under the laws of Delaware. In connection with the Merger, the separate corporate existence of PH Sub shall cease.

Section 1.02  Consummation of the Merger.  Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 8.01, the consummation of the Merger (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver of all of the conditions set forth in Article VII (and, in any event, not more than two business days following the satisfaction or waiver of all such conditions), at the offices of offices of Waller Lansden Dortch & Davis, LLP, or such other place as the parties may agree. Subject to the provisions of this Agreement, PH Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, as required by the DGCL, and shall take all such further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the “Effective Time.”

Section 1.03  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 1.04  Certificate of Incorporation and Bylaws.  The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of the PH Sub in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: “The name of the Corporation is Minrad International, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law. The Bylaws of PH Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

Section 1.05  Directors and Officers.  The directors of PH Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified. The officers of PH Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.01  Conversion of Shares.  Each outstanding share of common stock of the Company, par value $.01 per share (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (individually a “Share”, and collectively the “Shares”) (other than Shares owned by Parent, PH Sub or any Subsidiary of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax specified in Section 2.10) equal to $0.12, without interest (the “Merger Consideration”), upon the surrender of the certificate representing such Shares as provided in Section 3.02. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

Section 2.02  Cancellation of Treasury Shares.  Each Share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or Parent or any of their respective wholly owned subsidiaries shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

Section 2.03  Conversion of Common Stock of PH Sub.  Each share of common stock, $.01 par value, of PH Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

Section 2.04  Stockholders’ Meeting.  The Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its stockholders as soon as practicable for the purpose of adopting the agreement of merger (within the meaning of Section 251 of the DGCL) set forth in this Agreement and include in the Proxy Statement the recommendation of its Board of Directors that stockholders of the Company vote in favor of the adoption of the agreement of merger set forth in this Agreement.

Section 2.05  Withholding Taxes.  Parent, PH Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger any stock transfer taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the Merger as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

Section 2.06  Subsequent Actions.  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or PH Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or PH Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation, or otherwise to carry out this Agreement.

ARTICLE III

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS AND
WARRANTS; CONVERTIBLE NOTES

Section 3.01  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and PH Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

Section 3.02  Payment for Shares.  (a) From time to time after the Effective Time, PHL and Parent shall cause PH Sub to make available to a bank or trust company designated by Parent (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 2.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent or PH Sub or any of their respective Subsidiaries and Dissenting Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.10) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making on an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with Section 3.01 prior to the end of such six-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law) unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.03  Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consolidation as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

Section 3.04  Existing Stock Options.  At, or immediately prior to the Effective Time, the Board of Directors of the Company or a committee (the “Stock Option Committee”) administering any stock option or similar plan of the Company or under any agreement to which the Company or any of its Subsidiaries is a party for the issuance of an interest in the capital stock of the Company (the “Stock Option Plans”), shall obtain any consents necessary to reflect the cancellation of all outstanding options (whether or not then vested) to acquire Shares under the Stock Option Plans or otherwise, including any contract or covenant to issue options, (the “Existing Stock Options”) that are held by any member of the Board of Directors of the Company or any officer of the Company. In addition, the Stock Option Committee shall obtain any consents necessary and take all appropriate actions (which may include payment of nominal consideration) to effect the cancellation of all Existing Stock Options that are by their terms or applicable law subject to cancellation upon the transactions contemplated by this Agreement, such cancellation to be effective at or immediately prior to the Effective Time. With respect to Existing Stock Options that are not held by members of the Board of Directors or officers of the Company, and are not subject to cancellation by their terms or applicable law, the Stock Option Committee shall use its reasonable best efforts to obtain the consent of the holders of such Existing Stock Options to the cancellation thereof at or immediately prior to the Effective Time; provided that the Stock Option Committee shall obtain the prior consent of Parent before offering any payment of consideration to the holders of such Existing Stock Options. Notwithstanding the foregoing, the Stock Option Committee may offer, at or immediately prior to the Effective Time, to the holder of Existing Stock Options to cancel in exchange for, unless the terms of such Existing Stock Options or Stock Option Plans provide for the payment of a different amount, the right to receive, in full satisfaction of such Existing Stock Option, an amount in cash without interest in respect thereof equal to the product of (a) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option and (b) the number of Shares subject to such Existing Stock Option (such amount being hereinafter referred to as the “Option Consideration”). Payment of the amounts contemplated hereunder shall be made not later than three Business Days after the Effective Time. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Stock Option. All administrative and other rights and authorities granted under any Stock Option Plan to the Company, the Board of Directors of the Company or any Committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.

Section 3.05  Warrants.  At or immediately prior to the Effective Time, the Board of Directors of the Company shall use its reasonable best efforts to obtain any consents necessary so that substantially all warrants to purchase Shares that are outstanding immediately prior to the Effective Time (the “Existing Warrants”) heretofore granted by the Board of Directors shall be canceled in exchange for the right to receive an amount in cash without interest in respect thereof equal to the product of (a) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Warrant and (b) the number of Shares subject to such Existing Warrant (such amount being hereinafter referred to as the “Warrant Consideration”). Payment of the Warrant Consideration contemplated hereunder shall be made not later than three Business Days after the Effective Time. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Warrant.

Section 3.06  Senior Notes.  At the Effective Time and in connection with the Closing, Parent shall purchase 100% of the outstanding Senior Secured Convertible Notes of the Company, copies of which have been made available to Parent (the “Senior Notes”) in accordance with Section 6.12.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and PH Sub, subject, in the case of each Section of this Article IV, to the information disclosed in corresponding Section of the disclosure letter delivered by the Company to Parent (the “Disclosure Letter”), as follows. Any information disclosed in one Section of the Disclosure Letter shall be deemed, for purposes of the disclosure made by the Company in connection with each Section of Article IV, to have been disclosed in each other Section of the Disclosure Letter provided that such information is disclosed in reasonably sufficient detail so that PH Sub and Parent have fair and adequate notice of such information.

Section 4.01  Organization and Qualification.

(a) The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all corporate power and authority to own or lease its properties and conduct its business as currently conducted. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where any such failures to be so qualified and in good standing have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent and PH Sub accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and its Subsidiaries. Except as set forth in Section 4.01(a) of the Disclosure Letter, the Company does not, directly or indirectly, own any interest in any Person other than in the Company’s Subsidiaries.

(b) Each of the Company’s Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own or lease its properties and conduct its business as currently conducted. Each Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where any such failures to be so qualified and in good standing have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.01(b) of the Disclosure Letter, no Subsidiary, directly or indirectly, owns any interest in any Person other than in the Company’s Subsidiaries.

Section 4.02  Capitalization.  (a) The authorized capital stock of the Company consists of 100,000,000 Shares and 5,000,000 shares of preferred stock, par value $.25 per share, of which 15,000 shares have been designated as Series A Preferred Stock (the “Preferred Stock”). As of the close of business on the day immediately preceding the date hereof, 49,302,462 Shares were issued and outstanding and no Shares were held in the Company’s treasury, and no Preferred Stock was issued or outstanding. As of such date, there were outstanding Existing Stock Options to purchase an aggregate of 7,471,286 Shares. In addition, as of such date there were Existing Warrants to purchase an aggregate of 5,467,585 Shares, and 15,094,340 shares issuable on conversion of the Senior Notes. Since such date the Company has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, has not granted any options, warrants or rights or entered into any other agreements or commitments to issue any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 4.02(a) of the Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of the name of each holder of Existing Stock Options and Existing Warrants, the number of outstanding Existing Stock Options and/or Existing Warrants held by such holder, the grant date of each such Existing Stock Option and/or Existing Warrant, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and/or Existing Warrant and the corresponding exercise price.

(b) Except for the Existing Stock Options, Existing Warrants and other items listed on Section 4.02(b) of the Disclosure Letter, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

(c) Section 4.02(c) of the Disclosure Letter sets forth a list of each Subsidiary of the Company, together with the jurisdiction of incorporation of each such Subsidiary. Except as set forth in Section 4.02(c) of the Disclosure Letter, the Company is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien of any kind other than the pledge by the Company to the Holders (as defined in the Senior Notes) of the Senior Notes of all of the shares of Minrad, Inc., and there are no irrevocable proxies with respect to any such shares Except as set forth in Section 4.02(c) of the Disclosure Letter, each Subsidiary of the Company is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary thereof, free and clear of any Lien of any kind other than the pledge by Minrad, Inc. to the Holders (as defined in the Senior Notes) of sixty-five percent (65%) of the shares of Minrad EU, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company’s Subsidiaries other than those set forth in Section 4.02(c) of the Disclosure Letter (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 4.03  Authority for this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to completion of the Merger, the approval and adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar legal principles affecting creditors rights generally and by general principles of equity (each, an “Enforceability Limitation”).

(b) The Board of Directors of the Company has directed that the agreement of merger contained within this Agreement be submitted to the stockholders of the Company for their approval at a meeting to be held for that purpose. The affirmative vote of the holders of a majority of the Company Common Stock as of the record date for the Special Meeting, (the “Required Company Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt the agreement of merger contained within this Agreement and approve the transactions contemplated hereby, including the Merger. No other vote of the stockholders of the Company is required by law, the articles of incorporation or the by-laws of the Company or otherwise in order for the Company to approve and adopt the agreement of merger contained within this Agreement or to consummate the transactions contemplated hereby.

Section 4.04  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable foreign antitrust or competition laws (“Foreign Antitrust Laws”), (ii) for the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder and (iii) for the filing and recordation of appropriate merger documents as required by the DGCL, (c) except as set forth on Section 4.04(c) of the Disclosure Letter, require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any Lien of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.

Section 4.05  Reports; Financial Statements.  (a) The Company has filed with or furnished to (as applicable) the Securities and Exchange Commission (the “SEC”), on a timely basis, all required forms, reports, schedules, statements and other documents since and including January 1, 2005, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with, or furnished by the Company to, the SEC, as have been amended since the time of their filing or being furnished, collectively, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents (i) did not (or with respect to the Company SEC Documents filed or furnished after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied (or with respect to the Company SEC Documents filed or furnished after the date of this Agreement, will comply) with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company, (B) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal and recurring adjustments that will not be material in amount or effect and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present or, in the case of the Company SEC Documents filed after the date of this Agreement, will fairly present the consolidated financial position and the results of operations and cash flows of the Company and the Company Subsidiaries as of the times and for the periods referred to therein.

(b) Except as disclosed in the Company SEC Documents, the Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15 promulgated under the Exchange Act) effective and sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that comply with the requirements under the Sarbanes-Oxley Act. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s Board of Directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2005, no complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints since January 1, 2005, through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of law. The Company has designed and maintains effective disclosure controls and procedures (as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act) to ensure that information required to be disclosed by the Company in its filings with the SEC and other public disclosure documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. No independent public accountants of the Company or any Subsidiary of the Company has resigned or been dismissed as independent public accountant of the Company or any Subsidiary of the Company as a result of or in connection with any disagreement with the Company or any Subsidiary of the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. No attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors itself pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(c) Except as set forth on Section 4.05(c) of the Disclosure Letter, the Company is in compliance with the applicable listing and corporate governance rules and regulations of NYSE Alternext. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(d) Except as set forth on Section 4.05(d) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any material liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles, other than such liabilities (i) reflected or reserved against in the Financial Statements of the Company or (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2007.

Section 4.06  Absence of Certain Changes.  Since December 31, 2007 and except set forth on Section 4.06 of the Disclosure Letter, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect or any change, condition, event or development that is reasonably likely to have a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of Section 6.01.

Section 4.07  Proxy Statement.  The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, PH Sub or any Affiliate of Parent or PH Sub expressly for inclusion therein. The Proxy Statement will comply as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.08  Brokers.  No Person (other than Barclays, a true and complete copy of whose engagement letter has been furnished to Parent and PH Sub) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

Section 4.09  Employee Benefit Matters.  (a) Section 4.09(a) of the Disclosure Letter sets forth a correct and complete list of all employee benefit plans as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all benefit plans as defined in Section 6039D of the Code and the rules and regulations promulgated thereunder, and all other stock purchase, stock option, equity-based, retention bonus, bonus, incentive compensation, deferred compensation, profit sharing, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, welfare and other employee benefit plans or employment (including severance and change-in-control) agreements, programs, policies or other arrangements (whether formal or informal, oral or written, qualified or non-qualified, and whether or not subject to ERISA), including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, under which any employee, former employee or director (or dependent or beneficiary thereof) of the Company or any ERISA Affiliate (defined below) has any present or future right to benefits or under which the Company or any ERISA Affiliate has any present or future liability (individually, a “Plan” or, collectively, the “Plans”). The term “ERISA Affiliate” means any related company or trade or business that is required to be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code or other company, entity or trade or business that has adopted or has ever participated in any Plan, or any predecessor or successor company or trade or business of the Company.

(b) Neither the Company nor any ERISA Affiliate has been liable at any time for contributions to a plan that is or has been at any time subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA. There is no multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) under which any current or former employee of the Company or any ERISA Affiliate has any present or future right to benefits pursuant to such employment or under which the Company or any ERISA Affiliate has any present or future liability. Neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiemployer plan or to a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(c) No event has occurred, and no circumstance exists, in connection with which the Company, any of its Subsidiaries or any Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan, including Section 406, 409, 502(i) or 502(1) of ERISA, or Part 6 of Title I of ERISA, or Section 4971, 4972, 4975, 4976, 4977 or 4980B of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company or any of its Subsidiaries has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

(d) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which have not been paid have been and will be properly recorded on the books of the Company, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance in all material respects with its terms and all applicable laws and regulations, including ERISA and the Code.

(e) No deduction for federal income tax purposes has been or is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

(f) No Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity.

(g) The transactions contemplated by this Agreement will not result in the payment or series of payments by the Company or any of its Subsidiaries to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other payment which is not deductible for federal income tax purposes under the Code.

(h) Except as set forth in Section 4.09(h) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not (i) entitle any Person to any benefit under any Plan or (ii) accelerate the time of payment, vesting or funding of, or increase the amount, of any compensation or benefits due to any Person under any Plan.

(i) Except as disclosed in the Financial Statements, with respect to each Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state law or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.

(j) The Company has delivered to Parent and PH Sub, with respect to each Plan for which the following exists:

(i) a copy of the annual report, if required under ERISA, with respect to such Plan for the last two years, together with a copy of the financial statements for each such Plan for the last two years if required by ERISA;

(ii) a copy of the Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, all material employee communications relating to such Plan, and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, a true and complete copy of such Plan;

(iii) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

(iv) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code.

(k) With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent and PH Sub.

(l) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Effective Time will have been paid on or before the Effective Time and, as of the Effective Time, there will be no liability of the Company or any of its Subsidiaries under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(m) Except as set forth in Section 4.09(m) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any announced plan or commitment, whether or not legally binding, to create any additional Plans or to amend or modify any existing Plan, and there has been no material change, amendment, modification to or adoption of any Plan since December 31, 2007.

(n) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement or understanding with a labor union or labor organization. There are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

(o) Neither the Company nor any of its Subsidiaries has violated in any material respect any provision of federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Entity regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to wages, hours, civil rights, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the Personal rights of employees, former employees or prospective employees.

(p) Each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) (i) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, and (ii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

Section 4.10  Litigation, etc.  Except as set forth in Section 4.10 of the Disclosure Letter, there is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that involve a material claim against the Company or any of its Subsidiaries. None of the claims, suits, proceedings or governmental investigations listed in Section 4.10 of the Disclosure Letter challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. Except as set forth in Section 4.10 of the Disclosure Letter, neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree.

Section 4.11  Tax Matters.  (a) Except as set forth on Section 4.11(a) of the Disclosure Letter, the Company and its Subsidiaries have timely filed all Tax Returns required to be filed by applicable law with respect to each of the Company and its Subsidiaries or any of their income, properties or operations. All such Tax Returns are true, accurate and complete and accurately set forth all items required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax laws, rules or regulations. Except as set forth on Section 4.11(a) of the Disclosure Letter, the Company and its Subsidiaries have timely paid all Taxes attributable to each of the Company and its Subsidiaries that were due and payable without regard to whether such Taxes have been assessed. The Company has made available to PH Sub complete and accurate copies of all income Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for the taxable years ending 2003 through 2007.

(b) The Company and its Subsidiaries have made adequate provisions in accordance with GAAP appropriately and consistently applied to each of the Company and its Subsidiaries in the Financial Statements for the payment of all Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

(c) All federal, state, local and foreign Tax Returns of the Company and its Subsidiaries have been audited and settled, or are closed to assessment, for all years through 2004. There is no claim or assessment pending, or, to the Company’s or any of its Subsidiaries’ knowledge, threatened against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable. No claim has ever been made by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code, or any similar provision of state, local or foreign law. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiaries.

(d) Except as set forth in Section 4.11(d) of the Disclosure Letter, the Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security, and employment tax withholding for all types of compensation). In addition, the Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

(e) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements). In addition, there is no contract, agreement or intercompany account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part.

(f) The Company and its Subsidiaries are not United States Real Property Holding Corporations (“USRPHCs”) within the meaning of Section 897 of the Code and were not USRPHCs on any “determination date” (as defined in § 1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Closing.

(g) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor any of its Subsidiaries has entered into any listed transaction for purposes of Treasury Regulations Sections 1.6011-4(b) or 301.6111-2(b).

(h) Except as set forth in Section 4.11(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the U.S. Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(i) The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

(j) Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes, or (ii) any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code. Neither the Company nor any of its Subsidiaries is a partner for U.S. federal, state or local Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for U.S. federal, state or local Tax purposes.

(l) Except as set forth on Section 4.11(l) of the Disclosure Letter, there are no limitations on the utilization of the net operating losses, tax credit carryovers or other tax attributes of the Company and its Subsidiaries under Section 382 through Section 384 of the Code (or any corresponding or similar provisions of applicable law) or the separate return limitation year rules under the consolidated return provisions of the Treasury Regulations (or any corresponding or similar provisions of applicable law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(m) The prices and terms for the provision of any property or services by or to the Company and its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

(n) For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, commercial rent, environmental or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to Tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof; and “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 4.12  Compliance with Law; No Default.  Neither the Company nor any of its Subsidiaries is in conflict with, in default with respect to or in violation of, in any material respect, (a) any statute, law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries as of the date of this Agreement, or any property or asset of the Company or any of its Subsidiaries, is bound or affected. The Company and its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of such Permits.

Section 4.13  Environmental Matters.  Except as set forth in Section 4.13 of the Disclosure Schedules,

(a) The Company and each of its Subsidiaries have been at all times and are in compliance with all applicable Environmental Laws, including having obtained all Permits that are required with respect to the operation of its business, property and assets under such Environmental Laws and all such Permits are in full force and effect.

(b) There are no past or present conditions or circumstances at, or arising out of, the operations of the Company or any of its current or former Subsidiaries, including but not limited to on-site or off-site Release.

(c) None of Company nor any of its Subsidiaries has received any notice, request for information, complaint or administrative or judicial order, and there is no investigation, action, suit or proceeding pending nor to the knowledge of the Company, threatened, alleging or asserting liability or potential liability against the Company or any of its Subsidiaries under any Environmental Law or arising from or related to a Release or threatened Release.

(d) The Company has given Parent and PH Sub access to all reports, studies, analyses, tests or monitoring results pertaining to Hazardous Substances, any Release or any environmental concerns relating to facilities or real property owned or operated (including leased) by the Company or any of its current or former Subsidiaries or concerning compliance with or liability under any Environmental Laws.

(e) The Company is not required to make any notifications, registrations, and filings pursuant to any Environmental Disclosure Requirements applicable to its assets and the assets of its Subsidiaries.

(f) For purposes of the foregoing, (i) “Environmental Law” means any statute, law (including common law), ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (A) the protection or preservation of the environment, worker health and safety, human health as it relates to the environment or natural resources, (B) Releases or threatened Releases, (C) the management (including use, treatment, handling, storage, disposal, transportation, recycling or remediation) of any Hazardous Substance or (D) the physical structure or condition, or appropriate use of a building, facility, fixture or other structure;

(ii) “Hazardous Substance” means any substance, pollutant, contaminant, chemical or other material (including petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, urea formaldehyde foam insulation) or waste that is identified or regulated under any Environmental Law; (iii) “Release” means any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance or noxious noise or odor, at, in, on, into or onto the environment; and (iv) “Environmental Disclosure Requirements” means any Environmental Laws requiring notification of the buyer of real property, or notification, registration, or filing with any governmental agency, prior to the sale of any real property or transfer of control of an establishment, of the actual or threatened presence or Release into the environment, or the use, disposal, or handling of Hazardous Substance on, at, under, or near the real property to be sold or the establishment for which control is to be transferred.

Section 4.14  Intellectual Property.

(a) The term “Intellectual Property Rights” means all proprietary and other rights, in any jurisdiction, including rights granted under license, in and to the following:

(i) trademarks, service marks, trade names, trade dress, words, symbols, color schemes, and other indications of origin, in each case whether or not registered (“Trademarks”);

(ii) writings and other works of authorship, including all copyrights, copyright registrations and applications for registration of copyrights, mask works and moral rights relating to the foregoing, in each case whether or not registered (“Copyrights”);

(iii) issued patents and pending patent applications, and any and all divisions, continuations, continuations in part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (“Patents”);

(iv) computer software, including data files, source code, object code, application programming, firmware, algorithms, databases, and all related documentation (“Software”);

(v) internet domain names and uniform resource locators (“Domain Names”);

(vi) trade secret and other proprietary or non-public business information, including technical documentation, designs, discoveries, inventions, processes, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawing, architectural or engineering plans, know-how agreements and other know-how, marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records, in each case whether or not patentable or copyrightable (“Trade Secret”); and

(vii) all rights and incidents of interest in and to all noncompetition or confidentiality agreements;

in each case including any and all: (A) claims, causes of action and defenses relating to the enforcement of any of the foregoing, including for past infringement, (B) associated goodwill; and (C) related documentation including registrations, applications, renewals and extensions of any of the foregoing with or by any Governmental Entity.

(b) The term “Company Intellectual Property Rights” shall mean all Intellectual Property Rights which the Company and its Subsidiaries owns, has rights in or to, or uses in the business of the Company and its Subsidiaries or which are necessary or useful in the conduct of the business of the Company and its Subsidiaries, as currently conducted or currently anticipated to be conducted.

(c) Section 4.14(c) of the Disclosure Letter sets forth with respect to the Company Intellectual Property Rights: (i) for each Patent, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued and the present status thereof; (ii) for each Trademark, the applicable country, province and/or state, the class of goods covered, and any application serial number or registration number; (iii) for each Domain Name, the registration date, renewal date and name of the registrar;

(iv) for each registered Copyright, the number and date of registration for each by country, province and/or state where the underlying work has been registered; (v) for each Trade Secret, the title of the Trade Secret.

(d) Section 4.14(d) of the Disclosure Letter sets forth with respect to the Company Intellectual Property Rights: (i) for each item of Software owned by Company or a Subsidiary, the title and description, (ii) for each item of Software owned by another Person which is necessary to conduct the business of the Company or any Subsidiary having an annual fee greater than $10,000 or a one time fee greater than $75,000, the title, owner and the expiration/renewal date of the applicable license; and (iii) for each product offered for sale by the Company or any Subsidiary, a list of all third party hardware or software that is incorporated into such product.

(e) The Company Intellectual Property Rights include and constitute all Intellectual Property Rights necessary or useful for the conduct of the Company’s and its Subsidiaries’ business as presently conducted or is reasonably foreseeable to be conducted. Except as listed on Section 4.14(e) of the Disclosure Letter, the Company or its Subsidiaries either: (i) own all right, title and interest in and to the Company Intellectual Property Rights (which are expressly identified in the Company Intellectual Property Rights listed in Section 4.14(c) of the Disclosure Letter), free and clear of all encumbrances other than encumbrances specifically listed by such Intellectual Property Rights in Section 4.14(c) of the Disclosure Letter, and have the right to use such Intellectual Property Rights in the conduct of the business as presently conducted, including manufacturing of sevoflurane, desflurane, isoflurane and enflurane, without infringing the rights of others; or (ii) have a valid enforceable right or license to use such portion of the Company Intellectual Property Rights which are owned by third parties (which are expressly identified in the Company Intellectual Property Rights listed in Section 4.14(e) of the Disclosure Letter, collectively, “Licensed Rights”), free and clear of all encumbrances other than encumbrances specifically listed by such Intellectual Property Rights in Section 4.14(c) of the Disclosure Letter, and have the right to use such Intellectual Property Rights in the conduct of the business as presently conducted or as is reasonably foreseeable to be conducted. The Licensed Rights will not cease to be valid and enforceable rights of the Company or any of its Subsidiaries by reason of the execution, delivery and performance of this Agreement, by any agreement executed in connection with this Agreement or by the consummation of the transactions contemplated hereby or thereby.

(f) Except as set forth in Section 4.14(f) of the Disclosure Letter, no written demand or legal proceeding has been instituted or is pending against the Company or a Subsidiary, or to the Company’s knowledge, is threatened, that challenges the right of the Company or a Subsidiary with respect to use or ownership of any of the Company Intellectual Property Rights. Without limiting the foregoing, no interference, opposition, reissue, reexamination, or other proceeding is pending or threatened, in which the scope, validity or enforceability of any of the Company Intellectual Property Rights is being or could reasonably be expected to be contested or challenged. Except as set forth in Section 4.14(f) of the Disclosure Letter, neither the Company nor any of its Subsidiaries have received any notice alleging, or otherwise have any knowledge of (i) the invalidity of, or any limitation on the Company’s or any Subsidiary’s right to use, any of the Company Intellectual Property Rights or (ii) the alleged infringement, misappropriation or breach of any Intellectual Property Rights of others by or on behalf of the Company or any Subsidiary. Neither the Company’s nor any Subsidiary’s use of the Company Intellectual Property Rights nor the conduct of the business of the Company and its Subsidiaries as presently conducted infringes upon, misappropriates, breaches or otherwise conflicts with the Intellectual Property Rights of any other person anywhere in the world. The Company Intellectual Property Rights are not subject to any judgment decree, order, writ, award, injunction or determination of an arbitrator, court or other Governmental Entity affecting the rights of the Company or any Subsidiary with respect thereto. Except as disclosed on Section 4.14(f) of the Disclosure Letter, no Person has interfered with, infringed upon or misappropriated any of the Company Intellectual Property Rights.

(g) Schedule 4.14(g) of the Disclosure Letter lists each agreement pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property Rights. All of such third Person licenses or rights are in full force and effect and there is no default by the Company or any party thereto. Complete and correct copies of all such third Person licenses or other agreements, and any amendments thereto, have been made available to PH Sub. Except as set forth in Section 4.14(g) of the Disclosure Letter: (i) neither the Company nor any Subsidiary is bound by, and no Company Intellectual Property Rights are subject to, any agreement containing any covenant or other provision that in any way limits or restricts the ability of the Company or a Subsidiary to use, exploit, assert or enforce any

Company Intellectual Property Rights anywhere in the world; and (ii) without limiting the foregoing, neither the Company nor any Subsidiary has granted any exclusive licenses to the Company Intellectual Property Rights.

(h) The Company and its Subsidiaries have taken reasonable and appropriate steps to (i) maintain and protect the Company Intellectual Property Rights, (ii) where applicable, preserve the confidentiality of the Company Intellectual Property Rights, (iii) limit use by and disclosure to any Person of the Company’s or a Subsidiary’s Trade Secrets except pursuant to the terms of a written confidentiality agreement with such Person, and (iv) use and protect Trade Secrets owned by another Person pursuant to the terms of a written agreement with such Person or in another lawful manner. There has been no misappropriation of any Trade Secrets or other confidential Intellectual Property Rights used in connection with the Company’s or any Subsidiary’s business by any Person, including any employee, independent contractor, agent or third party.

(i) All internally-developed software programs and other intellectual property have been (i) developed by employees of the Company or its Subsidiaries within the scope of their employment or who have assigned their rights to the Company or its Subsidiaries pursuant to written agreements; (ii) developed by independent contractors or agents who have assigned their rights to the Company or its Subsidiaries pursuant to written agreements or (iii) otherwise acquired by the Company or its Subsidiaries from a third party who has assigned all the Intellectual Property Rights it has developed on the Company’s or any of its Subsidiaries’ behalf to the Company or a Subsidiary, as applicable, and the Company is the sole owner of the Copyrights in such software programs including without limitation those used in the Company’s image guidance technology. As applicable, no Software provided as a part of any product sold or distributed by the Company or any Subsidiary is, in whole or in part, subject to the provisions of any open source, quasi-open source or any other agreement obligating the Company or any of its Subsidiaries to make source code available to third parties or to publish source code under any circumstances.

(j) All certificates of registration and renewal, letters patent and copyright registration certificates and all other instruments evidencing ownership of the Company Intellectual Property Rights are in the possession of the Company or its Subsidiaries. All registrations and applications for Company Intellectual Property Rights owned by the Company or any Subsidiary are registered in the name of the Company or such Subsidiary.

(k) Neither the Company nor any Subsidiary has made any submission or suggestion to, or otherwise participated in, and is not subject to any agreement with, any standards bodies or other entities that could obligate the Company or a Subsidiary to grant licenses to or otherwise impair its control of Company Intellectual Property Rights. No funding, facilities or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Company Intellectual Property Rights.

(l) The Company and its Subsidiaries have made commercially reasonable decisions, taking into account the early stage status and financial resources of the Company and its Subsidiaries, with respect to the filing, prosecution and maintenance of all Intellectual Property owned or exclusively licensed by the Company or its Subsidiaries. For each of the patents and patent applications owned by the Company and its Subsidiaries, (i) all inventors have been properly identified and named; (ii) all inventors have executed an assignment of rights to the Company and, at Closing, the Company shall be the sole assignee; and (iii) the USPTO has been provided full disclosure, including prior art (in accordance with 37 C.F.R. § 1.56) and best mode at the time of filing (in accordance with 35 U.S.C. § 112). For each of the patents and patent applications licensed by the Company and its Subsidiaries, (iv) all inventors have been properly identified and named; (v) the USPTO has been provided full disclosure, including prior art (in accordance with 37 C.F.R. § 1.56) and best mode at the time of filing (in accordance with 35 U.S.C. § 112); and (vi) any royalties due to third parties have been fully set forth in Section 4.14(l) of the Disclosure Letter.

(m) Any filing, registration, issuance, maintenance and renewal fees due in connection with the Company Intellectual Property Rights have been paid on or before the final deadline for paying such fees and all documents, certificates and other material necessary to maintain such Company Intellectual Property have been filed on or before the final deadline for paying such fee with the relevant Governmental Entity. The Company and its Subsidiaries have complied with any and all obligations pertaining to listing any relevant Patents included in the Company Intellectual Property in the FDA Orange Book and have also complied with any and all obligations under the Bayh-Dole Act. Except as set forth in Section 4.14(m) of the Disclosure Letter, no Person has submitted and, to the knowledge of the Company, no Person has indicated any plan to submit, an Abbreviated New Drug Application that includes a certification as defined in 21 U.S.C. 355(j)(2)(A)(vii)(IV) citing any patent listed in the FDA Orange Book for any product marketed by the Company and the Company Subsidiaries.

(n) Without limiting the foregoing, except pursuant to the licenses listed in Section 4.14 of the Disclosure Letter which are additionally specifically identified under Section 4.14(n) of the Disclosure Letter and except for Royalties that may be payable under the Minrad Patent and Inventions Policy that was previously in effect for the Company and its Subsidiaries (a copy of which has been made available to PH Sub), neither the Company nor any of its Subsidiaries have any obligation to compensate or account to any Person an amount in excess of $50,000 for the use of the Intellectual Property Rights used by the Company or any of its Subsidiaries in the conduct of the Company’s and its Subsidiaries’ business.

Section 4.15  Real Property; Properties and Assets.  (a) Section 4.15(a) of the Disclosure Letter sets forth a true, correct and complete list of all of the real property owned in fee by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except (i) the mortgages and other encumbrances granted to the Senior Note holders, (ii) those reflected or reserved against in the most recent balance sheet of the Company included in the Company SEC Documents, (iii) Taxes and general and special assessments not in default and payable without penalty and interest and (iv) other Liens which do not materially interfere with the Company’s or such Subsidiary’s use and enjoyment of such real property or materially detract from or diminish the value thereof.

(b) Section 4.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore delivered to Parent and PH Sub true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, and no termination event or condition or uncured default on the part of the Company or any such Subsidiary exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) those reflected or reserved against in the balance sheet of the Company dated as of June 30, 2008 and included in the Company SEC Documents, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other Liens which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof.

(c) Except as set forth on Section 4.15(c) of the Disclosure Letter, the Company and each of its Subsidiaries has (i) good and valid title to all of the material properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Documents, and to the knowledge of the Company, free and clear of any material Liens other than Permitted Liens, except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet and (ii) a valid leasehold interest, license or other comparable contract of use in all material properties and assets (in each case, tangible or intangible) reflected as leased on such balance sheet, and to the knowledge of the Company, free and clear of any material Liens other than Permitted Liens, except for such leases, licenses or comparable contracts terminated in the ordinary course of business consistent with past practice since the date of such balance sheet.

Section 4.16  Material Contracts.  Section 4.16 of the Disclosure Letter lists, and the Company has made available to Parent and PH Sub true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (including with respect to Personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound which (a) involves or could involve aggregate payments of more than $100,000, (b) would be required to be filed with the SEC under Regulation S-K of the Exchange Act, (c) is or could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (d) restricts or limits in any way the ability of the Company or any of its Subsidiaries to conduct business, (e) is a confidentiality or standstill agreement, (f) would prevent or impair the Company’s ability to consummate the Merger, (g) that provides for indemnification by the Company or any of the Company’s Subsidiaries to any Person, (h) that was not negotiated and entered into on an arm’s-length basis, (i) that could require the disposition of any material assets or line of business of the Company or any of the Company’s Subsidiaries (or, after the Effective Time, Parent or its affiliates), (j) that grants “most favored nation or customer” status that, following the Merger, would apply to Parent or its affiliates, (including the Company and the Company’s Subsidiaries), (k) that prohibits or limits the right of the Company or any of the Company Subsidiaries (or, after the Effective Time, Parent or its affiliates) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property Rights; (l) that is between the Company or any of the Company’s Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, (m) that contains a put, call or similar right pursuant to which the Company or any of the Company’s Subsidiary (or, after the Effective Time, Parent or its affiliates) could be required to purchase or sell, as applicable, any equity interests of any Person, or (n) that is a loan or credit agreement, mortgage, promissory note, indenture or other contract evidencing indebtedness for borrowed money by the Company or any of the Company’s Subsidiaries (each, a “Material Contract”). Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such default. Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary, as applicable.

Section 4.17  Related Party Transactions.  No director, officer, partner, employee, Affiliate or Associate of the Company or any of its Subsidiaries (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries, (b) owns any direct or indirect interest of any kind (other than the ownership of less than 1% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, Affiliate or Associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company of any of its Subsidiaries, (ii) engaged in a business related to the business of the Company or any of its Subsidiaries or (iii) participated in any transaction to which the Company or any of its Subsidiaries is a party or (c) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

Section 4.18  State Takeover Statutes Inapplicable.  The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of Section 203 of the DGCL and any other “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover Laws and regulations of any state (collectively, “Takeover Laws”). The Company Board has consented to the making of any offer and proposal, and the taking of any other action by Parent and PH Sub in connection with this Agreement, and the transactions contemplated hereby in accordance with the terms of the confidentiality agreement dated June 27, 2008 between Parent and the Company (the “Confidentiality Agreement”).

Section 4.19  Regulatory Compliance.  Except as set forth in Section 4.19 of the Disclosure Letter:

(a) Each Company product that is subject to the jurisdiction of the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), the Controlled Substances Act, as amended (the “CSA”), and the regulations promulgated thereunder or similar laws, rules and regulations in any foreign jurisdiction, is being developed, manufactured, stored, tested, marketed, promoted, and/or distributed in compliance with all applicable requirements under FDCA, the PHSA, the CSA and the regulations promulgated thereunder or similar laws, rules and regulations in any foreign jurisdiction;

(b) Except as set forth in Section 4.19(b) of the Disclosure Letter, all manufacturing operations relating to the Company products and conducted by, or on behalf of, the Company and any Subsidiary of the Company have been and are being, to the extent required by applicable law, conducted in compliance with the Federal Food and Drug Administration (the “FDA”) regulations for current Good Manufacturing Practice, including but not limited to 21 C.F.R. Parts 210, 211, and 820, and applicable guidance documents, as amended from time to time, and all applicable similar requirements in other jurisdictions;

(c) All pre-clinical and clinical studies relating to Company products conducted by or on behalf of the Company and any Subsidiary of the Company have been, or are being, conducted in compliance with the requirements of the FDA’s Good Laboratory Practice regulations and FDA’s guidance on Good Clinical Practice and the conduct of clinical trials , as set forth in regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312, 512, 812 and applicable FDA guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, and all requirements relating to protection of human subjects and, to the extent it would not reasonably be expected to result in a material liability to the Company, the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services. The Company has not received any notice that the FDA or any state or federal government authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any Investigational New Drug Application or Investigational Device Exemption Application sponsored by or on behalf of the Company or otherwise restrict the preclinical research on or clinical study of any Company product;

(d) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for marketing authorization from the FDA or other Governmental Entity relating to the Company or any Company Subsidiary, and its respective business and Pharmaceutical Products, when submitted to the FDA or other Governmental Entity, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been or are in the process of being submitted to the FDA or other Governmental Entity;

(e) Except as set forth in Section 4.19(e) of the Disclosure Letter, no Company product has been voluntarily recalled, suspended or discontinued by the Company or any Subsidiary of the Company at the request of the FDA or any other Governmental Entity, nor has the Company or any Subsidiary of the Company received any notice from the FDA or any other Governmental Entity that it is not in compliance with applicable requirements under FDCA, the PHSA, the CSA and the regulations promulgated thereunder or similar laws, rules and regulations in any foreign jurisdiction, including verbal notice or notice in the form of inspectional observations in a Form FDA-483, warning letter, or any other writing; nor has the Company or any Subsidiary of the Company received any notice from the FDA or any other Governmental Entity that it has commenced, or threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any Company product, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Company product;

(f) No officer, employee or agent of the Company or any Subsidiary of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any Subsidiary of the Company has employed or used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations in connection with a Company product, and neither the Company nor any Subsidiary of the Company, nor any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations;

(g) Neither the Company nor any Subsidiary of the Company, nor any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted or would reasonably be expected to result in any material violation of the Federal Antikickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), , the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the FDCA (21 U.S.C. §§ 301 et seq.), the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, and any other similar Law or guidance, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment owed by Company or any Subsidiary of the Company, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the PHSA (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs (collectively, “Health Care Laws”). None of the Company or any Subsidiary of the Company has received any written notification, correspondence or any other written communication from any Governmental Authority, including, without limitation, the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General, of potential or actual material non-compliance by, or liability of, the Company or any Subsidiary of the Company, under any Health Care Laws;

(h) The Company, its Subsidiaries and their respective employees are in compliance with the U.S. Foreign Corrupt Practices Act, as amended, including without limitation the books and records provisions thereof; and

(i) The Company and its Subsidiaries are in compliance in all respects with the U.S. export laws and regulations, including, but not limited to, the International Traffic in Arms Regulations, the FDA, if applicable, and the Export Administration Regulations, and including but not limited to compliance with all regulations, orders and licensing requirements relating to the exportation or reexportation of goods or technology to any sanctioned country. Except as set forth in Section 4.19(i) of the Disclosure Letter, neither the Company nor its Subsidiaries have since January 1, 2005, nor are they are currently, transacting business with any Person identified as a Specifically Designated National or Blocked Person by the Office of Foreign Assets Control of the U.S. Treasury Department or listed on either the Denied Person list or Entity List of the Bureau of Industry and Security of the U.S. Department of Commerce.

Section 4.20  Required Vote of Company Stockholders.  The only vote of the stockholders of the Company required to adopt the plan of merger contained in this Agreement and approve the Merger is the Required Company Vote. No other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the plan of merger contained in this Agreement and approve the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PH SUB

Parent and PH Sub represent and warrant to the Company as follows:

Section 5.01  Organization and Qualification.  Each of Parent and PH Sub is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of PH Sub is owned directly or indirectly by Parent.

Section 5.02  Authority for this Agreement.  Each of Parent and PH Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and PH Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and PH Sub. This Agreement has been duly and validly executed and delivered by Parent and PH Sub and constitutes a legal, valid and binding agreement of each of Parent and PH Sub, enforceable against each of Parent and PH Sub in accordance with its terms except as such enforceability may be limited by any Enforceability Limitation.

Section 5.03  Proxy Statement.  None of the information supplied by Parent, PH Sub or any Affiliate of Parent or PH Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.04  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by Parent or PH Sub nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or PH Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act, and Foreign Antitrust Laws, if applicable, (ii) for the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) for the filing and recordation of appropriate merger documents as required by the DGCL or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or PH Sub to consummate the transactions contemplated hereby, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or PH Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or PH Sub to consummate the transactions contemplated hereby or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, PH Sub or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or PH Sub to consummate the transactions contemplated hereby.

Section 5.05  Brokers.  No Person (other than UBS Securities LLC, as financial advisor to Parent and PH Sub) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Parent, PH Sub, any of their respective Subsidiaries or any of their respective officers, directors or employees.

Section 5.06  No Financing Contingency.  Each of Parent and PH Sub acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding Parent’s or PH Sub’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement or the satisfaction with the terms of any financing. With respect to any financing to be incurred by Parent or PH Sub in connection with the transactions contemplated by this Agreement, Parent has delivered to the Company true, complete and correct copies of all commitment letters (the “Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein. The Financing Commitments are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent and the other parties thereto.

Section 5.07  Operations of PH Sub.  PH Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.08  No Additional Representations.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND PH SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANYONE OR MORE OF THE FOREGOING.

ARTICLE VI

COVENANTS

Section 6.01  Conduct of Business of the Company.  Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and its Subsidiaries, and the Company will promptly advise Parent and PH Sub in writing of any material change in the Company’s or any of its Subsidiaries’ condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities, business prospects or results of operations. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

(a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge of any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options;

(b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly owned Subsidiaries with regard to their capital stock);

(d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities (other than any acquisition of assets in the ordinary course of business consistent with past practice) or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $50,000 or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice, (ii) enter into a Material Contract or terminate or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract or (iii) appoint any Person as an exclusive distributor of the Company’s products;

(e) other than indebtedness provided by PH Sub or its Affiliates, incur or assume any long term debt or short term debt except for trade payables incurred in the ordinary course of business consistent with past practice;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(h) change any of the accounting methods, principles or practices used by it except as required by United States generally accepted accounting principles;

(i) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability;

(j) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents);

(k) grant any stock-related, performance or similar awards or bonuses;

(l) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(m) enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to Persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in an increase in benefits or compensation expense of the Company);

(n) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company;

(o) enter into, amend, or extend any collective bargaining or other labor agreement, or implement any reduction in labor force, layoff, early retirement program, severance program or other effort concerning termination of Company employees other than routine terminations;

(p) adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement, except to the extent required by law or as requested by Parent pursuant to Section 6.06(b);

(q) settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the Financial Statements or incurred in the ordinary course of business subsequent to that date;

(r) except as specifically permitted by Section 6.02, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate at, or as of any time prior to, the Effective Time, or that would impair the ability to consummate the Merger in accordance with the terms hereof or delay such consummation;

(s) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the meeting contemplated by Section 2.04; or

(t) agree in writing or otherwise to take any of the foregoing actions.

Notwithstanding anything to the contrary in this Section 6.01, the Company and its Subsidiaries, upon receipt of the written consent of Parent, which consent will not be unreasonably withheld, may take such actions which the Board of Directors of the Company believes are in the best interests of the Company and its Subsidiaries to conserve capital and reduce expenditures (whether or not such expenditures were included in any budget, forecasts or projections), including with respect to the number of people it employs, the research and development efforts that it pursues, the regulatory and intellectual property filings and related actions that it undertakes, the accounts payable that it pays and the capital expenditures that it makes, including but not limited to with respect to the Company’s image guidance business and its conscious sedation development efforts.

Section 6.02  No Solicitation.  (a) The Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, representatives (including investment bankers, financial advisors, attorneys, accountants, brokers and other agents), agents and Affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with respect to, or provide any information, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any action to assist or facilitate, any Person or group in respect of, any Acquisition Proposal. Notwithstanding the foregoing and subject to compliance with Section 6.02(d) and the prior execution by such Person or group of a confidentiality agreement substantially in the form of the Confidentiality Agreement, the Company may furnish information to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company determines constitutes a Superior Proposal if, and only to the extent that, the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable law.

(b) The Company will immediately (and in any event within 24 hours) notify Parent and PH Sub, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and will immediately communicate to Parent and PH Sub the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and any other terms of such request, inquiry or Acquisition Proposal. Such notification shall include copies of any written communications received from the Potential Acquiror. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or Affiliates) participates in discussions or negotiation with, or provides information to, a Potential Acquiror, the Company will keep Parent advised on a current basis of any developments with respect thereto.

(c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent, PH Sub or any of their respective Affiliates or Associates conducted prior to the date hereof with respect to any Acquisition Proposal and shall notify any such Person with whom it has had any such discussions during the prior 60 days that the Company is no longer seeking the making of any Acquisition Proposal.

(d) Unless and until this Agreement has been terminated in accordance with Section 8.01, the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or PH Sub, the approval or recommendation of the Merger as set forth in Section 2.04 (an “Adverse Recommendation Change”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement, or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal. Without limiting any other rights of Parent and PH Sub under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendation of the Merger or any termination of this Agreement shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws and the Confidentiality Agreement to be inapplicable to, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.

(e) Nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act.

(f) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets of, or at least 20% of the equity interest in, or businesses of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal made in writing in respect of which the Board of Directors of the Company has reasonably determined in good faith (A) that the Potential Acquiror has the financial wherewithal to consummate such Acquisition Proposal without having to obtain new financing other than financing as to which it has obtained binding commitments from reputable sources, (B) after receiving the opinion of its independent financial advisors to such effect, that such Acquisition Proposal would involve consideration that is superior to the consideration under the Merger and (C) after receiving the advice of its outside counsel to such effect, that such Acquisition Proposal is reasonably likely to be consummated without unreasonable delay.

Section 6.03  Access to Information.  (a) From and after the date of this Agreement, the Company will (i) give Parent and PH Sub and their authorized accountants, investment bankers, counsel and other representatives complete access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities, including third-party facilities under contract with the Company, and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or PH Sub may reasonably request, (ii) permit Parent and PH Sub to make such inspections as they may require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and PH Sub with such financial and operating data and other information with respect to the business, properties and Personnel of the Company and its Subsidiaries as Parent or PH Sub may from time to time request and (iv) furnish promptly to Parent and PH Sub a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities laws.

(b) Information obtained by Parent or PH Sub pursuant to Section 6.03(a) shall be subject to the provisions of the Confidentiality Agreement.

Section 6.04  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, (i) each of the Company, Parent and PH Sub shall use its reasonable best efforts to make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Merger or the Voting Agreements and the transactions contemplated hereby and (ii) Parent, PH Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto. If any administrative or judicial action or proceeding is instituted or threatened to be instituted by one or more governmental entities challenging the Merger as violative of the HSR Act or any other competition law, Parent and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to contest such action or proceeding. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.04(b), each of the Company and Parent agree to promptly provide to governmental entities non-privileged information and documents that are necessary to permit consummation of the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Antitrust Entity, provided that it shall keep the Company informed and shall afford the Company a reasonable opportunity to participate therein. The Company shall not initiate any meeting or discussion with, or make any submission to, any Governmental Antitrust Entity with respect to any filings, applications, litigation, investigation, or other inquiry or proceeding regarding the Merger or filings under any pre-merger notification rules or in connection with any actual or threatened claim or proceeding unless Parent has approved in advance such initiation and the circumstances of such meeting, discussion or the content and submission of any such filing.

(c) Nothing in this Agreement shall obligate Parent, PH Sub or any of their respective Subsidiaries or Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries in the United States or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries in the United States.

Section 6.05  Indemnification and Insurance.

(a) From and after the Closing, Parent shall, and shall cause the Surviving Corporation to (including by providing funding), to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each current and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise (each, an “Entity”) at the request of the Company or any Subsidiary (each, together with such Person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time related to the fact that such Person was a director or officer of the Company or any of its Subsidiaries or served as a director, officer, member, trustee or fiduciary of another Entity at the request of the Company or any Subsidiary. The foregoing shall include an obligation of Parent and the Surviving Corporation to advance attorneys’ fees and expenses prior to the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law. Parent and PH Sub agree that all rights to indemnification existing in favor of Indemnified Person of the Company or any of its Subsidiaries as provided in the Company’s Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years.

(b) For a period of not less than six years after the Effective Time, the Surviving Corporation shall maintain in effect the existing policy of officers’ and directors’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to PH Sub prior to the date of this Agreement (the “Existing Policy”), or purchase an extended reporting period policy (tail) to the Existing Policy; provided, however, that (a) the Surviving Corporation may substitute therefor policies issued by an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons than the Existing Policy, and (b) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of an amount which equals 150% of the last annual premium of the Existing Policy on the date hereof (the “Maximum Amount”). In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds the Maximum Amount, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Amount.

(c) This Section 6.05 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Indemnified Person or any Entity referred to in clause (a) of this Section 6.05 (whether or not parties to this Agreement).

Section 6.06  Employee Matters.  (a) Prior to the Effective Time, except for Stock Option Plans or as otherwise set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 4.09(a) of the Disclosure Letter.

(b) The Company shall take, or cause to be taken, all action necessary, as promptly hereafter as reasonably practicable, to amend any plan, other than the Stock Option Plans, maintained by the Company or any of its Subsidiaries to eliminate, as of the date hereof, all provisions for the purchase from the Company or any of its Subsidiaries of Company Securities or Subsidiary Securities. If requested by Parent, the Company hereby covenants and agrees to amend, merge, terminate or take any other action with respect to the Plans, including but not limited to (i) causing any Plan to spin-off or transfer the accrued aggregate account balances to a plan or plans specified by Parent; (ii) take all steps necessary to accomplish such requests, including terminating any Plan; (iii) provide all required notices to Plan participants, beneficiaries and appropriate Governmental Entities; (iv) adopt all necessary resolutions and Plan amendments in order to accomplish such requests; and (v) provide to Parent satisfactory evidence of such actions.

(c) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

(d) No later than two Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and PH Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and PH Sub to make reasonable revisions thereto.

(e) At the Effective Time, Parent shall cause the Surviving Corporation to establish a retention pool in the amount of $500,000 under the Company’s Management Incentive and Retention Plan and to pay, when due, all amounts owing to any eligible Participating Manager as provided therein and allocated among the Participating Managers by the compensation committee of the Company’s Board of Directors not less than 10 days prior to Closing.

(f) The Parent shall cause the Surviving Corporation to pay 2008 incentive bonuses to all of those employees entitled to receive them, including but not limited to David DiGiacinto, Charles Trego, Karen Sonnhalter, Kirk Kamsler, Michael Teague and Dennis Goupil, to the extent the incentives established for such bonuses are achieved within the time periods established.

Section 6.07  Takeover Laws.  The Company shall take all reasonable steps to (a) exclude the applicability of, or to assist in any challenge by Parent or PH Sub to the validity, or applicability to the Merger or any other transaction contemplated by this Agreement of any Takeover Laws, or (b) take all such lawful actions as are reasonably necessary to eliminate or minimize the effects of any applicable Takeover Laws on the transactions contemplated by this Agreement.

Section 6.08  Proxy Statement.  The Company will, as promptly as practicable, and in no event later than January 7, 2009, file with the SEC a preliminary Proxy Statement (the “Preliminary Proxy Statement”) in connection with the vote of the stockholders of the Company with respect to the Merger. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent and PH Sub with, and consult with Parent and PH Sub regarding, any comments that may be received from the SEC or its staff with respect thereto, subject to the prior review and approval of Parent and PH Sub (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing with the SEC, and shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable date (but in no event later than two Business Days after the SEC shall have informed the parties that it has no comments or no further comments) thereto and shall use its best efforts to obtain the necessary approval of the Merger by its stockholders.

Section 6.09  Notification of Certain Matters.  (a) The Company shall give prompt notice to Parent and PH Sub, and Parent or PH Sub, as the case may be, shall give prompt notice to the Company, of the occurrence, or non occurrence, of any event the occurrence, or non occurrence, of which is likely (i) to cause any representation or warranty of such party contained in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (ii) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

(b) Without limiting any other right or obligation under this Agreement, prior to the Effective Time, the Company shall (i) give Parent prompt notice of the making or commencement of any request, inquiry, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action by the FDA or any other applicable Governmental Entity that would reasonably be expected to be material to the Company, any Subsidiary of the Company or any of their respective businesses or products (a “Regulatory Inquiry”), (ii) keep Parent reasonably informed as to the status of any such Regulatory Inquiry; (iii) promptly inform Parent of any communication to or from the FDA or any other applicable Governmental Entity in connection with any Regulatory Inquiry, and (iv) consult and cooperate reasonably with Parent and consider in good faith the views of Parent in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, document, opinion or proposal made or submitted to the FDA or any other applicable Governmental Entity in connection with any Regulatory Inquiry; and

(c) Without limiting any other right or obligation under this Agreement, prior to the Effective Time, the Company shall keep Parent reasonably informed as to the status of any material preclinical studies, clinical trials and other studies and tests conducted by or on behalf of the Company or any Subsidiary of the Company, including with respect to any material development, hurdle, outcome or results related thereto, and consult with Parent and consider in good faith the views of Parent in connection with the initiation of, or the commencement of any material change to the conduct of, or termination of, any such material preclinical studies, clinical trials or other studies or tests.

Section 6.10  Subsequent Filings.  Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and PH Sub copies of each such report filed with the SEC. As of their respective dates, such forms, reports and documents shall comply with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

Section 6.11  Press Releases.  Parent, PH Sub and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party or parties an opportunity to comment thereon), except that a party may, without prior written consent, issue such press release as may be required by any applicable legal NYSE Alternext requirement if it has used commercially reasonable efforts to consult with the other party but has been unable to do so prior to the time such press release or public statement is so required or issued or made.

Section 6.12  Purchase of Senior Notes.  At the Closing and as of the Effective Time, Parent shall purchase from each holder of the Senior Notes all of the outstanding obligations of the Company pursuant to each Senior Note in accordance with the Note Purchase Agreements executed concurrently with this Agreement.

Section 6.13  Financing.  The Company shall use commercially reasonable efforts to cooperate with Parent in its efforts to consummate financing in connection with the transactions contemplated by this Agreement. Such commercially reasonable efforts shall include, to the extent reasonably requested by Parent and at Parent’s expense, (a) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (b) providing information to Parent for its preparation of any confidential information memoranda, preliminary offering memoranda, financial information and other materials to be used in connection with obtaining such financing, (c) cooperation with the marketing efforts of Parent and its financing sources for such financing, including reasonable participation in management presentation sessions, “road shows” and sessions with rating agencies, (d) providing assistance in obtaining any consents of third parties necessary in connection with such financing, (e) providing assistance in extinguishing existing indebtedness of the Company and its Subsidiaries and releasing Liens securing such indebtedness, in each case to take effect at, or proximate to, the Effective Time, (f) cooperation with respect to matters relating to pledges of collateral to take effect at, or proximate to, the Effective Time in connection with such financing, (g) assisting Parent in obtaining legal opinions to be delivered in connection with such financing, (h) assisting Parent in securing the cooperation of the independent accountants of the Company and its Subsidiaries, including with respect to the delivery of accountants’ comfort letters, and (i) providing the financial information necessary for the satisfaction of the obligations and conditions set forth in the commitment letter relating to such financing within the time periods required thereby. Notwithstanding anything to the contrary contained in, or implied by, this Section 6.13, neither the receipt of financing by the Parent or the PH Sub (or any affiliate thereof), nor the approval by the Parent or PH Sub (nor any Affiliate thereof) of, or satisfaction with, the terms of any such financing shall be a condition to the obligation of the Parent and the PH Sub to perform their obligations under this Agreement.

Section 6.14  Stock Exchange De-listing.  Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE Alternext to enable the de-listing by the common stock of the Surviving Corporation from the NYSE Alternext and the deregistration of the common stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

(a) The plan of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company required by and in accordance with applicable law;

(b) No statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Parent, PH Sub or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal; and

Section 7.02  Conditions to the Obligations of the Parent and PH Sub.  The obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable Law:

(a) (i) The representations and warranties of the Company (other than the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 hereof, collectively, the “Fundamental Warranties”) contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement, to the extent qualified by materiality, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and as of the Effective Time as though made as of the Effective Time (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date) and except as would not have a Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in the Fundamental Warranties, to the extent qualified by materiality, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and as of the Effective Time as though made as of the Effective Time.

(b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) All authorizations, consents or approvals of a Governmental Entity required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) The Company shall have obtained the consents and approvals set forth in Section 4.04(c) of the Disclosure Letter, except those for which the failure to obtain such consents or approvals does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) There shall not have occurred any change, condition, event or development that has had, individually or in the aggregate, a Material Adverse Effect.

Section 7.03  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) The representations and warranties of Parent and PH Sub contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of Parent or PH Sub pursuant to this Agreement, to the extent qualified by a materiality or Material Adverse Effect qualification, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and as of the Effective Time as though made as of the Effective Time (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

(b) Parent and PH Sub shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent, certifying as to the fulfillment of the conditions specified in Section 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

Section 8.01  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the stockholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by PH Sub):

(a) by mutual written consent of the Company and Parent;

(b) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Voting Agreements and such order, decree, ruling or other action shall have become final and non appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall have used its reasonable best efforts to contest and remove such order, decree, ruling or action and shall not be in violation of Section 6.04;

(c) by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on the date that is 120 days following the date of this Agreement (such date and time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(d) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.02(a) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.02(b) would not be satisfied (in either case, other than as a result of a breach by Parent or PH Sub of any of their respective obligations under this Agreement that would cause the conditions set forth in Section 7.02 to not be satisfied) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the second day preceding the Termination Date);

(e) by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.03(a) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 7.03(b) would not be satisfied (in either case, other than as a result of a breach by the Company of any of its obligations under this Agreement that would cause the conditions set forth in Section 7.03 to not be satisfied) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the earlier of the second day preceding the Termination Date;

(f) by Parent, if (i) the Board of Directors of the Company or any committee thereof shall have made an Adverse Recommendation Change, (ii) the Board of Directors of the Company shall have failed to include a recommendation in the Proxy Statement that the Company’s stockholders approve the Merger or (iii) there shall have occurred an intentional breach of any material term of Section 6.02 by any of the directors of the Company, the Company’s chairman, chief executive officer or chief financial officer or by the Company’s senior banking advisors at Barclays;

(g) by the Company if (i) the Company has complied with its obligations under Section 6.02, (ii) the Company has given Parent and PH Sub at least three Business Days advance notice of its intention to accept or recommend a Superior Proposal and of all of the terms and conditions of such Superior Proposal, (iii) the Company’s Board of Directors, after taking into account any modifications to the terms of the Merger proposed by Parent and PH Sub after receipt of such notice, continues to believe such Acquisition Proposal constitutes a Superior Proposal and (iv) the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable law; provided that the termination described in this Section 8.01(g) shall not be effective unless and until the Company shall have paid to Parent all of the fees and expenses described in Section 8.03 including, without limitation, the Company Termination Fee; or

(h) by Parent or the Company, if the Special Meeting is held and the Company fails to obtain Required Company Vote at the Special Meeting (or any reconvened meeting after any adjournment or postponement thereof); or

(i) by the Company, if all of the conditions set forth in Sections 7.01 and 7.02 (other than the condition in Section 7.02(c)) have been satisfied and Parent has failed to consummate the Merger no later than 10 calendar days after the satisfaction of the conditions set forth in Sections 7.01 and 7.02.

Section 8.02  Effect of Termination.  If this Agreement is terminated and the Merger is abandoned pursuant to Section 8.01, this Agreement, except for the provisions of Sections 6.03(b), 8.02, 8.03 and Article IX, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for any willful and material breach of this Agreement.

Section 8.03  Fees and Expenses.  (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. For clarification, at the Closing, the Parent and PHL will pay, or will cause the Surviving Corporation, to pay up to $800,000 to settle all the fees and expenses of Barclays as provided in their engagement letter dated May 28, 2008, as modified by the letter, dated as of the date of this Agreement, and $200,000 to settle all legal fees and expenses of the Company’s legal advisors in connection with the transactions contemplated by this Agreement that were not paid as of the date of this Agreement or are incurred after the date of this Agreement.

(b) In the event that this Agreement is terminated (i) pursuant to Section 8.01(d) and either (A) prior to such termination an Acquisition Proposal (other than the Merger contemplated by this Agreement) shall have been made or publicly announced or (B) within 12 months thereafter an Acquisition Proposal shall have been consummated or the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal, (ii) pursuant to Section 8.01(g) or (iii) pursuant to Section 8.01(f), then the Company shall reimburse Parent for the out-of-pocket fees and expenses of Parent and the PH Sub (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Merger, this Agreement, the transactions contemplated hereby and any related financing in an amount not to exceed $1.2 million (collectively “Parent Expenses”) and pay Parent a termination fee of $1.2 million (the “Company Termination Fee”) in immediately available funds by wire transfer to an account designated by Parent. If such amounts become payable pursuant to clause (i)(A), (ii) or (iii) of this Section 8.03(b), they shall be payable simultaneously with and as a condition to such termination (in the case of a termination by the Company) or within one Business Day thereafter (in the case of a termination by Parent). If such amounts become payable pursuant to clause (i)(B) of this Section 8.03(b), they shall be payable simultaneously with the earlier of completion of such Acquisition Proposal and the Company’s entering into such a definitive agreement.

(c) In addition, in the event this Agreement is terminated pursuant to Section 8.01(d) or Section 8.01(h), in either case under conditions in which the Company Termination Fee is not payable, then the Company shall promptly (and in any event with one Business Day after such termination) reimburse Parent for Parent Expenses in immediately available funds by wire transfer to an account designated by Parent.

(d) For purposes of this Section 8.03, this Agreement shall be deemed terminated by Parent pursuant to a provision giving rise to the obligation to pay the Company Termination Fee or Parent Expenses if at the time of any termination hereunder Parent was so entitled to terminate this Agreement pursuant to such provision.

(e) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(i), PHL shall cause Parent or PH Sub to pay the Company a termination fee equal to $1.2 million (the “Parent Termination Fee”) together with the out-of-pocket printing fees, filing fees, and fees of the Company’s legal and financial advisors related to the Merger and the transactions contemplated by this Agreement in an amount not to exceed $1.2 million (the “Company Expenses”). The Parent Termination Fee and the Company Expenses shall be payable in immediately available funds by wire transfer to an account designated by the Company within one Business Day after notice from the Company. In no event shall Parent, PH Sub or PHL be required to pay the Parent Termination Fee on more than one occasion.

(f) (i) Except for its rights under Section 8.03(f)(iii) below and except for its rights under Section 8.02, the Company’s right to receive payment of the Parent Termination Fee and the Company Expenses shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, PH Sub, PHL or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers or Affiliates for the loss suffered as a result of the failure of the Merger to be consummated, or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of Parent, PH Sub, PHL or any of their former, current or future general or limited partners, stockholders, managers, members, directors, officers or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(ii) Except for its rights under Section 8.02, Parent’s right to receive payment from the Company of the Parent Expenses and the Company Termination Fee shall be the sole and exclusive remedy of Parent and PH Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates for the loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company, its Subsidiaries or Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(iii) Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s and PHL’s obligations under this Agreement pursuant to Section 9.03 of this Agreement subject to the satisfaction of any conditions to such obligations contained in this Agreement. For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee and Company Expenses except for a breach covered by Section 8.02 and (B) while the Company may pursue either or both a grant of specific performance of the type provided by the preceding sentence and the payment of the Parent Termination Fee and Company Expenses under Section 8.03(e), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and any monetary damages, including all or any portion of the Parent Termination Fee and Company Expenses.

Section 8.04  Amendment.  To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and PH Sub, subject in the case of the Company to Section 1.04(b), at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.05  Extension; Waiver; Remedies.  (a) At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and PH Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. PHL agrees that any action taken by Parent and PH Sub hereunder will not release it from any obligation it has under this Agreement.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE IX

MISCELLANEOUS

Section 9.01  Survival of Representations and Warranties.  The representations and warranties made in Articles IV and V and the covenants of the parties hereunder to be performed prior to Closing shall not survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 9.02  Entire Agreement; Assignment.  This Agreement, together with the Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or PH Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or PH Sub, as the case may be, of its obligations hereunder.

Section 9.03  Waiver of Jury Trial; Enforcement of the Agreement; Jurisdiction.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.03.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except where this Agreement is terminated in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith. Any action or proceeding for any such remedy shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each Party waives any requirements for the securing or posting of any bond in connection with any such remedy. The parties further agree that (i) by seeking the remedies provided for in this Section 9.03(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party and not otherwise specifically waived under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.03(b) are not available or otherwise are not granted and (ii) nothing contained in this Section 9.03(b) shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.03(b) before exercising any termination right under Article VIII (and pursing damages after such termination) not shall the commencement of any Action pursuant to this Section 9.03(b) or anything contained in this Section 9.03(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in accordance with Section 9.05 or in such other manner as may be permitted by law, of copies of such process to such Party, and nothing in this Section 9.03(c) shall affect the right of any party to serve legal process in any other manner permitted by law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other require for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware court of Chancery (or, only if the Delaware court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of Parent, PH Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suite on the judgment or in any other manner provided by Law.

(d) PHL hereby irrevocably appoints the Persons listed under Waller Lansden Dortch & Davis, LLP in Section 9.05 as agent for service of process, to receive on behalf of PHL service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees that process may be served on such persons by the methods provided for giving notice in Section 9.05.

(e) PHL agrees that, if PHL does not appear or defend itself in any action or proceeding brought by the Company to enforce PHL’s obligations under this Agreement (“Proceeding”) or if it withdraws from, or discontinues its defense of, any such Proceeding at any time, then, without limiting any other rights that the Company may have under this Agreement, or otherwise at law or in equity: (i) the Company shall have the right to introduce this Agreement into evidence for purposes of seeking enforcement of such obligations; (ii) the Delaware court in any such action shall be entitled to enter a judgment and/or grant an order in favor of the Company enforcing PHL’s obligations based solely on this Agreement; (iii) any such judgment and/or order will be deemed to be on the merits in all respects for purposes of the law of India (or any state, province or other jurisdiction thereof); and (iv) neither PHL nor any Affiliate thereof will take any position in any court in India to the effect that such judgment or order is not enforceable in India or any state, province or jurisdiction thereof under any applicable law or decision. If the Company is required to enforce a judgment in India, PHL, Parent and PH Sub agree, jointly and severally, to reimburse the Company for all fees, expenses and costs incurred in connection therewith, including but not limited to the Company’s reasonable attorneys’ and experts’ fees and expenses.

Section 9.04  Validity.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.05  Notices.  All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

if to Parent, PHL or PH Sub:	Piramal Enterprises Ltd. D-Mart Bldg, Mulund Goregaon Link Road Mulund (West) Mumbai 400080 Attention: Madhu Nair Facsimile: 91-22-3953-6940

with a copy to:	Waller Lansden Dortch & Davis, LLP Nashville City Center 511 Union Street, Suite 2700 Nashville, Tennessee 37219 Attention: L. Hunter Rost, Jr., Esq. J. William Morrow, Esq. Facsimile: (615) 244-6804

if to the Company:	Minrad International, Inc. 50 Cobham Drive Orchard Park, NY 14127 Attention: Charles Trego David DiGiacinto Facsimile: (716) 855-1068

With a copy to:	Hodgson Russ LLP 140 Pearl Street Suite 100 Buffalo, NY 14202 Attention: Robert B. Fleming, Jr., Esq. Janet N. Gabel, Esq. Facsimile: (716) 849-0349

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.06  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles thereof that would result in the application of the law of another jurisdiction.

Section 9.07  Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.08  Parties in Interest; PHL Obligations.

(a) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.05 (which is intended to be for the benefit of the Indemnified Persons referred to therein, and may be enforced by any such Indemnified Persons).

(b) PHL agrees that, for purposes of Sections 3.02, 3.06, 6.12, 8.03, 8.04, 8.05 and Article IX (the “Relevant Clauses”), PHL is a party to this Agreement having the same obligations under the Relevant Clauses as Parent and/or PH Sub have thereunder, and that, in the event that Parent and/or PH Sub fail to perform any obligation under or to comply with any of the Relevant Clauses, the Company will have the same rights and remedies against PHL with respect to such failure to perform or comply with the Relevant Clauses as the Company has against Parent or PH Sub for failure to perform or comply with the Relevant Clauses.

Section 9.09  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 9.10  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(b) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(d) “hereby” shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;

(e) “including” shall be deemed to be followed by the phrase “without limitation”;

(f) “Lien” means any lien, mortgage, pledge, encumbrance, condition, restriction, lease, license, security interest or deed of trust.

(g) “Material Adverse Effect” shall mean any change, effect, event, occurrence, circumstance or condition (each an “Effect”) that, taken individually or in the aggregate, has had or is reasonably likely to (i) have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (ii) impair the ability of the parties to consummate the Merger in accordance with the terms hereof or materially delay such consummation, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(i) any change in the Company’s stock price or trading volume, or any failure by the Company or any of its Subsidiaries to meet published or internal revenue or earnings projections;

(ii) any Effect that results from changes affecting the Company’s or any of its Subsidiaries’ industry generally or the United States economy generally;

(iii) any Effect that results from changes affecting general worldwide economic or capital market conditions;

(iv) any Effect resulting from any change in any rule, regulation or other legal requirement under the authority of NYSE Alternext after the date hereof;

(v) any Effect resulting from the delisting of the Company’s shares from AMEX;

(vi) any Effect resulting from compliance with the terms and conditions of this Agreement, the Loan Documents or the Note Purchase Agreements;

(vii) any Effect caused by an impact to the Company’s or any of its Subsidiaries’ relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the Merger, or the transactions contemplated by this Agreement or any of the Loan Documents or the Note Purchase Agreements;

(vii) any Effect resulting from the Company’s or any of its Subsidiaries’ insufficient cash position for operations or inability to access additional capital or financing resources.

(h) “Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements and (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of law.

(i) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;

(j) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity;

(k) “to the Company’s knowledge” shall mean the actual knowledge possessed by David DiGiacinto, William H. Burns, Jr., Charles Trego, Dennis Goupil and Curtis Mancuso, or such knowledge as an executive similarly situated would be expected to possess or discover, after reasonable inquiry, in the course of performing his or her duties.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

PIRAMAL HEALTHCARE, INC.

By:	/s/ Rajesh Laddha
Name:     Rajesh Laddha

Title:	Treasurer

MAYFLOWER ACQUISITION CORP.

By:	/s/ Murari Rajan
Name:     Murari Rajan

Title:	President

MINRAD INTERNATIONAL, INC.

By:	/s/ David DiGiacinto
Name:     David DiGiacinto

Title:	President and Chief Operation Officer

Solely with respect to the obligations under Sections 3.02, 3.06, 6.12, 8.03, 8.04, 8.05 and, to the extent applicable, Article IX,

PIRAMAL HEALTHCARE LIMITED

By:	/s/ N. Santhanam
Name:     N. Santhanam

Title:	Chief Operating Officer

DISCLOSURE LETTER TO
AGREEMENT AND PLAN OF MERGER
dated as of December, 22 2008
by and among
PIRAMAL HEALTHCARE, INC.
MAYFLOWER ACQUISITION CORP.
PIRAMAL HEALTHCARE LTD.
and
MINRAD INTERNATIONAL, INC.

SECTION 4.01
ORGANIZATION AND QUALIFICATION
SECTION 4.02
CAPITALIZATION
SECTION 4.04
CONSENTS AND APPROVALS; NO VIOLATION
SECTION 4.05
REPORTS; FINANCIAL STATEMENTS
SECTION 4.06
ABSENCE OF CERTAIN CHANGES
SECTION 4.09
EMPLOYEE BENEFIT MATTERS
SECTION 4.10
LITIGATION
SECTION 4.11
TAX MATTERS
SECTION 4.13
ENVIRONMENTAL MATTERS
SECTION 4.14
INTELLECTUAL PROPERTY
SECTION 4.15
REAL PROPERTY; PROPERTIES AND ASSETS
SECTION 4.16
MATERIAL CONTRACTS
SECTION 4.19
REGULATORY

B-i

APPENDIX B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 22, 2008 (this “Agreement”), among Piramal Healthcare, Inc., a Delaware corporation (“Purchaser”), and the persons listed on Schedule I hereto (each a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser, Mayflower Acquisition Corp, a Delaware corporation and wholly owned subsidiary of Purchaser (“PH Sub”), Minrad International, Inc., a Delaware corporation (the “Company”), and (solely with respect to certain limited sections of the agreement) Piramal Healthcare Limited, an Indian public limited company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the acquisition of the Company by Purchaser by means of a merger of PH Sub with and into the Company (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, each Stockholder is the record and/or beneficial owner of such number of shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), as is set forth opposite such Stockholder’s name on Schedule I hereof (collectively, the “Existing Shares”);

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, each of the Stockholders has agreed with Purchaser and PH Sub to enter into this Agreement; and

WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby prior to the date hereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. DEFINITIONS.  For purposes of this Agreement:

(a) “Additional Shares” shall mean any shares of Company Common Stock other than the Existing Shares for which the Stockholder acquired beneficial ownership in any capacity after the date hereof and prior to the termination of this Agreement by means of purchase, dividend, distribution, exercise of options, warrants, Transfer or other rights or entitlements to acquire Company Common Stock or in any other way.

(b) “Affiliate” shall mean, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(c) “beneficially owned” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(d) “Covered Shares” shall mean Existing Shares and Additional Shares.

(e) “Transfer” shall mean, with respect to any security, the direct or indirect sale, transfer, pledge, hypothecation, encumbrance, assignment, gift or disposition of such security or the record or beneficial ownership thereof, the offer to make such a sale, transfer, or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

(f) Capitalized terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

2. VOTING AGREEMENT.  In order to induce Purchaser and PH Sub to enter into the Merger Agreement, each Stockholder hereby agrees that, from and after the date hereof until termination of this Agreement in accordance with Section 7, such Stockholder shall, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, appear at each such meeting, in person or by proxy, or otherwise cause such Stockholder’s Covered Shares to be counted as present for purposes of establishing a quorum, and each such Stockholder shall vote (or cause to be voted) or act by written consent with respect to all of its Covered Shares that are beneficially owned by each such Stockholder or its affiliates or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting of the Covered Shares (i) in favor of adopting the Merger Agreement, including the agreement of merger contained therein, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any proposal relating to an Acquisition Proposal and (iii) against any proposal, action or agreement that would impede, frustrate, prevent or nullify this Agreement or the Merger Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in the Merger Agreement not being fulfilled.

3. ADDITIONAL AGREEMENTS.

(a) No Disposition.  Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Stockholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of, any or all of the Covered Shares or any interest therein without the prior written consent of Purchaser, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Covered Shares, (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or (v) take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, a Stockholder may transfer any or all of his or its Covered Shares as follows: (i) in the case of a Stockholder that is an entity, to any subsidiary, partner, member, shareholder, former partner or Affiliate of Stockholder, and (ii) in the case of an individual Stockholder, to Stockholder’s spouse, ancestors, descendants or any trust for any of other benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person or trust to which any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred (A) shall have executed and delivered to Purchaser a counterpart to this Agreement pursuant to which such person or trust shall be bound by all of the terms and provisions of this Agreement, and (B) shall have agreed in writing with Purchaser to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement, and (C) this Agreement shall be the legal, valid and binding agreement of such person or trust, enforceable in accordance with its terms.

(b) Grant of Irrevocable Proxy.  Each Stockholder hereby irrevocably grants to, and appoints, Purchaser and any designee of Purchaser, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all of the Covered Shares or grant a consent or approval in respect of the Covered Shares, in the manner specified in Section 2. Each Stockholder represents that any proxies heretofore given in respect of the Covered Shares are not irrevocable and that any such proxies are hereby revoked. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(b) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. If for any

reason the proxy granted herein is not irrevocable, the Stockholders agree to vote their Covered Shares as instructed by Purchaser in writing.

(c) Non-Solicitation.  Each Stockholder hereby agrees that neither such Stockholder nor any of such Stockholder’s Affiliates, representatives or agents shall (and, if such Stockholder is a corporation, partnership, trust or other entity, such Stockholder shall cause its officers, directors, partners, and employees, representatives and agents, including its investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any other action to assist or facilitate, any Person or group (other than Purchaser or PH Sub or any Affiliate or associate of Purchaser or PH Sub) concerning any Acquisition Proposal. Each Stockholder will immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Acquisition Proposal. Each Stockholder will immediately communicate to Purchaser the terms of any Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the Person making such Acquisition Proposal or inquiry which it may receive.

(d) Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to bring about the actions required by this Agreement and to avoid the actions prohibited by this Agreement. At the other party’s reasonable request and without further consideration, each party shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to bring about the actions required by this Agreement and to avoid the actions prohibited by this Agreement.

(e) Certain Events.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or the acquisition of any Additional Shares or other securities or rights of the Company by any Stockholder, the number of Covered Shares owned by such Stockholder shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any Additional Shares or other securities or rights of the Company issued to or acquired by each of the Stockholder.

(f) Waiver of Appraisal and Dissent Rights.  Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

(g) Publication and Disclosure.  Each Stockholder hereby permits publication in the Proxy Statement (including all documents and schedules filed with the SEC), such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement; provided that such Stockholder shall be permitted to review and comment on such disclosure a reasonable time before it is publicly disclosed.

4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.  Each Stockholder hereby represents and warrants, severally and not jointly, to Purchaser as follows:

(a) Title.  Such Stockholder is the sole record and beneficial owner of the number of Existing Shares set forth opposite such Stockholder’s name on Schedule I. The Existing Shares constitute all of the capital stock of the Company owned of record or beneficially owned by such Stockholder on the date hereof and neither such Stockholder nor any of such Stockholder’s Affiliates is the beneficial owner of, or has any right to acquire (whether currently upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power to demand and waive dissenters’ or appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Authority.  Such Stockholder has all necessary power and authority and legal capacity to enter into and perform all of such Stockholder’s obligations under this Agreement. In the case of each Stockholder who is not a natural person, no other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by Purchaser, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings thereof may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is not an individual, such Stockholder has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

(c) No Filings; No Conflict or Default.  Except for filings under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of such Stockholder to perform such Stockholder’s obligations hereunder, shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets may be bound (or, in the case of each Stockholder that is not a natural person, such Stockholder’s constituent documents), (B) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or governmental body that is applicable to such Stockholder or any of such Stockholder’s properties or assets, or (C) constitute a violation by such Stockholder of any law or regulation of any jurisdiction.

(d) No Litigation or Adverse Judgment.  There is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Government Entity that could reasonably be expected to impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder, and there is no judgment, decree, injunction, rule, order or writ of any Government Entity to which such Stockholder is or such Stockholder’s assets are subject that could reasonably be expected to impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder.

(e) Transfer Restrictions.  Except as permitted by this Agreement, the Existing Shares beneficially owned by such Stockholder and the certificates representing such shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other rights whatsoever (other than as created by this Agreement or under the Securities Act of 1933, as amended).

(f) No Fees.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

(g) Receipt; Reliance.  Such Stockholder has received and reviewed a copy of the Merger Agreement. Such Stockholder understands and acknowledges that Purchaser and PH Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement. Each Stockholder acknowledges that such Stockholder’s irrevocable proxy set forth in Section 3(b) is granted in consideration of the execution and delivery of the Merger Agreement by Purchaser.

5. STOP TRANSFER.  At the request of Purchaser, each Stockholder shall request that the Company not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Covered Shares beneficially owned by such Stockholder, unless such transfer is made in compliance with this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF PURCHASER.  Purchaser hereby represents and warrants to each of the Stockholders as follows:

(a) Organization and Qualification.  Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware.

(b) Authority.  Purchaser has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereby by each of the Stockholders, constitutes a legal, valid and binding obligation of Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings thereof may be brought.

7. TERMINATION.  This Agreement shall terminate with respect to any Stockholder upon the earliest of (a) the Effective Time, (b) the 6-month anniversary of the date hereof, (c) the termination of the Merger Agreement in accordance with its terms and (d) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount or form consideration payable thereunder to the Stockholder.

8. NO LIMITATION.  Notwithstanding anything in this Agreement to the contrary; (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and/or beneficial owner of his or its Covered Shares, and (b) nothing herein will be construed to limit or affect any action or inaction by the Stockholder or any representative of the Stockholder, as applicable, serving on the Company’s Board of Directors, or any committee thereof, or on the board of directors of any subsidiary of the Company or as an officer or fiduciary of the Company or any such subsidiary, acting in such person’s capacity as a director, officer or fiduciary of the Company or any Subsidiary.

9. MISCELLANEOUS.

(a) Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) No Assignment.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each Stockholder (in the case of any assignment by Purchaser) or Purchaser (in the case of an assignment by a Stockholder), provided that Purchaser may assign its rights and obligations hereunder to Piramal Healthcare Limited or any direct or indirect Subsidiary of Piramal Healthcare Limited, but no such assignment shall relieve Purchaser of its obligations hereunder.

(c) Binding Successors.  Without limiting any other rights Purchaser may have hereunder in respect of any Transfer of Covered Shares, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by such Stockholder and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder’s heirs, guardians, administrators or successors.

(d) Amendments.  This Agreement may not be amended, changed, supplemented or otherwise modified with respect to a Stockholder except by an instrument in writing signed on behalf of such Stockholder and Purchaser.

(e) Notice.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

If to a Stockholder:

At the addresses and facsimile numbers set forth on Schedule I hereto.

Copy to:

Minrad International, Inc. 50 Cobham Drive Orchard Park, NY 14127 Attention:	Charles Trego David DiGiacinto Facsimile: (716) 855-1068

Further copy to:

Hodgson Russ LLP 140 Pearl Street Suite 100 Buffalo, NY 14202 Attention:	Robert B. Fleming, Jr., Esq. Janet N. Gabel, Esq. Facsimile: (716) 849-0349

If to Purchaser:

Mayflower Acquisition Corp.
c/o Piramal Enterprises Ltd.
D-Mart Bldg,
Mulund Goregaon Link Road
Mulund (West)
Mumbai 400080
Attention: Madhu Nair
Facsimile: 91-22-3953-6940

Copy to:

Waller Lansden Dortch & Davis, LLP Nashville City Center 511 Union Street, Suite 2700 Nashville, Tennessee 37219 Attention:	L. Hunter Rost, Jr., Esq. J. William Morrow, Esq. Facsimile: (615) 244-6804

or to such other address or facsimile number as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(f) Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g) Remedies.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(h) No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(i) No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(j) Governing Law.  This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflict of laws.

(k) Submission to Jurisdiction.  Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the courts of the State of Delaware sitting in Wilmington, Delaware and the United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement, (ii) agrees not to commence any action, suit or proceeding relating thereto except in such courts and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceeding arising out of or relating to this Agreement brought against it in any such court, (iv) waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the above-referenced courts of the State of Delaware or the United States District Court for the District of Delaware and (v) agrees not to plead or claim in any court that any such action, suit or proceeding arising out of or relating to this Agreement brought in any such court has been brought in an inconvenient forum.

(l) Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(m) Headings.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(n) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

(o) Expenses.  Except as otherwise provided herein, each party hereto shall pay such party’s, own expenses incurred in connection with this Agreement.

(p) Stockholder Obligations Several and Not Joint.  The obligations of each Stockholder hereunder shall be several and not joint and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

(q) For the avoidance of doubt, until the Purchaser acquires the Covered Shares, the Stockholder shall retain all rights to any dividends payable on any Covered Shares.

IN WITNESS WHEREOF, Purchaser and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

PIRAMAL HEALTHCARE, INC.

By:	/s/ Murari Rajan
Name:     Murari Rajan

Title:	President

/s/ Kirk Kamsler Kirk Kamsler, an individual	/s/ Robert Lifeso, MD Robert Lifeso, MD, an individual

/s/ Duane Hopper Duane Hopper, individual	/s/ Donald Farley Donald Farley, an individual

/s/ David DiGiacinto David DiGiacinto, an individual	/s/ Theodore Stanley Theodore Stanley, an individual

/s/ William Burns William Burns, an individual	/s/ David Donaldson Dave Donaldson, an individual

/s/ Charles Trego Charles Trego, an individual	/s/ Dennis Goupil Dennis Goupil, an individual

/s/ Karen Sonnhalter Karen Sonnhalter, an individual	/s/ Bill Rolfe Bill Rolfe, an individual

Barclay’s Capital Inc.	Aisling Capital II

/s/ Michael J. Keegan By: Michael J. Keegan Title: Managing Director	/s/ Andrew P. Nicholson By: Andrew P. Nicholson Title: Treasure

SCHEDULE I

		Number of Shares of
		Common Stock
Stockholder Name	Address and Facsimile Number	Beneficially Owned

Kirk Kamsler	2453 Den St. St. Augustine, Florida 32092	8,237
Duane Hopper	1740 Chopin Dr. Charlottesville, Virginia 22903	89,710
David DiGiacinto	135 East Wall St. Bethlehem, Pennsylvania 18018	55,799
William Burns	69 Forest Dr. Orchard Park, New York 14127	1,439,831
Charles Trego	3758 Teachers Ln #4 Orchard Park, NY 14127	26,806
Robert Lifeso, MD	184 Halston Pkwy East Amherst, NY 14051	681,984
Donald Farley	43 Fifth Ave #10 NW New York, New York 10003	319,578
Theodore Stanley	607 N Capitol Park Ave. Salt Lake City, Utah 84103	31,941
Dave Donaldson	4231 Musqueam Dr. Vancouver, British Columbia, Canada V6N 3R8	3,818
Dennis Goupil	131 Southwick Dr. Orchard Park, NY 14127	2,037
Bill Rolfe	68 Janine Ct Cheektowaga, NY 14227	2,431
Karen Sonnhalter	2369 Sunnyside Rd. Findley Lake, 14736	1,610
Barclays Capital Inc.	745 Seventh Ave. New York, NY 10019	4,633,682
Aisling Capital II	888 Seventh Ave. 30th Floor New York, NY 10106 (212) 651-6379	2,603,000

APPENDIX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF
MINRAD INTERNATIONAL, INC.
February 27, 2009
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒
To change the address on your account, please indicate your new address below. Please note that changes to the registered name(s) on the account may not be submitted via this method.

New address:

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of December 22, 2008, among Piramal Healthcare, Inc., Mayflower Acquisition Corp., Minrad International, Inc. and, with respect to only certain sections of the agreement, Piramal Healthcare Limited.	☐	☐	☐

2.	To adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof.
NO POSTAGE IS REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE U.S.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MINRAD INTERNATIONAL, INC.
SPECIAL MEETING OF STOCKHOLDERS — February 27, 2009
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints William Rolfe and Charles Trego, Jr., or either one of them, with full power of substitution, as proxy or proxies of the undersigned for the Special Meeting of Stockholders of Minrad International, Inc. to be held on February 27, 2009 at local time, at our current corporate headquarters located at 50 Cobham Drive, Orchard Park, NY 14127, and at any adjournment thereof, to vote all shares of common stock which the undersigned would be entitled to vote if personally present as specified upon the matters specified on the reverse side and in their discretion upon such other matters as may properly come before the meeting.
          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.
(Continued and to be signed on the reverse side.)